                                                               EXHIBIT (A)(1)(A)
                           Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
           (Including the Related Rights to Purchase Preferred Stock)
                                       of
                                Southdown, Inc.
                                       at
                            U.S.$73.00 Net Per Share
                                       by
                            CENA Acquisition Corp.,
                           an indirect subsidiary of
                              CEMEX, S.A. de C.V.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME,
           ON FRIDAY, NOVEMBER 3, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 28, 2000 (THE "MERGER AGREEMENT"), AMONG CEMEX, S.A. DE C.V., A CORPORATION ORGANIZED UNDER THE LAWS OF UNITED MEXICAN STATES ("CEMEX"), CENA ACQUISITION CORP., A DELAWARE CORPORATION AND AN INDIRECT SUBSIDIARY OF CEMEX ("PURCHASER"), AND SOUTHDOWN, INC., A LOUISIANA CORPORATION ("SOUTHDOWN" OR THE "COMPANY").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED (OTHER THAN BY GUARANTEED DELIVERY WHERE ACTUAL DELIVERY HAS NOT TAKEN PLACE) AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.25 PER SHARE, OF THE COMPANY, INCLUDING THE RELATED RIGHTS TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), WHICH REPRESENTS AT LEAST TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTIONS 1 AND 15 WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   THE COMPANY'S BOARD OF DIRECTORS, AT A SPECIAL MEETING HELD ON SEPTEMBER 28, 2000, UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO THE SHAREHOLDERS AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S SHAREHOLDERS; (2) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RECOMMENDED THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND, IF SHAREHOLDER APPROVAL IS NECESSARY, APPROVE THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE OFFER.

                                   IMPORTANT

   Any shareholder of the Company wishing to tender Shares in the Offer must
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder wishes to tender such Shares.

   Any shareholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

                      The Dealer Manager for the Offer is:
                              Salomon Smith Barney

October 5, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   1
 INTRODUCTION............................................................   6
 THE TENDER OFFER........................................................   9
    1.  Terms of the Offer..............................................    9
    2.  Acceptance for Payment and Payment for Shares...................   11
    3.  Procedures for Accepting the Offer and Tendering Shares.........   12
    4.  Withdrawal Rights...............................................   15
    5.  Certain United States Federal Income Tax Consequences...........   15
    6.  Price Range of Shares; Dividends................................   16
    7.  Certain Information Concerning the Company......................   17
    8.  Certain Information Concerning CEMEX and Purchaser..............   17
    9.  Source and Amount of Funds......................................   18
    10. Background of the Offer; Past Contacts or Negotiations with the
        Company.........................................................   22
    11. The Merger Agreement and the Confidentiality Agreement..........   22
    12. Purpose of the Offer; Plans for the Company.....................   39
    13. Certain Effects of the Offer....................................   40
    14. Dividends and Distributions.....................................   41
    15. Certain Conditions of the Offer.................................   42
    16. Certain Legal Matters; Regulatory Approvals.....................   44
    17. Fees and Expenses...............................................   46
    18. Miscellaneous...................................................   46
 Schedule I -- Information Concerning Directors and Executive Officers of
   CEMEX and Purchaser................................................... I-1
 Annex A -- Financial Statements of CEMEX, S.A. de C.V................... F-1

                               SUMMARY TERM SHEET

   CENA Acquisition Corp. is offering to purchase all of the outstanding common stock of Southdown, Inc. for $73.00 per share in cash. The following are some of the questions you, as a shareholder of Southdown, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   We are CENA Acquisition Corp, a newly formed Delaware corporation and an indirect subsidiary of CEMEX. We have been formed for the purpose of making a tender offer for all of the common stock of Southdown and have carried on no activities other than in connection with the merger agreement among CEMEX, Southdown and ourselves. CEMEX is a corporation organized under the laws of the United Mexican States. CEMEX is the third largest cement company in the world. See the "Introduction" and Section 1.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the issued and outstanding shares of common stock of Southdown, including the related rights to purchase preferred stock. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $73.00 per share, net to you, in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   CEMEX, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the tender offer and to provide funding for the merger that is expected to follow the successful completion of the tender offer. CEMEX has arranged for $1.5 billion of our funding to come from a bridge equity facility and the remainder through a $1.4 billion Senior Credit Facility. However, our obligation to purchase the shares of common stock, including the related rights to purchase preferred stock, is not conditioned on any financing or subject to any financing condition. See
Section 9 for a description of our financing arrangements.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of consideration consists solely of cash and our offer is not contingent upon our receipt of financing. See Section 9 for a description of our financing arrangements.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:01 a.m., New York City time, on Friday, November 3, 2000, to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   We expressly reserve the right, subject to the terms of the merger agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the merger agreement that we may extend the offer if

  (a) certain conditions to the offer have not been satisfied,

  (b) any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer requires an extension,

  (c) immediately before the scheduled or extended expiration date of the offer, the shares tendered and not withdrawn constitute more than 80% and less then 90% of the issued and outstanding shares of Southdown common stock, or

  (d) in some circumstances, we receive written notice from Southdown with respect to a third party proposal to purchase all of the shares of Southdown's common stock that Southdown's board of directors decides is superior to Southdown and you from a financial point of view.

   If any condition to the tender offer is not satisfied or waived on any scheduled or extended expiration date of the tender offer, subject to the terms of the merger agreement, CENA Acquisition Corp. must extend the tender offer, if such condition or conditions could reasonably be expected to be satisfied, until such conditions are satisfied or waived.

   If all conditions to the offer have been satisfied or waived but the Southdown common stock tendered and not withdrawn pursuant to the offer constitutes less than 90% of the outstanding common stock, we have the right to accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and extend the offer to provide a "subsequent offering period" during which time shareholders whose shares have not been accepted for payment may tender their shares and receive the offer consideration. There will be no withdrawal rights during the subsequent offering period. In addition, if we elect to provide a subsequent offering period, the federal securities laws require a subsequent offering period of three business days to 20 business days during which the tenders can be accepted.

   See Section 1 and "Termination" of Section 11 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform Citibank, N.A. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  . We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not withdrawn before the expiration date of the offer represents at least two-thirds of the then outstanding shares on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into shares of Southdown common stock, whether or not exercised or converted at the time of determination). See "Introduction" and Section 11.

  . We are not obligated to purchase shares that are validly tendered if there is a change in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Southdown that has had or would reasonably be expected to have a material adverse effect on Southdown and its subsidiaries, taken as a whole, or its ability to complete the transactions under the merger agreement.

  . We are not obligated to purchase shares that are validly tendered if the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated. See Section 16.

  . We are not obligated to purchase shares that are validly tendered if all filings and consents required in connection with all federal, state, local and foreign permits and licenses from governmental authorities are not made or obtained, and the failure of which to make or obtain prior to the closing of the offer would reasonably be expected to have (a) an adverse effect on the continued operation following the offer and the merger of Southdown's operations in all material respects as it is presently conducted or (b) a material adverse effect on (i) the ability of Southdown to perform in all material respects its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement or (ii) the business, assets, liabilities, results of operations or financial condition of Southdown and its subsidiaries, taken as a whole.

  . We are not obligated to purchase shares that are validly tendered if (a) necessary consents or approvals from the United States Maritime Administration are not received with respect to the transfer or termination of the capital construction fund and any transfer of vessels or continued use of vessels owned and operated by Southdown or any of its subsidiaries that are operated in the coastwise trade or (b) consents from (or amendments to agreements with) the lenders under Southdown's debt agreements (other than the Company's Series B 10% Senior Subordinated Notes due 2006) to waive until the earlier of (i) the effective time of the closing of the merger and (ii) March 31, 2000 any "change of control" defaults that may occur thereunder by reason of the closing of the offer and to defer any right to repayment thereunder by reason of a "change of control" until the effective time of the closing of the merger.

  . We are not obligated to purchase shares that are validly tendered if there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of Mexico (whether or not mandatory),
    (3) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the Republic of Mexico which materially adversely affects or delays the offer, (4) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other financial institutions in a manner which prohibits the extension of funds to CEMEX or us, (5) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the European Union, the United States or the Republic of Mexico to extend credit or syndicate loans or
    (6) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

   The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Southdown's consent; however, we cannot waive the minimum condition without Southdown's written consent. See Sections 1 and 15.

   Our obligation to purchase shares under the offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for information about our financing arrangements.

HOW DO I TENDER MY SHARES?

   To tender shares:

  . You must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Citibank, N.A., the depositary for the offer, not later than the time the tender offer expires.

  . If your shares are held in street name, your shares can be tendered by your nominee through Citibank, N.A.

  . If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period.

   See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You may withdraw shares at any time until the offer has expired. You may not, however, withdraw any shares that are tendered during the subsequent offering period, if there is one. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Citibank, N.A. while you still have the right to withdraw the shares. See Section 4.

WHAT DOES SOUTHDOWN'S BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

   We are making the offer pursuant to the merger agreement, which has been unanimously approved by Southdown's board of directors. Southdown's board of directors, at a special meeting held on September 28, 2000, unanimously:

  (a) determined that the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair to Southdown's shareholders and in the best interests of Southdown and its shareholders;

  (b) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the tender offer and the merger; and

  (c) recommended that Southdown's shareholders (i) accept the tender offer and (ii) if shareholder approval is necessary, approve the merger agreement and the merger.

Accordingly, Southdown's board of directors recommends that you accept the offer and tender all of your shares of common stock pursuant to the offer. See "Introduction."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SOUTHDOWN CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Southdown will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that Southdown common stock will no longer be eligible to be traded on the New York Stock Exchange, there may not be a public trading market for Southdown common stock, and Southdown may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE SOUTHDOWN SHARES ARE NOT TENDERED IN THE OFFER?

   Yes. If the number of shares of Southdown tendered represent at least two-thirds of the shares of Southdown on a fully diluted basis, we will be merged with and into Southdown. If that merger takes place,

CEMEX will indirectly own all of the shares of Southdown, and all remaining shareholders of Southdown (other than shareholders properly exercising dissenters' rights) will receive $73.00 per share in cash (or any higher price per share that is paid in the offer). See "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Louisiana law. Therefore, if the merger takes place and you do not exercise dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of shareholders and the number of shares of Southdown common stock that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Southdown common stock. Also, as described above, Southdown may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See "Introduction" and Sections 12 and 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On September 28, 2000, the last trading day before we announced the acquisition, the last sale price of Southdown common stock reported on the New York Stock Exchange was $56.00 per share. On October 4, 2000, the last trading day before we commenced the tender offer, the last sale price of Southdown common stock reported on the New York Stock Exchange was $71.25. We encourage you to obtain a recent quotation for shares of Southdown common stock in deciding whether to tender your shares. See Section 6.

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

   The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. See Section
5. We encourage you to seek independent tax advise regarding the tax consequences of tendering your shares.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or Salomon Smith Barney Inc. at (877) 755-4456 (toll free). MacKenzie Partners, Inc. is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Southdown, Inc.:

                                  INTRODUCTION

   CENA Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect subsidiary of CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $1.25 per share (the "Company Common Stock"), of Southdown, Inc., a Louisiana corporation (the "Company" or "Southdown"), including the related rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated March 4, 1991, as amended as of September 28, 2000 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company (the shares of the Company Common Stock and any related Rights are herein referred to as the "Shares"), at a purchase price of $73.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal"), (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 28, 2000 (the "Merger Agreement") among CEMEX, Purchaser, and the Company. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement. The Merger Agreement provides that, following the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Company will be an indirect subsidiary of CEMEX. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by CEMEX, Purchaser, the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the Louisiana Business Corporation Law (the "LBCL")) will be converted into the right to receive $73.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). Without limiting the foregoing, effective upon acceptance for payment of Shares pursuant to the Offer in accordance with the terms hereof, the holder of such Shares will sell and assign to Purchaser all right, title and interest in and to all of the Shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date). The Merger Agreement is more fully described in Section 11.

   Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. CEMEX or Purchaser will pay all charges and expenses of Salomon Smith Barney Inc. ("Salomon Smith Barney"), as dealer manager (the "Dealer Manager"), Citibank, N.A., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

   The Company's Board of Directors, at a special meeting held on September 28, 2000, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to the Company's shareholders and in the best interests of the Company and the Company's shareholders; (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommended that the Company's shareholders (A) accept the Offer and (B) if shareholder approval is necessary, approve the Merger Agreement and the Merger. Accordingly, the Company's Board of Directors recommends that you accept the Offer and tender all of your Shares pursuant to the Offer.

   Lehman Brothers Inc. ("Lehman Brothers"), the financial advisor to the Company's Board of Directors, has delivered its written opinion, dated September 28, 2000, to the effect that, as of the date of the opinion, the consideration to be received by the Company's shareholders is fair, from a financial point of view, to the Company's shareholders (other than CEMEX and any of its affiliates). The full text of Lehman Brothers' written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex I to the Company's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to shareholders concurrently with this Offer to Purchase. Shareholders are urged to read the full text of such opinion carefully in its entirety.

   The Offer is conditioned upon, among other things, (1) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least two-thirds of the then outstanding shares on a fully diluted basis, after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into common stock, whether or not exercised or converted at the time of determination (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated. The Offer is also subject to certain other conditions contained in Section 15. Please read
Section 15, which sets forth in full the conditions to the Offer. Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for a description of Purchaser's financing arrangements.

   The Company has represented to CEMEX that, as of September 30, 2000, there were 35,954,927 Shares issued and outstanding, 2,012,683 Shares reserved for issuance under outstanding stock options, no shares of the Company's preferred stock issued and outstanding, and 4,083,645 Shares issued and held in the treasury of the Company. Accordingly, the Minimum Condition will be satisfied if 25,311,740 Shares are tendered in the Offer and not withdrawn. See Section 11.

   The Merger Agreement provides that promptly upon the purchase of and payment for not less than a majority of the outstanding Shares on a fully diluted basis by Purchaser pursuant to the Offer, CEMEX shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on such Board of Directors such that the percentage of its designees on such Board of Directors shall equal the percentage of the Shares beneficially owned by Purchaser and its affiliates. In furtherance thereof, the Company shall, upon request of Purchaser, use its reasonable best efforts promptly to cause CEMEX's designees (and any replacement designees in the event that any designee shall no longer be on the Company's Board of Directors) to be so elected to the Company's Board of Directors, and in furtherance thereof, to the extent necessary, increase the size of such Board of Directors or use its reasonable best efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Purchaser, use its reasonable best efforts to cause Persons designated by CEMEX to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board (or, with respect to clause (ii) and (iii) in the case of the Kosmos Cement Company, a partnership (the "Partnership")). The Merger Agreement provides that, until the Effective Time, the Company's Board of Directors will have at least three directors who are directors of the Company on the date of the Merger Agreement and who are not officers or affiliates of the Company or any of its subsidiaries ("Independent Directors"); provided, however, that notwithstanding the foregoing,

  (a) in no event shall the requirement to have at least three Independent Directors result in CEMEX's designees constituting less than a majority of the Company's Board of Directors unless CEMEX shall have failed to designate a sufficient number of persons to constitute at least a majority and

  (b) if the number of Independent Directors shall be reduced below three for any reason whatsoever (or if immediately following consummation of the Offer there are not at least three then-existing directors of the Company who (1) are Qualified Persons (as defined below) and (2) are willing to serve as Independent Directors), then the number of Independent Directors required under the Merger Agreement shall be reduced to equal to the number of then-serving Independent Directors, unless the remaining Independent Director(s) are able to identify a person(s) who are not officers or affiliates of the Company, CEMEX or any of their respective subsidiaries (any such person being referred to in the Merger Agreement as a "Qualified Person") willing to serve as an Independent Director, in which case such remaining Independent Director(s) shall be entitled to designate any such Qualified Person(s) to fill such vacancies and such designated Qualified Person shall be deemed to be an Independent Director for purposes of the Merger Agreement, or if no Independent Directors then remain, the other Directors shall be entitled to designate three Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

See Section 11.

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of the greater of (a) two-thirds of the shares of Company Common Stock present at the shareholders' meeting and (b) not less than a majority of the vote of all outstanding shares of the Company Common Stock. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. See Section 11.

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) on or prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:01 a.m., New York City time, on Friday, November 3, 2000, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

   The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any extended Expiration Date any of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) subject to Purchaser's obligation to extend the Offer described below, terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

   Under the terms of the Merger Agreement, Purchaser may not, without the prior written consent of the Company (i) waive or change the Minimum Condition or (ii) change the form of consideration to be paid, decrease the Offer Price, decrease the number of Shares sought in the Offer, add to or modify any of the conditions to the Offer set forth in Section 15, make any other change in the terms and conditions of the Offer that is in any manner adverse to the shareholders of the Company, or (except as provided in the next paragraph) change the expiration date of the Offer.

   Subject to the terms of the Merger Agreement, Purchaser may, without the consent of the Company, extend the expiration date of the Offer:

  (i) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer will not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or waived;

  (ii) for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law; and

  (iii) for up to 10 additional business days in increments of not more than two business days each (but in no event beyond the Termination Date (as defined below)), if, immediately prior to the scheduled or extended expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer constitute more than 80% and less than 90% of the outstanding Shares, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; or (iv) as contemplated in paragraph (c)(i) of "Termination" in Section 11;

provided, that, in the case of any extension under clause (iii), CEMEX and Purchaser may not thereafter assert the failure of any of the conditions provided for in clauses (a)(iii), (a)(iv), (a)(v), and (b)(ii) of Section 15 hereof, or for purposes of clause (b)(iii) or (c) of Section 15, a Company Material Adverse Effect (as defined in "Representations and Warranties" of
Section 11) or a material breach of a representation or warranty, in each such case, by reasons of an event other than a breach of a covenant by the Company occurring after the initial extension under clause (iii).

   Rule 14d-11 under the Exchange Act permits Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

   Purchaser has the right to include a Subsequent Offering Period in the event that the Minimum Condition has been satisfied but the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Company Common Stock as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

   As agreed in the Merger Agreement, if any condition to the Offer is not satisfied or waived on any scheduled or extended expiration date of the Offer, Purchaser shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided, that Purchaser shall not be required to extend the Offer beyond, and in the case of clause (z) of this paragraph may terminate the Offer upon, the earliest to occur of (x) the Termination Date,
(y) ten business days following satisfaction of the condition provided for in clause (a) (ii) of Section 15 or (z) five business days following the public announcement of any Takeover Proposal (as defined in "No Solicitation" of Section 11) or amended Takeover Proposal that has not been publicly rejected by the Company at the time of such expiration or termination (except that Purchaser may not terminate the Offer pursuant to this clause (z) prior to the twentieth business day following commencement of the Offer). For purposes of the Merger Agreement, "Termination Date" means December 31, 2000; provided, however, that if the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not occurred on or prior to December 31, 2000, then the Termination Date shall be extended until ten business days after such expiration or termination has occurred, but in no event shall such date be extended beyond February 28, 2001.

   The rights reserved by Purchaser with respect to extending, delaying and terminating the Offer are in addition to Purchaser's rights pursuant to Section
15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under
Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for the Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement, which require that Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

   The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, Purchaser will accept for payment and will pay for all Shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

   Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tenders. In order for a shareholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

   Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and collectively the "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  (1) such tender is made by or through an Eligible Institution;

  (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of CEMEX, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments made pursuant to the Offer or the Merger, as the case may be. In order to prevent backup federal income tax withholding with respect to payments to certain shareholders of the Offer Price or Merger Consideration, as the case may be, for Shares purchased pursuant to the Offer or the Merger, as the case may be, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer or the Merger, as the case may be, may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer or the Merger, as the case may be, should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. However, Shares tendered in any Subsequent Offering Period may not be withdrawn.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of CEMEX, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in Section 3.

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to the Shares tendered in the Offer and accepted for payment. See Section 1.

5. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to shareholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to shareholders of the Company who hold their Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and shareholders who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any shareholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each shareholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder's capital losses.

   A shareholder whose Shares are purchased in the Offer or the Merger, as the case may be, may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6. Price Range of Shares; Dividends.

   The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "SDW". The following table sets forth, for the quarters indicated, the high and low sale prices per Share as well as the dividends paid to shareholders for the periods indicated. Share prices are as reported on the NYSE based on published financial sources.

                                                              Common Stock
                                                         -----------------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
   Fiscal Year 1998:
     First Quarter...................................... $72.50 $55.31   $0.10
     Second Quarter.....................................  74.00  63.06    0.10
     Third Quarter......................................  73.75  42.25    0.10
     Fourth Quarter.....................................  61.06  36.44    0.15
   Fiscal Year 1999:
     First Quarter...................................... $59.25 $45.88   $0.15
     Second Quarter.....................................  69.94  53.63    0.15
     Third Quarter......................................  65.88  48.56    0.15
     Fourth Quarter.....................................  58.00  45.38    0.15
   Fiscal Year 2000:
     First Quarter...................................... $60.25 $47.81   $0.15
     Second Quarter.....................................  67.19  56.50    0.15
     Third Quarter......................................  65.38  52.75    0.15
     Fourth Quarter (through October 4, 2000)...........  71.31  71.25      --

   On September 28, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the last sale price of the Shares on the NYSE was $56.00 per Share. On October 4, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NYSE was $71.25 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

   General. Southdown is a Louisiana corporation with its principal offices located at 1200 Smith Street, Suite 2400, Houston, Texas 77002-4486. The telephone number of the Company is (713) 650-6200. According to the Company's Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K"), the Company engages primarily in three business segments related to the production of cement. Southdown operates twelve portland cement manufacturing plants located in Alabama, California, Colorado, Florida, Georgia, Kentucky, Michigan, Ohio, Pennsylvania, Tennessee and Texas, plus an extensive network of cement distribution terminals. The Company also mines, processes and sells construction aggregates and specialty mineral products in the eastern half of the United States, in Florida and in California and installs highway safety systems such as guardrails, traffic signals, highway signage and lighting. In addition, the Company markets ready-mixed concrete products in two of its largest cement markets, California and Florida.

   Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8. Certain Information Concerning CEMEX and Purchaser.

   General. CEMEX, S.A. de C.V. is a stock corporation with variable capital organized under the laws of the United Mexican States with its principal offices located at Ave. Constitucion 444 Pte., Monterrey, Mexico 64000. The telephone number of CEMEX is (011-528) 328-3000 or (800) 462-3639. CEMEX is the third largest cement company in the world, based on installed capacity as of December 31, 1999, of approximately 65.4 million tons, and is the world's largest trader of cement and clinker, having traded over 13 million tons of cement and clinker in 1999. CEMEX engages, through its operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. It is a global cement manufacturer, with operations in North, Central and South America, Europe, the Carribean, Asia and Africa. As of December 31, 1999, CEMEX had worldwide assets of $11.8 billion. On June 21, 2000, CEMEX had an equity market capitalization of approximately $5.8 billion. The historical consolidated financial statements of CEMEX for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000 are attached to this Offer to Purchase as Annex A.

   Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger. The principal offices of Purchaser are located at One Riverway, Suite 2200, Houston, Texas 77056. The telephone number of Purchaser is (713) 881-1000. Purchaser is an indirect subsidiary of CEMEX. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

   The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of CEMEX and Purchaser and certain other information are set forth in Schedule I hereto. None of the persons listed in
Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Except as described in this Offer to Purchase, neither Purchaser nor, to the best knowledge of CEMEX and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of CEMEX or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares. Furthermore, none of CEMEX, Purchaser nor, to the best knowledge of CEMEX and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. Please see Section 11 for a description of the Merger Agreement.

   Except as provided in the Merger Agreement, none of CEMEX, Purchaser nor, to the best knowledge of CEMEX and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   On June 22, 2000, a U.S. subsidiary of CEMEX and the Company entered into an arm's length cement supply agreement whereby the subsidiary agreed to make certain volumes of cement available to the Company's California concrete operations. The agreement provides for certain quantities of cement to be made available from the subsidiary's terminal located in Long Beach, California from June 1, 2000 through September 30, 2001. The Company agreed to pay for approximately half of the cement in cash at specified prices and for the remainder by making available to the subsidiary certain tonnages of cement from the Company's cement plant in Victorville, California. The prices to be paid are based on market prices and, at present, total payments over the life of this agreement are not expected to exceed U.S.$10 million.

   Except as set forth above, none of CEMEX, Purchaser nor, to the best knowledge of CEMEX and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between CEMEX or any of its subsidiaries or, to the best knowledge of CEMEX and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. Source and Amount of Funds.

   Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately US$2.85 billion. Purchaser will obtain all necessary funds from a new credit facility and from CEMEX or certain of CEMEX's subsidiaries. CEMEX expects to fund any necessary capital contributions or intra-company loans to Purchaser from new borrowing arrangements for which CEMEX has obtained commitments from several financial institutions, which include a US$1.5 Billion Equity Swap Facility and US$1.4 Billion in

Senior Unsecured Credit Facilities, certain terms and conditions of which are described below. The terms and conditions of the definitive documentation entered into in connection with these facilities may differ in certain respects from those described below.

   US$1.5 Billion Equity Swap Facility. On September 28, 2000, CEMEX, The Chase Manhattan Bank, Deutsche Bank AG London, Chase Manhattan PLC and Deutsche Bank Securities Inc. (collectively, "Chase/Deutsche") signed a commitment letter (the "Chase/Deutsche Commitment Letter") pursuant to which Chase/Deutsche agreed, subject to the satisfaction of specified conditions, to establish a term loan facility in the amount of US$1.5 billion (the "Swap Facility"). The Swap Facility consists of an 18-month US$1.5 billion term loan facility to be provided to a newly formed special purpose company in which CEMEX will not have any interest (together with its subsidiaries, the "Swap Borrower"), pursuant to facility documentation (the "Facility Documentation") to be entered into on terms set forth in the Chase/Deutsche Commitment Letter.

   The Swap Borrower will use the funds advanced under the Swap Facility to acquire preference shares (together with other preference shares of Dutch Holdco subscribed for by the Swap Borrower, the "Preference Shares") of a newly formed Dutch company ("Dutch Holdco"), a wholly owned subsidiary of Sunward Acquisitions NV ("Sunward"), a Dutch company and wholly owned subsidiary of CEMEX. Concurrently with the Swap Borrower's acquisition of the Preference Shares, Sunward will contribute its 85.15% interest in Compenia Valenciana de Cementos Portland, S.A., the Spanish holding company through which CEMEX holds its non-Mexican businesses ("Valenciana"), to Dutch Holdco in exchange for all of the ordinary shares of Dutch Holdco (the "Ordinary Shares"). The $1.5 billion received from the Swap Borrower for the issuance of Preference Shares will be used in connection with the Offer and the Merger. The Swap Facility will be non-recourse to CEMEX and its subsidiaries. It is anticipated that all debt service payments to be made by the Swap Borrower will be derived from payments made in respect of the Preference Shares in Dutch Holdco acquired by the Swap Borrower.

   Dutch Holdco and the Swap Borrower will enter into agreements that regulate Sunward's and the Swap Borrower's interests in Dutch Holdco and that set forth each of their respective rights under the Preference Shares and the Ordinary Shares (the "Dutch Holdco Documentation"). Under the Dutch Holdco Documentation, Sunward will have options to acquire the Preference Shares at a purchase price sufficient to enable the Swap Borrower to repay all amounts due under the Swap Facility. There will be no recourse against Sunward or any other CEMEX entity in the event that Sunward fails to exercise any of these options. However, among other things, the Dutch Holdco Documentation will permit Dutch Holdco to be liquidated in the event that these options are not exercised. These liquidation procedures contemplate selling Dutch Holdco's assets (principally the Valenciana shares) at market prices in an amount sufficient to satisfy the liquidation preference of the Preference Shares.

   The availability of funds from the Swap Facility will be subject to the satisfaction of specified conditions including:

  . the Facility Documentation and the Dutch Holdco Documentation in form and substance acceptable to the underwriters and arrangers having been executed prior to or on November 30, 2000;

  . the absence of either (i) any material adverse change in the operations, condition or prospects (financial or otherwise) of CEMEX and its subsidiaries including the Company and its subsidiaries or (ii) a material disruption of or material adverse change in the financial, banking or capital market conditions, in either case which may have an adverse effect on the successful syndication of the Swap Facility;

  . receipt by lenders of evidence that all regulatory and other approvals for the closing of the Offer and the Merger have been obtained; and

  . no material regulatory conditions or undertakings having been required of CEMEX and its subsidiaries (including any divestment obligation) and none of the conditions of the Offer relating to price, acceptances and regulatory matters having been waived without in any such case the prior written consent of at least 51% of the lenders having been obtained.

   The Swap Facility shall be repaid:

  (a) as to US$300,000,000, in installments of the following amounts on the following dates after the first drawdown:

     .  US$100,000,000 on the ninth month;

     .  US$100,000,000 on the twelfth month;

     .  US$100,000,000 on the fifteenth month; and

  (b) as to the balance on the date falling 18 months after the execution of the definitive agreement governing the Swap Facility.

   The interest rate will be the London Interbank Offered Rate ("LIBOR") (determined by reference to the applicable screen page for US dollars) plus the Applicable Margin (as defined below) and any applicable additional costs rate. Interest shall be paid on the last day of each interest period and will be calculated on the basis of actual days elapsed and a year of 360 days. The "Applicable Margin" will be determined by the ratio of Total Debt to EBITDA (each as defined in the Chase/Deutsche Commitment Letter), tested quarterly.

   The Swap Borrower may prepay all or, subject to an appropriate minimum amount and multiple, any part of the Swap Facility upon 30 banking days' notice without penalty, fee or premium unless the prepayment is otherwise than on the last day of an interest period in which case the prepayment will be subject to an indemnity for broken funding costs. Under certain circumstances, the Swap Facility shall require mandatory prepayments, including:

  . in full, on an initial public offering ("IPO") of Valenciana or, with certain exceptions, any of its subsidiaries (together with Valenciana, the "Valenciana Group") or on a change of control or sale of substantially all of the business or assets of any material member of the Valenciana Group;

  . in full, on CEMEX ceasing to be the owner, directly or indirectly, of 100% of the issued capital of Sunward; and

  . to the extent such application is legally permitted, from the net proceeds of any disposal of assets or shares by any members of the Valenciana Group in excess of an amount to be agreed to the extent that such net proceeds are not reinvested by any member of the Valenciana Group in the ordinary course of business or used to permanently repay borrowed money of the Valenciana Group, within three months of the receipt of such net proceeds.

   The Swap Facility will contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default that are usual and customary for facilities similar to the Swap Facility.

   Neither CEMEX nor Purchaser has made any formal plans concerning the repayment or refinancing of the Swap Facility.

   US$1.4 Billion Senior Unsecured Credit Facilities. On September 28, 2000, CEMEX, Salomon Smith Barney and Citibank, N.A. ("Citibank," and together with Salomon Smith Barney, "Citi/SSB") signed a commitment letter (the "Citi/SSB Commitment Letter" and, together with the Chase/Deutsche Commitment Letter, the "Commitment Letters") pursuant to which Citi/SSB agreed to establish for Purchaser and, following the Merger, the Surviving Corporation (the "Borrower"):

  (a) a Senior Unsecured US$350,000,000 364-Day Revolving Credit Facility,

  (b) a Senior Unsecured US$500,000,000 364-Day Revolving Credit Facility, and

  (c) a Senior Unsecured US$550,000,000 5-Year Term Loan (each such loan, a "Tranche" and collectively, the "Loan Facilities").

The Borrower's obligations under the Loan Facilities will be supported by a guarantee of the Borrower's direct parent, Valenciana. Following the consummation of the Offer and prior to the consummation of the Merger, Valenciana will use best efforts to cause the Company to become a guarantor.

   The funds from the Loan Facilities are to be used in connection with the Offer and the Merger, and shall be made available for the Offer and the Merger on and from the satisfaction of certain conditions including:

  . the preparation, execution and delivery of mutually acceptable loan documentation, including a guarantee of the Loan Facilities provided by Valenciana (the "Operative Documents");

  . no law, regulation or decree that imposes materially adverse conditions upon the Borrower; and neither the Loan Facilities nor the transactions contemplated by the Loan Facilities will conflict with, violate or result in a default under any contract, agreement or instrument to which the Borrower is a party;

  . no material change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Valenciana and the Company taken as a whole; and

  . the Borrower shall have received, or will receive on the date the Loan
    Facilities are advanced, no less than US$1.5 billion as a capital contribution from the Valenciana from the proceeds of the Swap Facility.

   At the Borrower's option, any advance under the facilities made to it will be available at the following rates:

  (a) Base Rate: a fluctuating rate equal to Citibank's base rate plus the applicable margin, which is zero basis points per annum; and

  (b) Eurodollar Rate: a periodic fixed rate equal to LIBOR plus the applicable margin, which is an amount that will vary based on a pricing grid with applicable spreads based on the long-term senior unsecured non-credit-enhanced debt ratings of Valenciana until the consummation of the Merger, and thereafter, on the long-term unsecured debt ratings of the Surviving Corporation taking into account the guarantee of Valenciana.

   Upon the occurrence of an event of default under the Loan Facilities and during the continuance of any event of default, each Eurodollar Rate will convert to a Base Rate at the end of the interest period then in effect for such Eurodollar Rate advance. The Borrower shall make interest payments at the end of each interest period for each advance under a Tranche.

   The Borrower may request that Citibank solicit competitive bids from the lenders under the Loan Facilities for advances under the two revolving credit facilities with requested maturities of 30 days or more. Each lender will bid at its discretion. The Borrower may accept one or more bids, provided that the aggregate outstanding advances of all lenders on the date of, and giving effect to, any advance under a competitive bid ("Competitive Bid Advance") may not exceed the aggregate commitments for the applicable Tranche at such time.

   Advances (other than Competitive Bid Advances) may be prepaid without penalty, on the same day notice of the Base Rate advances and two business days' notice for Eurodollar Rate advances, in minimum amounts of US$10,000,000 and increments of US$1,000,000 in excess thereof. Competitive Bid Advances cannot be prepaid.

   The Loan Facilities will contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default that are usual and customary for facilities similar to the Loan Facilities.

   Neither CEMEX nor Purchaser has made any formal plans concerning the repayment or refinancing of the Loan Facilities.

   The Commitment Letters have each been filed as an exhibit to the Tender Offer Statement on Schedule TO filed by CEMEX and Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The summaries of the Commitment Letters are qualified in their entirety by reference to the Commitment Letters, which are deemed to be incorporated by reference herein.

   No alternative financing plans or arrangements have been made in the event CEMEX is unable to finalize the credit facilities or the guarantee described above in connection with the Offer and the Merger.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

   For a number of years, CEMEX and the Company have had occasional contacts, including discussions related to antidumping litigation in which the Company was a member of a plaintiff group and CEMEX was a defendant. From time to time, CEMEX and the Company discussed a possible settlement of this litigation. In the fall of 1999, the Company unilaterally withdrew as a plaintiff in the antidumping litigation. During the same period, the Company and CEMEX also discussed the possible formation of a joint venture to hold a portion of their respective ready-mix operations in California. These discussions terminated without any agreement being reached.

   Following the Company's engagement of Lehman Brothers Inc. as its financial advisor, Mr. Comer contacted Lorenzo Zambrano, the President and CEO of CEMEX, to determine CEMEX's possible interest in an acquisition by CEMEX of the Company. While dollar amounts were not specifically discussed, Mr. Comer did mention the valuation multiples paid by other foreign cement manufacturers for cement assets recently acquired in the United States. Mr. Zambrano subsequently indicated that CEMEX would not be interested in acquiring the Company at those levels.

   On April 5, 2000, Mr. Zambrano met with Mr. Comer in Houston, where they again discussed CEMEX's possible interest in an acquisition of the Company. Mr. Zambrano indicated that there was probably a price at which CEMEX would be interested in an acquisition of the Company, a price at which it would probably be neutral, and a price at which it would be uninterested. Based on the analysis CEMEX had done, Mr. Zambrano indicated that at a price of approximately U.S.$65 per share CEMEX would be interested in acquiring the Company. Mr. Comer said that he believed that the price at which the Company might consider an acquisition would be in the range where CEMEX was either neutral or uninterested, and that at the level indicated by Mr. Zambrano the Company would not be interested in pursuing more serious discussions.

   In July 2000, Jim Rowe, a financial advisor to CEMEX, contacted Mr. Comer and indicated that while CEMEX was interested in an acquisition of the Company, it had been unable to develop valuations consistent with the speculations of analysts and the financial press. Mr. Rowe suggested a meeting to discuss Mr. Rowe's financial acquisition model and valuation of the Company. On July 28, 2000, Mr. Rowe met with Mr. Comer in Houston to review the assumptions underlying Mr. Rowe's financial acquisition model. Mr. Comer discussed those assumptions with Mr. Rowe and suggested certain revisions. Mr. Rowe indicated that he would adjust his model, discuss the revised financial model with Mr. Zambrano, and contact Mr. Comer shortly.

   As a result of the discussions with Mr. Rowe, in early August 2000, Mr. Comer and Mr. Zambrano again discussed CEMEX's possible interest in acquiring the Company. They also discussed Mr. Rowe's valuation model. Mr. Zambrano suggested that the parties sign a confidentiality agreement that granted CEMEX an exclusive period of time in which to develop an acquisition proposal and commence due diligence activities. Mr. Comer indicated that in view of the current state of the Company's discussions with other parties, the Company was not in a position to grant CEMEX an exclusive negotiating arrangement.

   On August 11, 2000, the Company and CEMEX entered into a confidentiality agreement. Thereafter representatives of CEMEX and the Company met in Houston to discuss various aspects of the Company's operations and exchange relevant information. The Company agreed to permit CEMEX to tour the Company's plants, subject to CEMEX proposing a range of values that might be acceptable to the Company's senior management and the Company's Board of Directors.

   During a meeting in Houston later in August 2000, Mr. Zambrano indicated to Mr. Comer that CEMEX would be interested in pursuing an acquisition of the Company in the range of U.S.$68 to U.S.$72 per Share, but that in order to pursue such an acquisition CEMEX would need to conduct a thorough due diligence investigation of the Company as well as explore financing arrangements. Mr. Zambrano also indicated that this process would likely take until the end of September. Mr. Comer indicated that it was highly unlikely that the Company's Board of Directors would accept a price below U.S.$70 per share, and that there was no assurance that the Company's Board of Directors would accept a proposal at the higher end of Mr. Zambrano's suggested range. During this meeting Mr. Zambrano agreed that CEMEX would be interested in pursuing the acquisition of the Company in the range of U.S.$70 to U.S.$72 per Share. Subsequently, representatives of CEMEX visited the Company's manufacturing facilities and conducted additional in-depth financial, environmental and operations due diligence.

   In early September, Mr. Zambrano reviewed with Mr. Comer the preliminary results of CEMEX's due diligence investigation and potential financing discussions. Mr. Zambrano told Mr. Comer that he was encouraged by the progress of both and believed that CEMEX would be in a position to make a definitive acquisition proposal earlier than had been planned. Messrs. Zambrano and Comer agreed that it would be appropriate to begin discussions concerning the form the necessary merger agreement would take in the event that CEMEX made, and the Company accepted, an acquisition proposal. These discussions began soon thereafter and continued through the time of execution of the Merger Agreement.

   During a conversation initiated by Mr. Comer on September 22, 2000, Mr. Zambrano confirmed that CEMEX would be prepared to pay U.S.$73 per share if the discussions concerning the Merger Agreement could be brought to a prompt and successful conclusion and approval of the Company's Board of Directors promptly obtained. The parties continued these discussions and CEMEX's acquisition proposal was considered by the Company's Board of Directors at a meeting on September 27, 2000. Late in the Company's Board of Directors meeting on September 27, 2000, Mr. Comer called Mr. Zambrano and asked if CEMEX would raise its offer from U.S.$73 per share. Mr. Zambrano responded that U.S.$73 was the most CEMEX would pay. The Company's Board of Directors subsequently adjourned until the afternoon of September 28, 2000. Representatives of the Company and CEMEX continued to negotiate the terms of the Merger, and at a meeting late in the afternoon of September 28, 2000, the Company's Board of Directors ultimately approved the transaction, following which the parties executed the Merger Agreement and publicly announced the transaction the next morning.

   Additionally, during the periods described above, representatives of Lehman Brothers and Salomon Smith Barney, the financial advisors of the Company and CEMEX, respectively, remained in periodic contact relating to the discussions and negotiations between their clients.

11. The Merger Agreement and the Confidentiality Agreement.

   General. The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein.

   The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15.

   The Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, at the Effective Time Purchaser will be merged with and into the Company with the Company being the Surviving Corporation in the Merger. Following the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation and become an indirect subsidiary of CEMEX.

   If required by the LBCL, the Company will call and hold a meeting of its shareholders promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by CEMEX or Purchaser or any subsidiary of CEMEX will be voted in favor of adopting the Merger Agreement.

   Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by CEMEX, Purchaser, the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the LBCL) will be converted into the right to receive the Merger Consideration. Shareholders who perfect their dissenters' rights under the LBCL will be entitled to the amounts determined pursuant to such proceedings. See Section 12.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to CEMEX and Purchaser. The representations and warranties made by the Company include:

  . representations relating to the Company's and its subsidiaries due organization, good standing and corporate power, authorization and validity of the Merger Agreement, the Company's capitalization, the Company's reports and financial statements, broker's or finder's fees, state takeover statutes, voting requirements and approval by the Company's board of directors, the opinion of the Company's financial advisor, and the Rights Agreement, and each such representation must be true and correct in all material respects as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date) (the "Absolute Representations"); and

  . representations relating to the Company having the necessary consents and approvals, no violations, information to be supplied, the absence of certain events with respect to the Company, litigation, the Company's title to properties and encumbrances on the Company's property, compliance with laws, Company employee benefit plans, taxes, intellectual property, environmental matters, contracts, the Company's books and records, the Company's plant and equipment and labor and employment matters ("Qualified Representations"), which must be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date). The Qualified Representations shall be deemed untrue or incorrect for any purpose under the Merger Agreement or the Offer and no party to the Merger Agreement shall be deemed to have breached any such representation or warranty for any purpose under the Merger Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any such representations or warranties of the Company contained in Article VI of the Merger Agreement has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below). The Merger Agreement defines a "Company Material Adverse Effect" as a material adverse effect on (a) the ability of the Company to perform in all material respects its obligations under the Merger Agreement or to consummate the transactions contemplated hereby or (b) the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that any effect directly relating to the economy in general or affecting the United States cement industry generally shall be excluded for purposes of determining whether a Company Material Adverse Effect has occurred.

   Pursuant to the Merger Agreement, CEMEX and Purchaser have made customary representations and warranties to the Company. The representations and warranties made by CEMEX and Purchaser include representations relating to their due organization, good standing and corporate power, authorization and validity of the Merger Agreement, information to be supplied by them, broker's or finder's fees, their obtaining consents and approvals, no violations, their ownership of capital stock, Purchaser's activities prior to the signing of the Merger Agreement and the availability of sufficient funds.

   Covenants. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows:

   Company Conduct of Business Covenants. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by CEMEX, and except as disclosed in or expressly contemplated or permitted by the Merger
Agreement:

  (a) the Company and its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients, joint venture partners and others having significant business relationships with them;

  (b) neither the Company nor any of its subsidiaries will:

     (1) make any change in or amendment to its articles of incorporation or its by-laws or similar organizational documents;

     (2) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, voting debt, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock, voting debt, or any other securities, or make any other changes in its capital structure, other than (A) the issuance of Shares upon the exercise of stock options outstanding on the date of the Merger Agreement, in accordance with their terms and (B) subject to the continued accuracy of the Company's representation regarding the Rights Agreement and compliance with its covenants with respect to the Rights Agreement, dividends with rights pursuant to a Permitted Replacement Rights Agreement (see "--Rights Agreement");

     (3) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) normal quarterly cash dividends not in excess of $0.15 per share declared and paid in accordance with the Company's past dividend policy, including as to the timing of the declaration, record and payment dates, provided that no such cash dividends shall be declared after the consummation of the Offer, or (B) dividends payable by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (C) pro-rata distributions in the ordinary course of business consistent with past practice by the Partnership, to its partners;

     (4) incur any capital expenditures or any obligations or liabilities in respect thereof, except (A) with respect to expansion projects, for expenditures for such projects which are consistent in amount and scope with the 2000 Capital Budget and the 2001 Capital Spending Forecast (provided that any such expenditure included in the 2000 Capital Budget that is not made prior to January 1, 2001 may be made on or after January 1, 2001 provided that it is consistent in amount and scope with the 2000 Capital Budget), (B) those required for maintenance and replacement in the ordinary course of business not to exceed (x) during the period from the date of the Merger Agreement to December 31, 2000, the amounts provided for matters other than expansion projects in the 2000 Capital Budget that have not been spent as of the date of the Merger Agreement and (y) $23.5 million following December 31, 2000, or (C) those required for maintenance and replacement in the ordinary course of business in excess of the amounts permitted by clause (B) but not to exceed in the case of this clause (C) $3,600,000 in the aggregate after the date of this Agreement;

     (5) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization of division thereof (including any of the Company's subsidiaries) or (B) any assets, including real estate, except (x) purchases of inventory, equipment, other non-material assets in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's Capital Budget;

     (6) (A) except in the ordinary course of business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or
         (B) enter into (x) any employment or consulting agreement or arrangement with any present or former director or officer of the Company or any of its subsidiaries, or any employment or consulting agreement with any other employee of the Company or any of its Subsidiaries or (y) or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, except the Company or its subsidiaries may enter into a severance agreement or arrangement consistent with past practice where the Company and its subsidiaries would not have any obligation or liability for the payment of any amount in excess of U.S.$50,000 in any individual case or U.S.$250,000 in the aggregate; or (C) hire or agree to hire, or enter into any employment agreement or arrangement with, any new or additional employee or officer (x) having an annual base salary of U.S.$100,000 or more and (y) in the case of any new or additional officer (or employee performing similar functions), if the aggregate annual salaries of all such new officers and employees performing similar functions would exceed U.S.$500,000;

     (7) except as required to comply with applicable law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate or amend any Company Benefit Plan (as defined herein), collective bargaining agreement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Company Benefit Plans with the terms of the Merger Agreement,
         (B) pay any benefit not provided for under any Company Benefit Plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

     (8) transfer, lease (as lessor), license, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets, other than in the ordinary course of business and consistent with past practice, except (x) as described below in "--Vessels Engaged in Coastwide Trade" and (y) for the disposition in the ordinary course of business of dormant real property;

     (9) except as required by applicable law or GAAP, make any change in its methods of accounting;

    (10) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger), except as contemplated by the Merger Agreement (see "--No Solicitation");

    (11) (A) incur or assume any long-term debt (other than under existing revolving credit facilities, as may be amended as contemplated by the Merger Agreement), or except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness; (B) incur or modify any material indebtedness or other liability; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or indebtedness of any other person (other than any wholly owned direct or indirect subsidiary in the ordinary course of business and consistent with past practice), except in the ordinary course of business and consistent with past practice and except for guarantees by subsidiaries of the Company of indebtedness permitted under the preceding clause (A); (D) make any loans, advances or capital contributions to, or investments in, any other person (other than in or to wholly owned subsidiaries of the Company or the Partnership (in the ordinary course of business and consistent with past practice), or by wholly owned subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice); (E) settle any claims against the Company or any of its subsidiaries (x) outside the ordinary course of business consistent with past practice or (y) where the amounts payable by the Company and its subsidiaries would exceed U.S.$1.0 million, in each such case, without admission of liability; or (F) enter into any material commitment or transaction other than in the ordinary course of business;

    (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the audited and reaudited financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

    (13) enter into any agreement, understanding or commitment that contains any material prohibition on the conduct of any business or line of business, or any material limitation on the scope of business that may be conducted, by the Company or any of its subsidiaries, including geographic limitations on the Company's or any of its subsidiaries' activities;

    (14) (A) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries (other than routine employee terminations for cause which are not subject to this provision) or (B) terminate the employment of any officer of the Company other than for cause or agree that any voluntary termination of employment by an officer of the Company occurring prior to the Effective Time shall be treated as having been with "good reason";

    (15) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its articles of incorporation or by-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of CEMEX to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired by Purchaser in the Offer or, except with respect to the exercise of stock options issued and outstanding on the date of the Merger Agreement, permit any shareholder to acquire securities of the Company on a basis not available to CEMEX or Purchaser in the event that CEMEX or Purchaser were to acquire any additional Shares (subject to the Company's right to take action specifically permitted by the Merger Agreement prior to the consummation of the Offer); provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, the Company may adopt a Permitted Replacement Rights Plan (as defined in "--Rights Agreement") to replace the existing Rights Agreement and authorize sufficient shares of preferred stock of the Company issuable thereunder, provided that the record date for the dividend of the rights under any such Permitted Replacement Rights Plan shall not occur before March 1, 2001 (see "--Rights Agreement");

    (16) terminate or materially modify or amend any material contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

    (17) other than consistent with past practice or as required by a change of law or required by law because of a change in facts, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material;

    (18) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, other than pursuant to an expiration in accordance with its terms, unless a new policy with substantially similar coverage is in effect as of the date of such cancellation or termination, except policies providing coverage for losses not in excess of U.S.$250,000; or

    (19) agree or commit, in writing or otherwise, to take any of the foregoing actions.

For purposes of the Company's conduct of business covenants (other than clause
(13)), references to "material" (but not "materially") mean material to the Company and its subsidiaries, taken as a whole.

  (c) The Company (i) shall not, and shall not permit any of its subsidiaries to, take any action that would, or would reasonably be expected to, result in (A) any of the conditions of the Offer set forth in the Merger Agreement not being satisfied or (B) a Company Material Adverse Effect and (ii) shall not knowingly take, or permit any of its subsidiaries to take, any action that would or would reasonably be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in any respect.

   Special Meeting; Proxy Statement. As promptly as practicable following acceptance for payment and purchase of Shares pursuant to the Offer and the expiration of the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law:

  (a) call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") for the purposes of considering and taking action upon the approval of the Merger and adoption of the Merger Agreement;

  (b) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement (the "Proxy Statement") and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with CEMEX, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, to be mailed to its shareholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with CEMEX and its counsel;

  (c) include in the Proxy Statement the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of approval of the Merger and adoption of the Merger Agreement; and

  (d) use reasonable best efforts to take all action necessary to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Restated Articles of Incorporation or By-Laws to obtain the approval for the Merger Agreement and the Merger.

   CEMEX will vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Purchaser or any of CEMEX's other subsidiaries in favor of the approval and adoption of the Merger Agreement.

   In the event that Purchaser acquires, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto will, subject to the conditions to the Merger set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the General Corporation Law of the State of Delaware and Section 112G of the LBCL.

   Reasonable Best Efforts. The Merger Agreement provides that CEMEX, Purchaser and the Company will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including:

  (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental Authority") and the making of all necessary registrations and filings (including filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority;

  (b) the obtaining of all necessary consents, approvals or waivers from third parties;

  (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

  (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; provided, however, that no loan agreement or contract for borrowed money entered into by the Company or any of its subsidiaries shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of CEMEX (which approval shall not be unreasonably withheld).

In addition to the obligations presented above, the Company shall cooperate with CEMEX's reasonable requests in connection with CEMEX's efforts to finalize the financing, on terms reasonably satisfactory to CEMEX, necessary to provide CEMEX and Purchaser with sufficient funds to purchase at the Offer Price all of the Shares outstanding on a fully diluted basis, including the Company's providing financial statements and financial and other business information reasonably required to be disclosed by CEMEX in connection therewith.

   The Merger Agreement provides that the Company shall give prompt notice to CEMEX of (i) any representation or warranty made by it contained in the Merger Agreement becoming untrue or incorrect in any respect, subject in the case of Qualified Representations to the standard described under "--Representations and Warranties" (including the Company receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or incorrect, subject in the case of Qualified Representations to the standard described under "-- Representations and Warranties") in any respect that would cause the condition to the Offer set forth in clause (c)(2) in Section 15 hereof to fail to be satisfied; or (ii) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under the Merger Agreement. The Company acknowledges that if after the date of the Merger Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or incorrect (subject in the case of Qualified Representations to the standard described under "--Representations and Warranties" and in the case of Absolute Representations, subject to such Absolute Representation becoming untrue or incorrect in any material respect), the receipt of such knowledge shall mean that such representation or warranty shall be deemed to have become untrue or incorrect as of the date of such receipt.

   CEMEX also agrees to give prompt notice to the Company of (i) any representation or warranty made by CEMEX contained in the Merger Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by CEMEX or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of CEMEX or Purchaser or the conditions to the obligations of the parties under the Merger Agreement.

   Stock Options. The Company, the Company's Board of Directors and each relevant committee of the Company's Board of Directors shall (i) cause any option or right to purchase, acquire or receive shares of Company Common Stock granted under any Stock Option Plan (as defined below) to any employee, consultant or director of the Company or any of its subsidiaries (each a "Stock Option) that is outstanding upon consummation of the Offer, whether granted under any Company Stock Plan, or otherwise, to become fully exercisable and
(ii) take action to permit each such Stock Option to be exercisable for a period (the "Option Exercise Period") beginning promptly following the acceptance for payment and purchase of the Shares by Purchaser pursuant to the Offer and ending on the day prior to the Effective Time in accordance with the terms and conditions of the Company Stock Plans. For purposes of each Stock Option, the Company shall cause the Company's Board of Directors or each relevant committee of the Company's Board of Directors acting as administrator of each such Company Stock Plan to determine prior to the consummation of the Offer that the consummation of the Offer and the Merger constitute a single "Change in Control" occurring at the time of acceptance for payment of Shares pursuant to the Offer. The Company shall cause each Stock Option that is outstanding immediately prior to the Effective Time to be cancelled in exchange for an amount in cash, payable at the Effective Time, equal to the product of
(i) the number of shares of Company Common Stock subject to such Stock Option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option. The Company, the Company's Board of Directors or the relevant committee of the Company's Board of Directors acting as administrator of a Company Stock Plan, as appropriate, shall obtain the written consent of the holder of each Stock Option to such cancellation, if required in accordance with the terms and conditions of the Company Stock Plans to such cancellation. Subject to having obtained any necessary consents from the holders of Stock Options, the Company shall cause the Company's Board of Directors or each relevant committee of the Company's Board of Directors to make any amendments to the Company Stock Plans or stock option agreements thereunder which may be needed or desirable to implement such cancellation. For purposes of the Merger Agreement, "Company Stock Plan" means the Company's 1987 Stock Option Plan, as amended, 1989 Stock Option Plan, as amended, 1991 Nonqualified Stock Option Plan for Non-employee Directors, as amended, Phantom Stock and Deferred Compensation Plan for Non-employee Directors, 1999 Phantom Stock Plan for Non-employee Directors, 1999 Restricted Stock Grants Plan, as amended, and any other stock-based incentive plan, program, agreement, grant or arrangement, sponsored, maintained, entered into or made by the Company or any of its Subsidiaries for the benefit of any employee, consultant or director thereof.

   Except as provided in the next sentence, all Company Stock Plans shall terminate as of the Effective Time and the provisions in any other Company benefit plan or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Company Stock Plan or Company benefit plan or any other plan shall have any right thereunder to acquire any capital stock of the Company, CEMEX or the Surviving Corporation. Notwithstanding the foregoing and the prior paragraph, (i) promptly following the execution and delivery of the Merger Agreement, the Company shall take all action necessary to terminate each of the Phantom Stock and Deferred Compensation Plan for Non-employee Directors and the 1999 Phantom Stock Plan for Non-employee Directors as promptly as practicable in accordance with their respective terms (but in no event shall such termination occur later than the fifth day after the date of the Merger Agreement) and for shares of Company Common Stock to be distributed to the participants in such plans in accordance with their terms, and (ii) the consummation of the Offer shall constitute a "change of control" under the 1999 Restricted Stock Grants Plan and the related agreements, and the shares of Company Common Stock issued thereunder shall become Transferable Shares (as provided therein) and shall be delivered to the participants in such plan in accordance with their terms.

   No Solicitation. The Merger Agreement provides that the Company shall, and shall use its reasonable best efforts to cause its affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any existing activities, discussions or negotiations conducted with any third parties other than CEMEX or Purchaser with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its affiliates, to

  (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including, without limitation, the taking of any action which would make Section 133 of the LBCL inapplicable to a Takeover Proposal),

  (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon or terminate the Merger Agreement or to fail to consummate the Merger or any other transaction contemplated by the Merger Agreement,

  (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to the Merger Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or

  (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive an Takeover Proposal that did not result from a breach of this provision);

provided that prior to the acceptance for payment of shares of the Shares pursuant to the Offer, in response to a Takeover Proposal that did not result from the breach of this provision and following delivery to CEMEX of notice of the Takeover Proposal in compliance with its obligations under this provision, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms as reasonably determined in good faith by the Company after consultation with outside counsel; provided that each such agreement is at least as limiting as any such agreement between CEMEX and the Company) to any third party which makes a bona fide written Takeover Proposal if (A) the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal and (B) the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this provision directly or indirectly by any of its, or any of its subsidiaries', officers, affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated in the Merger Agreement, whether or not such Person is purporting to act on behalf of the Company or any of its subsidiaries, shall constitute a breach of this provision by the Company. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the prior sentence of the obligations undertaken in this provision. For purposes of this provision, a person shall be deemed to have facilitated or encouraged an action or result only if any act or omission by such person (i) would reasonably be expected to facilitate or encourage such action or result or (ii) was intended by such person to facilitate or encourage such action or result.

   For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person or group relating to:

  (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries;

  (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries; or

  (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its subsidiaries other than the Offer or the Merger and except for any transaction described in "--Vessels Engaged in Coastwise Trade."

   For purposes of the Merger Agreement, "Superior Proposal" means a bona fide written Takeover Proposal made by a third party to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination:

  (x) on terms which the Company's Board of Directors determines in good faith to be superior to the Company and its shareholders (other than CEMEX, Purchaser and their affiliates), in their capacity as shareholder) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as compared to the transactions contemplated in the Merger Agreement and any alternative proposed by CEMEX or Purchaser in accordance with the Merger Agreement, such determination having been made only after consultation with the Company's financial advisor;

  (y) which is reasonably capable of being consummated; and

  (z) for which financing is committed and which financing is no more conditional than CEMEX's financing at that time (taking into account whether any of the conditions to CEMEX's financing shall have been satisfied at that time).

   In the Merger Agreement, the Company agrees that, except as described in the following paragraph, neither its Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CEMEX or Purchaser, the approval or recommendation of the Company's Board of Directors of the Offer, the Merger or the Merger Agreement, unless the Board of Directors of the Company shall have determined in good faith, after consultation with its outside counsel, that such withdrawal or modification is necessary in order to satisfy its fiduciary duties to the Company's shareholders under applicable law; (ii) approve or recommend, or, in the case of a committee, propose publicly to the Company's Board of Directors to approve or recommend any Takeover Proposal; or (iii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. For purposes of this provision, if any such board or committee proposal is publicly disclosed, regardless of the source of, or the circumstances surrounding, the disclosure, such board or committee proposal shall be deemed to have been made publicly.

   Prior to the acceptance for payment of the Shares pursuant to the Offer, the Company and/or its Board of Directors may take the actions otherwise prohibited by the Merger Agreement if (i) a third party makes a Superior Proposal, (ii) the Company complies with its obligations under the Merger Agreement to inform CEMEX of the Superior Proposal, (iii) all of the conditions to the Company's right to terminate the Merger Agreement have been satisfied, and (iv) simultaneously therewith, the Merger Agreement is terminated due to the Company's acceptance of a Superior Proposal.

   The Merger Agreement also provides that the Company will promptly notify CEMEX in writing of any Takeover Proposal or any inquiry regarding the making of any Takeover Proposal (but in no event more than 24 hours after receipt by the Company of such Takeover Proposal or inquiry).

   Nothing contained in the Merger Agreement prohibits the Company or the Company's Board of Directors from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the reasonable good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary or disclosure obligations under applicable law.

   Indemnification; Insurance. In the Merger Agreement, CEMEX, Purchaser and the Surviving Corporation agree that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") for acts or omissions of such persons occurring at or prior to the Effective Time, as provided in the Company's Restated Articles of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the subsidiaries and on the terms of any existing individual indemnity agreement or other arrangement with any director or officer, which has been disclosed to CEMEX prior to the date of the Merger Agreement, in each case, as in effect as of the date of the Merger Agreement, shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation, and the Surviving Corporation shall also advance fees and expenses (including reasonable attorneys' fees) as incurred to the fullest extent permitted under applicable law upon receipt of any undertaking required by applicable law.

   Purchaser or the Surviving Corporation will cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event will Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this provision any amount per annum in excess of 200% of the amount currently expended by the Company (the "Maximum Premium"), which annual amount currently expended is U.S.$492,500. In the event the payment of the Maximum Premium for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, Purchaser or the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated; provided, however, if such insurance coverage cannot be obtained at all, the Surviving Corporation shall purchase coverage for all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to this provision, does not exceed the Maximum Premium. The provisions of this provision shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

   Nothing in the Merger Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this provision is not prior to or in substitution for any such claims under such policies.

   Public Announcements. CEMEX and the Company have agreed that they will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

   Option to Acquire Additional Shares. The Merger Agreement provides that the Company shall grant to Purchaser an irrevocable option (the "Option") to purchase up to that number of newly issued Shares (the "Option Shares") equal to the number of Shares that, when added to the number Shares owned by CEMEX, Purchaser and its affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Common Company Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price. Such

Option shall be exercisable only within five business days following the purchase of and payment for Shares pursuant to the Offer by CEMEX or Purchaser as a result of which CEMEX and its affiliates own beneficially at least 80% of the outstanding Shares on a fully diluted basis. Such Option shall not be exercisable if (i) the number of Shares subject thereto exceeds the number of authorized Shares available for issuance, or (ii) the exercise of the Option would violate the applicable rules of the NYSE applicable to the Company.

   In the event Purchaser wishes to exercise the Option, Purchaser shall give the Company a one-day prior written notice of its exercise of the Option specifying the number of Shares that are or will be beneficially owned by CEMEX, Purchaser and its affiliates immediately following consummation of the Offer and a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of the notice, deliver written notice to Purchaser specifying the number of Option Shares. At the closing of the purchase of the Option Shares, the portion of the purchase price owing upon exercise of such Option which equals the product of (x) the number of Shares purchased pursuant to such Option multiplied by (y) the Offer Price shall be paid to the Company in cash by wire transfer or cashier's check.

   Rights Agreement. Except as contemplated by the Merger Agreement or approved in writing by CEMEX, the Company's Board of Directors shall not: (a) amend the Rights Agreement, (b) redeem or exchange, or resolve to redeem or exchange, the Rights, (c) permit a "Distribution Date" to occur under the Rights Agreement or
(d) take any action except as provided in clause (c) with respect to, or make any determination under, the Rights Agreement, except, in each case, to the extent necessary to comply with the fiduciary obligations of the Company's Board of Directors, as determined by it in good faith after consultation with outside counsel.

   Vessels Engaged in Coastwise Trade. The Company has agreed that, prior to consummation of the Offer, it shall, and shall cause each of its subsidiaries to, take all actions necessary to transfer to the Company any vessels engaged in the coastwise trade owned by such subsidiaries, including the Southdown Conquest (Official Number 236823) and Steelton (Official Number 243587) (other than the Southdown Challenger (Official Number 202859)(the "Ship")), and shall obtain all consents, permits and licenses associated therewith, in each such case without incurring tax payments (other than those occasioned by termination of the capital construction fund) by the Company or any of its subsidiaries or restrictions on operation of such vessels materially different than those restrictions in place as of the date of the Merger Agreement.

   The Company has agreed that, prior to consummation of the Offer, it shall, and shall cause its subsidiaries to (i)(A) sell or transfer the Ship to a citizen of the United States, which citizen is designated by CEMEX and entitled to register the Ship in unrestricted coastwise trade, and (B) enter into a leaseback or time charter agreement on terms approved by CEMEX (which approval shall not be unreasonably withheld) and in compliance with United States maritime law or (ii) subject to CEMEX's approval (which approval shall not be unreasonably withheld), make such other arrangements (which may include a sale, other transfer or disposal, lease or charter, including a transfer to a trust that is qualified under 46 U.S.C. Section 12102(d)(2)) and agreements with respect to the Ship as may be necessary to permit the purchase of the Shares by Purchaser pursuant to the Offer without contravention of the United States citizenship and other requirements of United States maritime law, without incurring tax payments (other than those occasioned by termination of the capital construction fund) by the Company or any of its subsidiaries or restrictions on operation of such vessels materially different than those restrictions in place as of the date of the Merger Agreement.

   Employee Benefits Plans. From and after the first to occur (a) the date upon which CEMEX first designates one or more directors of the Company and (b) the date upon which the Effective Time occurs (the "Measurement Date"), the Company and the Surviving Corporation, as the case may be, shall honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's written employment, severance and termination agreements, plans and policies existing prior to the date of the Merger Agreement which are between the Company or any of its subsidiaries and any director, officer or employee thereof. CEMEX acknowledges and agrees that (i) the consummation of the Offer would constitute a

"Change in Control" (or similar relevant defined term) for all purposes pursuant to those agreements and arrangements indicated in the Merger Agreement and (ii) consummation of the Merger would constitute a "good reason" under those agreements and arrangements indicated in the Merger Agreement.

   For a period of not less than six months following the Measurement Date, CEMEX shall, unless employees of the Company and its subsidiaries as of the Measurement Date (each, a "Company Employee") shall otherwise agree or different terms are negotiated with the relevant union representing such employees, cause the Surviving Corporation to provide to Company Employees employee benefits that are, in the aggregate, no less favorable than those provided immediately prior to the Measurement Date; provided, however, that nothing contained in this provision shall require CEMEX or Purchaser to continue or replace, or cause to be continued or replaced, any Company Stock Plan or any employee benefit plans, programs, policies or arrangements (each, a "Company Benefit Plan") after the Measurement Date.

   Subject to compliance with this provision, nothing contained in this provision or elsewhere in the Merger Agreement shall be construed to prevent the termination of employment of any Company Employee or any change in the compensation or employee benefits available to any Company Employee or the amendment or termination of any particular Company Benefit Plan, to the extent permitted by its terms as in effect immediately before the Measurement Date.

   For all purposes under any employee benefit plans of CEMEX and its subsidiaries providing benefits to any Company Employee after the Effective Time, other than CEMEX's employee stock option plan (the "CEMEX Option Plan") (all such employee benefit plans, other than the CEMEX Option Plan, are hereinafter referred to as the "New Plans"), each such Company Employee shall be credited with his or her years of service with the Company and its subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any New Plan, including, but not limited to, a defined benefit plan. In addition, and without limiting the generality of the foregoing, (x) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable benefit plan of the Company in which such employee participated immediately before the Effective Time and which plans were previously disclosed to CEMEX and (y) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, CEMEX shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time), and CEMEX shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

   Definitive Financing Agreements. Prior to the close of business on the earlier to occur of the expiration date of the Offer (as it may be extended by Purchaser as permitted by the Merger Agreement) and 60 days following the date of the Merger Agreement (the "Delivery Date"), CEMEX and Purchaser agree to (a) execute and deliver definitive financing agreements (the "Definitive Financing Agreements") (i) pursuant to which financial institutions agree to provide to CEMEX and/or Purchaser funds which, when taken together with cash otherwise available to CEMEX and/or Purchaser, will constitute sufficient funds to purchase the Shares accepted for payment pursuant to the Offer in accordance with its terms and (ii) with conditions to funding no more onerous in the aggregate to CEMEX and Purchaser than those contemplated by the Commitment Letters and (b) deliver true, complete and correct copies of the Definitive Financing Agreements to the Company.

   Conditions to the Merger. The Merger Agreement provides that the obligations of CEMEX, Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

  . the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable law, in order to consummate the Merger;

  . no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the consummation of the Merger; and

  . Purchaser, CEMEX or any affiliate of CEMEX shall have purchased Shares pursuant to the Offer; provided, however, that neither CEMEX nor Purchaser shall be entitled to rely on this clause if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

   Pursuant to the Merger Agreement, the obligations of CEMEX and Purchaser to consummate the Merger are subject to the satisfaction of the following further conditions:

  (a) that the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, except for an action or inaction after the Measurement Date that would constitute a breach thereunder that is approved by a majority of CEMEX's designees to the Company's Board of Directors or is otherwise consented to by CEMEX; and

  (b) the Option Exercise Period shall have commenced and shall have been in effect for at least 30 consecutive days as of the day immediately prior to the Effective Time; provided, however, that (x) for purposes of this clause (b), the Option Exercise Period shall not be deemed to have commenced until any required notice thereof shall have been provided to participants (or their personal representatives) in accordance with the Company Stock Plans under which Stock Options then remain unexercised and (y) this condition shall be satisfied prior to such time if each holder of a then-unexercised Stock Option shall have consented to the cancellation of such Stock Option at the Effective Time in exchange for the payment contemplated in "--Stock Options", each such consent to be
      (A) in form and substance reasonably acceptable to CEMEX and (B) in full force and effect as of the Effective Time.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by shareholders:

  (a) by mutual written consent of CEMEX and the Company (which, if required by the Merger Agreement, must be approved by the Independent Directors as provided in the Merger Agreement); or

  (b) by CEMEX:

    (i) if at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company has breached any representation or warranty, or prior to the Effective Time has breached any, covenant or other agreement contained in the Merger Agreement, which (A) would give rise to the failure of a condition set forth in paragraph (c) of Section 15 of this Offer to Purchase, (B) cannot be or has not been cured within 30 days after receipt of notice thereof by the Company or by the Termination Date, which ever is earlier, and (C) has not been waived by CEMEX pursuant to the provisions of the Merger Agreement (provided that CEMEX may not terminate the Merger Agreement pursuant to this clause (b) (i) if either CEMEX or Purchaser is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

    (ii) if at any time prior to the acceptance for payment of Shares pursuant to the Offer, (A) the Company, or its Board of Directors, as the case may be, shall have (w) entered into any agreement other than a confidentiality standstill agreement permitted under the Merger Agreement with respect to any Takeover Proposal other than the Offer or the Merger under the

       Merger Agreement, (x) amended, conditioned, qualified, withdrawn, modified or contradicted, or, in the case of a committee, publicly proposed to the Board of Directors, or resolved to do any of the foregoing, in a manner adverse to CEMEX or Purchaser, its approval and recommendation of the Offer, the Merger and the Merger Agreement (regardless of whether such action was permitted under the Merger Agreement), (y) approved or recommended, or, in the case of a committee, publicly proposed to the Company's Board of Directors, to approve or recommend, any Takeover Proposal other than the Offer or the Merger or (z) failed to reject any Takeover Proposal or amended Takeover Proposal within five business days following the public announcement of such Takeover Proposal or amendment (except that CEMEX may not terminate this Agreement pursuant to this clause (z) prior to the twentieth business day following commencement of the Offer), or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing (it being understood and agreed that for purposes of this provision, if any board or committee proposal is publicly disclosed, regardless of the source of, or the circumstances surrounding, the disclosure, such board or committee proposal shall be deemed to have been made publicly); or

    (iii) if the Company breaches in any material respect its obligations under the Merger Agreement;

  (c) by the Company:

    (i) if at any time prior to the acceptance for payment of Shares pursuant to the Offer (A) a Superior Proposal is received by the Company and (B) the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to the Company's shareholders under applicable law; provided that the Company may not terminate the Merger Agreement pursuant to this provision unless and until

      (x) five business days have elapsed following delivery to CEMEX of a written notice of such determination by the Board of Directors of the Company and during such five business day period the Company has fully cooperated with CEMEX, including, without limitation, informing CEMEX of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected;

      (y) at the end of such five business day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company confirms its determination (after consultation with outside counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and

      (z) (1) at or prior to such termination, CEMEX has received the Termination Fee set forth in the Merger Agreement by wire transfer in immediately available funds and (2) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

      provided, however, that, if the written notice contemplated in clause (x) above is given to CEMEX less than five business days, but more than two business days, prior to the then-scheduled expiration of the Offer, then the Company will be permitted to terminate the Merger Agreement under this provision no earlier than 24 hours before such scheduled expiration if the Company has complied with all of the requirements of this provision (with the five business day period set forth in clauses (x) and (y) above being deemed to end when such 24-hour period begins for purposes of determining such compliance) unless, prior to the beginning of such 24-hour period, Purchaser shall have extended the Offer to a date that is at least five business days after the delivery of such notice to CEMEX, in which case the Company's right to terminate the Merger Agreement pursuant to this provision shall be determined without regard to this proviso; provided, further, that it is understood and agreed that if the written notice contemplated in clause (x) above is given to CEMEX less than two business days prior to the then-scheduled expiration of the Offer, the Company's right to terminate the Merger Agreement pursuant to this provision shall be subject to compliance with all of the requirements of this provision, including the five business day period set forth in clauses (x) and (y) hereof without regard to the immediately preceding provision;

    (ii) provided the Company is not in material breach of its obligations under the Merger Agreement, if CEMEX or Purchaser shall have (x) failed to commence the Offer as provided in the Merger Agreement,
         (y) failed to pay for Shares pursuant to the Offer in accordance with Merger Agreement, or (z) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 business days after receipt of notice thereof by CEMEX or by the Termination Date, whichever is earlier; or

    (iii) CEMEX or Purchaser breach their obligation to execute and deliver, and deliver to the Company copies of, the Definitive Financing Agreements on or prior to the Delivery Date; or

  (d) by either CEMEX or the Company:

    (i) if the Offer has not been consummated on or before the Termination Date; provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

    (ii) if, as a result of the failure of any of the conditions set forth in the Merger Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has resulted in the failure of such condition; or

    (iii) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting acceptance for payment of, and payment for, Shares pursuant to the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

   Payment of Certain Fees and Expenses. If the Merger Agreement is terminated by CEMEX as set forth in paragraphs (b)(ii) or (b)(iii) above or by the Company as set forth in paragraph (c)(i) above, then the Company shall pay to CEMEX in immediately available funds a termination fee in an amount equal to U.S.$80 million (the "Termination Fee").

   If the Merger Agreement is terminated by (A) CEMEX pursuant to paragraph
(b)(i) above, (B) by CEMEX or the Company as set forth in paragraphs (d)(i) or
(d)(iii) above or (C) CEMEX or the Company pursuant to paragraph (d)(ii) above and either the Minimum Condition or any conditions listed in paragraphs (c) of
Section 15 of this Offer shall fail to have been satisfied and (x) a Takeover Proposal has been made and publicly announced or communicated to the Company's shareholders after the date of the Merger Agreement and prior to the effective date of such termination and (y) concurrently with or within 12 months of the date of such termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall within one business day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to CEMEX the Termination Fee.

   "Third Party Acquisition Event" shall mean (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of the Merger Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its subsidiaries of a definitive agreement with respect to any such transaction.

   Effect of Termination. In the event of termination of the Merger Agreement by CEMEX or the Company, the Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, CEMEX or Purchaser or their respective officers or directors (except for the Confidentiality Agreement and the provisions described in "--Effect of Termination," "--Payment of Certain Fees and Expenses" and "--Assignment," and certain other provisions of the Merger Agreement relating to notices, entire agreement, enforcement, applicable law, waiver of jury trial and CEMEX guarantee, which shall survive the termination). However, no provision described in "Effect of Termination" and "Payment of Certain Fees and Expenses" shall relieve any party hereto from any liability for any breach of the Merger Agreement.

   Assignment. Neither the Merger Agreement nor any of the rights, interests or obligations under the Merger Agreement may be assigned by any of the parties to the Merger Agreement (CEMEX, Purchaser and the Company) without the prior written consent of the other parties, except that Purchaser may assign and transfer its right and obligations hereunder to any of its affiliates, provided that such assignment will not release CEMEX of its obligations under the Merger Agreement, including its guarantee with respect to obligations of Purchaser under the Merger Agreement.

   Amendment or Supplement. Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in writing by CEMEX, Purchaser and the Company in any and all respects before the Effective Time (notwithstanding the Company Shareholder Approval contemplated by the Merger Agreement), by action taken by the respective Boards of Directors of CEMEX, Purchaser and the Company (or, if required by the Merger Agreement, the Independent Directors) or by the respective officers authorized by such Boards of Directors or the Independent Directors, as the case may be. However, that after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval.

   Guarantee. CEMEX has guaranteed the performance of any and all obligations and liabilities of Purchaser under or arising out of the Merger Agreement and the transactions contemplated thereby.

   Confidentiality Agreement. The following is a summary of certain provisions of the Confidentiality Agreement, dated August 11, 2000, between the Company and CEMEX (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in Section 7.

   Pursuant to the terms of the Confidentiality Agreement, each of CEMEX and the Company agreed to provide the other company certain non-public confidential and proprietary information concerning the company's business, financial condition, operations, prospects, assets and liabilities ("Evaluation Materials"). Each of CEMEX and the Company (together with their respective subsidiaries and affiliates that received such information) agreed among other things:

  (a) to use the Evaluation Materials solely for the purpose of evaluating a possible transaction between the companies;

  (b) to keep the Evaluation Materials confidential and that neither it nor its respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") will disclose any of the Evaluation Materials in any manner whatsoever; provided, however, that (i) either company may make any disclosure of such information to which the other company gives its prior written consent, (ii) any of such information may be disclosed to each company's respective Representatives who need to know such information for the sole purpose of evaluating a possible transaction between CEMEX and the Company and
      (iii) any of such information may be disclosed to the extent it is legally required to be disclosed;

  (c) that, for a period of one year from the date hereof, neither it nor any of its affiliates will solicit to employ any of the current officers or employees of the other company who were directly involved with the other company in connection with the evaluation of a transaction hereunder, so long as they are employed by the other company, without obtaining the prior written consent of the other Company; and

  (d) that, without the prior written consent of the board of directors of the other company, for a period of two years from the date hereof, it shall not (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any equity securities, or any direct or indirect rights to acquire any equity securities or any property, of the other company; (ii) propose to enter into, directly or indirectly, any merger, business combination or other extraordinary transaction involving the other company or to purchase, directly or indirectly, a material portion of the assets of the other company;
      (iii) make, or in any way participate, in any "solicitation" of "proxies" to vote (as those terms are used in the rules of the SEC) any voting securities of the other company or act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other company; (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) enter into or disclose any intention, plan or arrangement inconsistent with the foregoing; or (vi) advise, assist or encourage any other persons in connection with any of the foregoing.

12. Purpose of the Offer; Plans for the Company.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

   The Company's Board of Directors has unanimously approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company's Board of Directors may be required to submit the Merger Agreement to the Company's shareholders for approval and adoption at a shareholder's meeting convened for that purpose in accordance with the LBCL. If shareholder approval is required, the Merger Agreement must be approved by the holders of the greater of (a) two-thirds of the shares of Company Common Stock present at the Company shareholders' meeting or (b) not less than a majority of a vote of all outstanding shares of Company Common Stock. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the shareholders' meeting without the affirmative vote of any other shareholder.

   If Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a shareholder meeting and without the approval of the Company's shareholders under the "short form" merger provisions of Section 112(G) of the LBCL. The Merger Agreement provides that Purchaser will be merged into the Company and that the Restated Articles of Incorporation and Bylaws of the Company will be the articles of incorporation and bylaws of the Surviving Corporation following the Merger.

   Dissenters' Rights. Under Section 131 of the LBCL, holders of record of Shares who have the right to dissent and who file a written objection to the Merger prior to or at the meeting at which the vote on the Merger is taken, and who vote against the Merger, may demand in writing to be paid in cash the fair cash value of such shares, as of the day before the meeting, as determined by agreement between such shareholder and the Company or by a state district court in Louisiana, if the shareholder and the Company are unable to agree upon the fair cash value. If the Merger Agreement is approved by the holders of 80% or more of the outstanding Shares, Section 131 of the LBCL provides that no Company shareholder will have dissenters' rights. However, if the Merger occurs under the "short form" merger provisions of Section 112(G) of the LBCL, the shareholders of the Company shall have dissenters' rights without regard to the proportion of the voting power that approved the Merger and despite the fact that the Merger was not approved by vote of the shareholders of the Company. In the case of a merger pursuant to Section 112(G) of the LBCL, the dissenting shareholder need not file an objection with the Company or vote against the Merger, but must comply with certain other procedural requirements set forth in Section 131 of the LBCL. A person who is a beneficial owner, but not a registered owner, of Shares who wishes to exercise the rights of a dissenting shareholder under the LBCL cannot do so in his own name and should have the record ownership of the shares transferred to his or her name or instruct the record owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the LBCL.

   Any shareholder of record contemplating exercising dissenters' rights is urged to review carefully the provisions of Section 131 of the LBCL, particularly the procedural steps required to perfect dissenters' rights thereunder. Dissenters' rights will be lost if the procedural requirements of
Section 131 are not fully satisfied.

   Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Offer, CEMEX currently intends to seek maximum representation on the Company's Board of Directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least three Independent Directors, as described in more detail in "Introduction."

   After the Merger, CEMEX intends to operate all of its U.S. operations as a combined entity. It is anticipated that Mr. Comer will be President and CEO of the combined entity. CEMEX and Mr. Comer have had only preliminary discussions with respect to this matter, and no definitive agreement with respect to the terms on which he might be so engaged have been determined. CEMEX may reach ongoing employment arrangements with other executive officers of the Company, but discussions have been preliminary.

   Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. CEMEX will continue to evaluate the business and operations of the Company during the pendency of the Offer. In addition, CEMEX intends to conduct a comprehensive review of the Company's business, operations, capitalization, corporate structure and management with a view to optimizing development of the Company's potential in conjunction with CEMEX's businesses. CEMEX hopes to realize roughly US$60 million in annual cost savings following the Merger. Although CEMEX has preliminarily identified different areas where it may be able to realize costs savings, it has not completed its review or made any definitive decisions.

   Except as described above or elsewhere in this Offer to Purchase, Purchaser and CEMEX have no present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy or (v) any other material change in the Company's corporate structure or business.

13. Certain Effects of the Offer.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, or the number of holders of Shares falls below 400, or the number of holders of shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Merger Agreement or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14. Dividends and Distributions.

   As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of CEMEX, the Company will not and will not permit any of its subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock other than (a) normal quarterly cash dividends not in excess of $0.15 per share declared and paid in accordance with the Company's past dividend policy, including as to the timing of the declaration, record and payment dates, provided that no such cash dividends shall be declared after the consummation of the Offer, or (b) dividends or distributions by wholly owned subsidiaries of the Company. Without limiting the foregoing, effective upon acceptance for payment of Shares pursuant to the Offer in accordance with the terms hereof, the holder of such Shares will sell and assign to Purchaser all right, title and interest in and to all of the Shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date).

15. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligations to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any shares of Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if:

  (a) immediately prior to any scheduled or extended expiration date of the
      Offer:

    (i) the Minimum Condition shall not have been satisfied;

    (ii) the applicable waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated;

    (iii) necessary consents or approvals from the United States Maritime Administration are not received with respect to the transfer or termination of the capital construction fund and any transfer of vessels owned and operated by the Company or any of its subsidiaries that are operated in the coastwise trade or consents from (or amendments to agreements with) the lenders under the Company's debt agreements (other than the Company's Series B 10% Senior Subordinated Notes due 2006) to waive until the earlier of
          (x) the Effective Time and (y) March 31, 2001 any "change of control" defaults that may occur thereunder by reason of the closing of the Offer and to defer any right to repayment thereunder by reason of a "change of control" until the Effective Time;

    (iv) all filings and consents required in connection with or under the permits of the Company, the failure of which to make or obtain prior to the consummation of the Offer would reasonably be expected to have an adverse effect on continued operation following the Offer and the Merger of the Company's operations in all material respects as they are presently conducted, shall not have been obtained; or

    (v) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements shall not have been obtained, other than (x) consents the failure to obtain which would not have, or be reasonably expected to have, a Company Material Adverse Effect, (y) consents in respect of permits and (z) any consents from lenders under the Company's debt agreements to waive any "change of control" defaults that may occur by reason of consummation of the Merger;

  (b) immediately prior to any scheduled or extended expiration date of the Offer, any of the following conditions exists:

    (i) there shall have been any action threatened or taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and CEMEX and their respective subsidiaries conduct their business, on, CEMEX's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's and its subsidiaries' businesses or assets as a whole, or compels CEMEX or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or CEMEX in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the material delay in the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase a material amount of the Shares, or (4) imposes material limitations on the ability of Purchaser or CEMEX effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders;

    (ii) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the NYSE (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of Mexico (whether or not mandatory), (3) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the Republic of Mexico which materially adversely affects or delays the Offer,
         (4) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other financial institutions in a manner which prohibits the extension of funds to CEMEX or Purchaser, (5) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the European Union, the United States or the Republic of Mexico to extend credit or syndicate loans or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (iii) other than as explicitly disclosed in the Merger Agreement or the Company's reports filed with the SEC prior to the date of the Merger Agreement any change shall have occurred (or any development shall have occurred) after December 31, 1999, in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

    (iv) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to CEMEX or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer regarding a Takeover Proposal, or shall have resolved to do any of the foregoing; or

    (v) the Merger Agreement shall have been terminated in accordance with its terms; or

  (c) immediately prior to any scheduled or extended expiration date of the Offer, (i) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement required to have been performed at or prior to such time, or (ii) (1) subject in the case of Qualified Representations to the standard described under "--Representations and Warranties", the representations and warranties of the Company set forth in the Merger Agreement (other than the Absolute Representations) shall fail to be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date) and (2) the Absolute Representations shall fail to be true and correct in all material respects as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date), which conditions in the reasonable judgment of CEMEX or Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by CEMEX or Purchaser) giving rise to such conditions makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for shares of Shares.

   Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Sec-tion 9 for a description of the financing arrangements for the Offer and the Merger.

   Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of CEMEX and Purchaser and may be asserted by Purchaser or, subject to the terms of the Merger Agreement, may be waived by CEMEX or Purchaser, in whole or in part at any time and from time to time up to the expiration of the Offer. The failure by CEMEX or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time up to the expiration of the Offer.

16. Certain Legal Matters; Regulatory Approvals.

   General. Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or CEMEX as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "--State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

   State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of the State of Louisiana. In general, in the event of a "business combination" (defined to include mergers and certain other actions) with a Louisiana corporation, Section of the 133 LBCL ("Section 133") requires the affirmative vote of at least (a) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the "interested shareholder" (including a person who has the right to acquire 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who at any time within the two-year period immediately prior to the date in question owned, directly or indirectly 10% or more of the corporation's outstanding voting stock) who is a party to the business combination. The Company's Board of Directors approved for purposes of Section 133 the entering into by Purchaser, CEMEX and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 133, with respect to the Company, will not be applicable to CEMEX and Purchaser by virtue of such actions.

   Sections 135 through 140.2 of the LBCL provide generally that in the event that any person acquires shares entitling the person to exercise at least one-fifth of the voting power of a corporation that is an "issuing public corporation" (a "control share acquisition"), the shares so acquired have only the voting rights that are conferred by the shareholders of the corporation by a vote of the shareholders, unless the corporation's articles of incorporation or bylaws in effect prior to the control share acquisition provide that the provisions of Sections 135 through 140.2 of the LBCL do not apply to control share acquisitions of shares of the corporation. Immediately prior to the execution of the Merger Agreement, Southdown's Board of Directors adopted an amendment to Southdown's bylaws providing that the provisions of Sections 135 through 140.2 of the LBCL do not apply to control share acquisitions of shares of Southdown. Accordingly, the provisions of Sections 135 through 140.2 of the LBCL will not apply to the Shares acquired by Purchaser pursuant to the Offer.

   If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

   United States Antitrust Compliance. Under the Hart-Scott-Rodino Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the Hart-Scott-Rodino Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC not later than October 10, 2000. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, fifteen days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of CEMEX or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer or the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and
Section 11 for certain termination rights.

   Other Filings. CEMEX and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. Fees and Expenses.

   Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to CEMEX in connection with the Offer and the Merger, for which services Salomon Smith Barney will receive customary compensation. In addition, Salomon Smith Barney and its affiliates will be participating in the financing of the Offer and the Merger, for which services Salomon Smith Barney and its affiliates also will receive customary compensation. CEMEX has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Company and CEMEX for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

   CEMEX and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Citibank, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither CEMEX nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF CEMEX OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Purchaser and CEMEX have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                          CENA Acquisition Corp.

October 5, 2000

                                                                      SCHEDULE I

                             INFORMATION CONCERNING
                        DIRECTORS AND EXECUTIVE OFFICERS
                           OF CEMEX AND THE PURCHASER

1. Directors and Executive Officers of CEMEX.

   The following tables set forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Board of Directors and each executive officer of CEMEX. Unless indicated otherwise, each person is a citizen of Mexico with a principal business address at Ave. Constitucin 444 Pte., Monterrey, Mexico 64000.

                                                  Principal Occupation or Employment and
                                                  Material Positions Held During the Past
Name                     Title                    Five Years
----                     -----                    ---------------------------------------
Lorenzo H. Zambrano..... Chairman, Chief          Chairman of the Board of Directors of
                         Executive                CEMEX since 1995, Director since 1979
                         Officer and Director     and Chief Executive Officer of CEMEX
                                                  since 1985. Mr. Zambrano is a member of
                                                  the board of directors of Fomento
                                                  Economico Mexicano, S.A. de C.V.,
                                                  Empresas ICA, S.A. de C.V., Alfa, S.A.
                                                  de C.V., Cydsa, S.A., Vitro, S.A., and
                                                  Grupo Televisa, S.A. He is Chairman of
                                                  the Board of Directors of Consejo de
                                                  EnseZanza e Investigacion Superior,
                                                  A.C., which manages ITESM. He is also a
                                                  member of the Stanford Business School's
                                                  advisory group and a member of the board
                                                  of directors and of the executive
                                                  committee of Grupo Financiero Banamex
                                                  Accival, S.A. de C.V. In addition, he is
                                                  a member of the board of directors of
                                                  The Museum of Modern Art, The Economic
                                                  Development Institute of the World Bank,
                                                  Americas Society, Inc., Museo de Arte
                                                  Contemporaneo, and the Mexico-United
                                                  States Commission for Educational and
                                                  Cultural Exchange.

Armando J. Garcia        Director, Executive Vice Director since 1983 and Executive Vice
 Segovia................ President of Development President of Development of CEMEX since
                                                  1996. Mr. Segovia was Director of
                                                  Development of CEMEX from 1994 to 1996.
                                                  He also serves as a member of the board
                                                  of directors of Materiales Industriales
                                                  de Chihuahua, S.A. de C.V., Calhidra y
                                                  Mortero de Chihuahua, S.A. de C.V.,
                                                  Cementos de Chihuahua, S.A. de C.V.,
                                                  Construcentro de Chihuahua, S.A. de
                                                  C.V., Control Administrativo Mexicano,
                                                  S.A. de C.V., Compania Industrial de
                                                  Parras, S.A. de C.V., Fabrica La
                                                  Estrella, S.A. de C.V., Prendas
                                                  Textiles, S.A. de C.V., Telas de Parras,
                                                  S.A. de C.V., Canacem, Confederacibn
                                                  Patronal de la Repdblica Mexicana,
                                                  Centro Patronal de Nuevo Leon, and
                                                  Instituto Mexicano del Cemento y del
                                                  Concreto. He is also Chairman of the
                                                  Board of Directors of Centro de Estudios
                                                  del Sector Privado para el Desarrollo
                                                  Sostenible.

Marcelo Zambrano         Director                 Honorary Chairman of the Board of
 Hellion................                          Directors of CEMEX since 1995 and
                                                  Director since 1957. Mr. Hellion is
                                                  President of Ceramica Industrial de
                                                  Monterrey, S.A., de C.V., since 1979 and
                                                  General de Ceramica, S.A., since 1979.
                                                  He was Chairman of the Board of
                                                  Directors of CEMEX from 1979 to 1995. He
                                                  is currently a member of the board of
                                                  directors of Consejo Industrial de Nuevo
                                                  Leon, Consejo Empresarial de America
                                                  Latina, Seguros La Comercial, S.A., Club
                                                  Industrial, A.C. and Grupo Serfin-OBSA
                                                  (Regional Board).

Eduardo Brittingham      Director                 Director since 1967. Mr. Sumner is
 Sumner.................                          currently General Director of Laredo
                                                  Autos, S.A. de C.V., since 1988, and of
                                                  Auto Express Rapido Nuevo Laredo, S.A.
                                                  de C.V., since 1980 He is a member of
                                                  the board of directors of Consorcio
                                                  Industrial de Exportacion, S.A. de C.V.
                                                  since 1988, and an alternate member of
                                                  the board of directors of Vitro, S.A.

Lorenzo Milmo            Director                 Director since 1977. Mr. Zambrano is
 Zambrano...............                          General Director of Inmobiliaria Ermiza,
                                                  S.A. de C.V., since 1988 and as a member
                                                  of the board of directors of Seguros la
                                                  Comercial, S.A., Banco Santander
                                                  Mexicano, S.A. (Regional), Nacional
                                                  Financiera S.N.C. and Bancomer, S.A.
                                                  (Regional).

Rodolfo Garcia Muriel... Director                 Director since 1985. Mr. Muriel is the
                                                  Chief Executive Officer of Compania
                                                  Industrial de Parras, S.A. de C.V.,
                                                  since 1996 and its Chairman of the Board
                                                  of Directors since 1996. Mr. Muriel is
                                                  also Chairman of the Board of Directors
                                                  of Parras Cone de Mexico, S.A. de C.V.,
                                                  since 1993, Hilapar, S.A. de C.V., since
                                                  1996 and Vice-Chairman of the Board of
                                                  Directors of the Camara Nacional de la
                                                  Industria Textil since 1994. He is also
                                                  a member of the board of directors of
                                                  Parras Williamson, S.A. de C.V., Telas
                                                  de Parras, S.A. de C.V., Prendas
                                                  Textiles, S.A. de C.V., Iusacell, S.A.
                                                  de C.V., Iusa-GE, S. de R.L., Cambridge
                                                  Lee Industries Inc., Industrias Unidas,
                                                  S.A., Apollo Operadora de Sociedades de
                                                  Inversion, S.A. de C.V., and Sinkro,
                                                  S.A. de C.V.

Rogelio Zambrano         Director                 Director since 1987. Mr. Lozano is
 Lozano.................                          General Director of Carza S.A. de C.V.,
                                                  since 1985 and Plaza Sesamo S.A. de
                                                  C.V., since 1992. Mr. Lozano is also a
                                                  member of the consultive board of Grupo
                                                  Financiero Banamex Accival, S.A. de C.V.
                                                  Zona Norte.

Roberto Zambrano         Director                 Director since 1987. Mr. Villarreal is
 Villarreal.............                          Chairman of the Board of Directors of
                                                  Desarrollo Integrado, S.A. de C.V.,
                                                  since 1994, Pronatura S.A. de C.V.,
                                                  since 1997, Administracion Ficap, S.A.
                                                  de C.V., since 1994, Aero Zano, S.A. de
                                                  C.V., since 1994, Ciudad Villamonte,
                                                  S.A. de C.V., Focos, S.A. de C.V., since
                                                  1994, C & I Capital, S.A. de C.V., since
                                                  1997, Industrias Diza, S.A. de C.V.,
                                                  since 1994, Inmobiliaria Sanni, S.A. de
                                                  C.V., since 1994, Inmuebles Trevisa,
                                                  S.A. de C.V., since 1994, Servicios
                                                  TJcnicos Hidraulicos, S.A. de C.V.,
                                                  since 1994, and Mantenimiento Integrado,
                                                  S.A. de C.V. since 1993. He is a member
                                                  of the board of directors of S.L.I. de
                                                  Mexico, S.A. de C.V., CompaZia de Vidrio
                                                  Industrial, S.A. de C.V., Radio Digital
                                                  220, S.A. de C.V., Eicon, S.A. de C.V.
                                                  and Telecomunicaciones Publicas y
                                                  Privadas, S.A. de C.V.

Bernardo Quintana        Director                 Director since 1990. Mr. Isaac is
 Isaac..................                          Chairman of the Board of Directors of
                                                  Grupo ICA, S.A. de C.V., and its Chief
                                                  Executive Officer since 1994. He is also
                                                  a member of the board of directors of
                                                  TelJfonos de Mexico, S.A. de C.V., Grupo
                                                  Financiero Banamex Accival, S.A. de
                                                  C.V., Grupo Financiero Inbursa, S.A. de
                                                  C.V., Grupo Carso, S.A. de C.V., and
                                                  Grupo Maseca, S.A. de C.V. He is also a
                                                  member of the Consejo Mexicano de
                                                  Hombres de Negocios.

Dionisio Garza Medina... Director                 Director since 1995. Mr. Medina is
                                                  Chairman of the Board and Chief
                                                  Executive Officer of Alfa, S.A. de C.V.,
                                                  since 1990. He is Chairman of the Board
                                                  of Hylsamex, S.A. de C.V., since 1993
                                                  and of Sigma Alimentos, S.A. de C.V.,
                                                  since 1990. He is also a member of the
                                                  board of directors of Vitro, S.A.,
                                                  Cydsa, S.A., Seguros Comercial America,
                                                  S.A., and Grupo Financiero Bancomer,
                                                  S.A. de C.V. He is also a member of
                                                  Consejo Mexicano de Hombres de Negocios,
                                                  the consultive committee of the School
                                                  of Business of Harvard University, and
                                                  the David Rockefeller Center for Latin
                                                  American Studies and the consultive
                                                  committee of the New York Stock
                                                  Exchange. He is also Chairman of the
                                                  Executive Board of the Universidad de
                                                  Monterrey, A.C.

Alfonso Romo Garza...... Director                 Director since 1995. Mr. Garza is
                                                  Chairman of the Board of Directors and
                                                  Chief Executive Officer of Pulsar
                                                  Internacional, S.A. de C.V., since 1984,
                                                  Chairman of the Board of Directors and
                                                  Chief Executive Officer of Savia, S.A.
                                                  de C.V., since 1986, Chairman of the
                                                  Board of Directors and Chief Executive
                                                  Officer of Seguros Comercial America,
                                                  S.A. de C.V., since 1989, Chairman of
                                                  the Board of Directors and Chief
                                                  Executive Officer of Empaques Ponderosa,
                                                  S.A. de C.V., since 1994, and Chairman
                                                  of the Board of Directors and Chief
                                                  Executive Officer of Seminis Inc., since
                                                  1996. He is also a member of the board
                                                  of Nacional de Drogas, S.A. de C.V. and
                                                  Grupo Maseca S.A. de C.V. He is an
                                                  external advisor of the World Bank Board
                                                  for Latin America and the Caribbean, and
                                                  member of the board of directors of The
                                                  Donald Danford Plant Science Center.

Jorge Garcia Segovia.... Alternate Director       Alternate Director since 1985. Mr.
                                                  Segovia was Retail Banking Executive
                                                  Director of Banca Sefin (North Region)
                                                  from 1995 to 1998. Since 1998, he has
                                                  served as Director of Vector Casa de
                                                  Bolsa, S.A. de C.V. He is also a member
                                                  of the board of directors of Compania
                                                  Industrial de Parras., S.A. de C.V.,
                                                  Vitro Vidrio Plano, S.A., ABA Seguros,
                                                  S.A., and director of Vector Casa de
                                                  Bolsa, S.A. de C.V.

Tomas Brittingham        Alternate Director       Alternate Director since 1987. He is the
 Longoria...............                          Chief Executive Officer of Laredo Autos,
                                                  S.A. de C.V., since 1983.

Mauricio Zambrano        Alternate Director       Alternate Director since 1995. Mr.
 Villareal..............                          Villareal is General Vice-President of
                                                  Desarrollo Integrado, S.A. de C.V.,
                                                  since 1978. He is also Chairman of the
                                                  Board of Directors of Empresas Falcon,
                                                  S.A. de C.V. and Trek Associates, Inc.,
                                                  Secretary of the Board of Directors of
                                                  Administracion Ficap, S.A. de C.V., Aero
                                                  Zano, S.A. de C.V., Ciudad Villamonte,
                                                  S.A. de C.V., Focos, S.A. de C.V.,
                                                  Compania de Vidrio Industrial, S.A. de
                                                  C.V., C & I Capital, S.A. de C.V.,
                                                  Industrias Diza, S.A. de C.V.,
                                                  Inmobiliaria Sanni, S.A. de C.V.,
                                                  Inmuebles Trevisa, S.A. de C.V., Praxis
                                                  Accesorios, S.A. de C.V. and Servicios
                                                  TJcnicos Hidraulicos, S.A. de C.V., and
                                                  a member of the board of directors of
                                                  Sylvania Lighting International Mexico,
                                                  S.A. de C.V., Invercap, S.A. de C.V. and
                                                  Precision Auto Care, Inc.

Luis Santos de la        Board Examiner           Board Examiner since 1989 and Alternate
 Garza..................                          Director from 1987 to 1988. He was a
                                                  Senator of Mexico for the State of Nuevo
                                                  Leon from 1997 to 2000. He is also a
                                                  member of the board of directors of
                                                  Grupo Industrial Ramirez, S.A. de C.V.,
                                                  since 1981 and Productora de Papel, S.A.
                                                  de C.V., since 1985. He was a founding
                                                  partner of Bufete de Abogados Santos-
                                                  Elizondo-Cantd-Rivera-Gonzalez-De la
                                                  Garza, S.C.

Fernando Ruiz            Alternate Board Examiner Alternate Board Examiner since 1981.
 Arredondo..............

Hector Medina........... Executive Vice President Executive Vice President of Planning and
                         of Planning and Finance  Finance of CEMEX since 1996. Mr. Medina was President of CEMEX Mexico from 1994
                                                  to 1996.

Rodrigo Trevino......... Chief Financial Officer  Chief Financial Officer of CEMEX since
                                                  1997. Prior to joining CEMEX, Mr.
                                                  Trevino was the Country Corporate
                                                  Officer for Citicorp/Citibank Chile from
                                                  1995 to 1996.

Ramiro G. Villarreal.... General Counsel          General Counsel of CEMEX since 1987.
                                                  Although not a director, Mr. Villarreal
                                                  has served as Secretary of the Board of
                                                  Directors since 1995.

Mario de la Garza....... Vice President of        Vice President of Administration of
                         Administration           CEMEX since 1996. Mr. de la Garza was
                                                  Director of Administration of CEMEX from
                                                  1994 to 1996.

Francisco Garza......... President of CEMEX North President of CEMEX North America and
                         America and Trading      Trading since 1998. Mr. Garza was
                                                  President of CEMEX Mexico and CEMEX USA
                                                  from 1996 to 1998 and President of
                                                  Vencemos and Cemento Bayano from 1994 to
                                                  1996.

Jose Luis Saenz de       President of CEMEX       President of the Europe and Asia region
 Miera.................. Europe and Asia          since 1998. Mr. de Miera was President
                                                  of Valenciana from 1994 to 1998.

Victor Romo............. President of CEMEX South President of the South American and
                         America and the          Caribbean region since 1998. Mr. Romo
                         Caribbean                was President of Vencemos from 1996 to
                                                  1998 and General Director of
                                                  Administration and Finance of Valenciana
                                                  from 1994 to 1996.

Gilberto Perez.......... President of CEMEX USA   President of CEMEX USA since 1998. Prior
                                                  to that time, Mr. Perez of was Vice
                                                  President of Planning and Marketing for
                                                  CEMEX Mexico and Planning Vice President
                                                  of CEMEX Venezuela. Mr. Perez has been
                                                  employed with CEMEX since 1989.

2. Directors and Executive Officers of Purchaser

   The following tables set forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Board of Directors and each executive officer of Purchaser. Unless indicated otherwise, each person is a citizen of Mexico with a principal business address at One Riverway, Suite 2200, Houston, Texas 77056.

                                                  Principal Occupation or Employment;
                                                  Material
Name                     Title                    Positions Held During the Past Five Years
----                     -----                    -----------------------------------------
Jill Simeone............ Director, Chief          Director and Chief Executive Officer of
                         Executive Officer        Purchaser since 2000. Ms. Simeone is
                                                  General Counsel of CEMEX USA since 1999.
                                                  From 1998 to 1999, Ms. Simeone was a
                                                  visiting law professor at the Facultad
                                                  Libre Derecho in Monterrey and a
                                                  Fulbright Scholar at ITESM in Monterrey,
                                                  Mexico, as from 1998 to 1999, From 1993
                                                  to 1998, she was a prosecutor in the
                                                  Manhattan District Attorney's office.
                                                  Ms. Simeone is a citizen of the United
                                                  States of America.

Jeffrey H. Smith........ Director, Treasurer      Director and Treasurer of Purchaser
                                                  since 2000. Mr. Smith is Senior Vice
                                                  President of Administration of CEMEX USA
                                                  since 1994. Mr. Smith is a citizen of
                                                  the United States of America.

Andrew M. Miller........ Director, Secretary      Director and Secretary of Purchaser
                                                  since 2000. Mr. Miller is Senior Vice
                                                  President of Human Resources of CEMEX
                                                  USA. He was Vice President of Human
                                                  Resources of Molex, Inc., from 1996 to
                                                  1998. He was also Vice President of
                                                  Human Resources of Little Tikes, Inc., a
                                                  division of Rubbermaid, Inc. from 1995
                                                  to 1996. Prior to that time, Mr. Miller
                                                  was Vice President of Human Resources of
                                                  Rubbermaid Specialty Products. He
                                                  currently serves on the Development
                                                  Board of the Diocese of Galveston-
                                                  Houston, Texas. Mr. Miller is a citizen
                                                  of the United States of America.

Lorenzo Milmo            President                See--Directors and Executive Officers of
 Zambrano...............                          CEMEX above. Mr. Zambrano's principal
                                                  business address is Ave. Constitucion
                                                  444 Pte. Monterrey, Mexico 64000.

Rodrigo Trevino......... Vice President           See--Directors and Executive Officers of
                                                  CEMEX above. Mr. Trevino's principal
                                                  business address is Ave. Constitucion
                                                  444 Pte. Monterrey, Mexico 64000.

Francisco Garza......... Vice President           See--Directors and Executive Officers of
                                                  CEMEX above. Mr. Garza's principal
                                                  business address is Ave. Constitucion
                                                  444 Pte. Monterrey, Mexico 64000.

Hector Medina........... Vice President           See--Directors and Executive Officers of
                                                  CEMEX above. Mr. Medina's principal
                                                  business address is Ave. Constitucion
                                                  444 Pte. Monterrey, Mexico 64000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
CEMEX, S.A. de C.V. and subsidiaries:

Independent Auditors' Report--KPMG Cardenas Dosal, S.C...................   F-2

Audited consolidated balance sheets at December 31, 1998 and 1999 and
 June 30, 2000 (unaudited)...............................................   F-3

Audited consolidated statements of income for the years ended December
 31, 1997, 1998 and 1999 and the six month periods ended June 30, 1999
 and 2000 (unaudited)....................................................   F-4

Audited statements of changes in stockholders' equity for the years ended
 December 31, 1997, 1998 and 1999 and the six month periods ended June
 30, 2000 (unaudited)....................................................   F-5

Audited statements of changes in stockholders' equity, consolidated comprehensive net income for the years ended December 31, 1997, 1998 and
 1999....................................................................   F-6

Audited consolidated statements of changes in financial position for the years ended December 31, 1997, 1998 and 1999 and the six month periods
 ended June 30, 1999 and 2000 (unaudited)................................   F-7

Notes to the consolidated financial statements...........................   F-8

Reports of Other Independent Accountants--PricewaterhouseCoopers (for
 which the financial statements are not separately presented)............  F-83

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CEMEX, S.A. de C.V.:

   We have audited the consolidated balance sheets of CEMEX, S.A. de C.V. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of certain consolidated subsidiaries which were audited by other auditors. The financial statements of these subsidiaries reflect total assets of 12% and 11% in 1998 and 1999, respectively, and total revenues constituting 9%, 9% and 9% in 1997, 1998 and 1999, respectively, of the related consolidated totals. Our opinion expressed herein, in so far as it relates to the amounts included for such subsidiaries, is based solely upon the reports of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements and are prepared in accordance with generally accepted accounting principles. An audit consists of examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

   As discussed in note 3B to the consolidated financial statements, Bulletin B-15 issued by the Mexican Institute of Public Accountants requires the restatement of prior periods consolidated financial statements to constant pesos as of the most recent balance sheet presented by applying a weighted average index that takes into consideration the inflation rates of the countries in which the subsidiaries operate and the exchange rate related to the Mexican peso. The above mentioned consolidated financial statements have been restated from amounts previously presented to reflect the purchasing power of the Mexican peso as of June 30, 2000.

   In our opinion, based upon our audits and reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEMEX, S.A. de C.V. and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations, the changes in their stockholders' equity and the changes in their financial position for each of the years in the three-year period ended December 31, 1999, in accordance with generally accepted accounting principles in Mexico.

   Generally accepted accounting principles in Mexico vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 1999, and stockholders' equity as of December 31, 1998 and 1999, to the extent summarized in note 23 to the consolidated financial statements.

KPMG Cardenas Dosal, S.C.

Rafael Gomez Eng

Monterrey, N.L., Mexico
January 17, 2000, except for the restatement described in the third paragraph of this report which is as of September 1, 2000 and note 23 which is as of June 7, 2000.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                          Consolidated Balance Sheets
           (Thousands of constant Mexican pesos as of June 30, 2000)

                                              December 31,
                                        --------------------------   (Unaudited)
                                            1998          1999      June 30, 2000
                Assets                  -------------  -----------  -------------
 Current Assets
  Cash and temporary investments......    Ps4,147,606    3,193,079     3,297,769
  Trade accounts receivable, less
   allowance for doubtful accounts
   Ps623,978 in 1998 and Ps525,728 in
   1999...............................      5,141,485    5,189,379     6,296,946
  Other receivables (note 4)..........      2,150,453    2,299,651     1,932,935
  Inventories (note 5)................      4,498,463    5,436,085     5,454,156
  Other current assets (note 6).......        819,281      594,404       783,903
                                        -------------  -----------   -----------
      Total current assets............     16,757,288   16,712,598    17,765,709
                                        -------------  -----------   -----------
 Investments And Noncurrent
  Receivables (note 7)
  Investments in affiliated
   companies..........................      3,919,249    6,014,024     5,347,787
  Other investments...................        270,356      808,514       855,450
  Other accounts receivable...........        236,688      879,315     1,019,569
                                        -------------  -----------   -----------
      Total investments and noncurrent
       receivables....................      4,426,293    7,701,853     7,222,806
                                        -------------  -----------   -----------
 Property, Machinery And Equipment
  (note 8)
  Land and buildings..................     29,629,305   32,774,118    33,443,635
  Machinery and equipment.............     90,487,643   94,146,827    91,158,603
  Accumulated depreciation............    (61,095,482) (62,184,559)  (62,666,973)
  Construction in progress............      3,597,107    2,978,065     3,476,291
                                        -------------  -----------   -----------
      Total property, machinery and
       equipment......................     62,618,573   67,714,451    65,411,556
                                        -------------  -----------   -----------
 Deferred Charges (note 9)............     22,837,557   23,938,653    25,550,076
                                        -------------  -----------   -----------
      Total Assets....................  Ps106,639,711  116,067,555   115,950,147
                                        =============  ===========   ===========
 Liabilities and Stockholders' Equity
 Current Liabilities
  Bank loans (note 10)................    Ps4,085,923    1,876,448       648,363
  Notes payable (note 10).............        834,535      407,792       326,014
  Current maturities of long-term
   debt (notes 10 and 11).............      6,354,481    7,792,561     8,019,922
  Trade accounts payable..............      3,131,743    3,791,039     4,528,201
  Other accounts payable and accrued
   expenses...........................      3,928,771    3,998,260     4,115,580
                                        -------------  -----------   -----------
      Total current liabilities.......     18,335,453   17,866,100    17,638,080
                                        -------------  -----------   -----------
 Long-Term Debt (note 11)
  Bank loans..........................     20,242,455   22,677,087    21,960,600
  Notes payable.......................     18,087,447   17,795,420    16,723,911
  Current maturities of long-term
   debt...............................     (6,354,481)  (7,792,561)   (8,019,902)
                                        -------------  -----------   -----------
      Total long-term debt............     31,975,421   32,679,946    30,664,609
                                        -------------  -----------   -----------
 Other Noncurrent Liabilities
  Pension and seniority premium (note
   12)................................        986,178      543,576       259,858
  Deferred income taxes (note 15).....      1,106,552    1,077,053     6,275,098
  Other noncurrent liabilities........      1,850,174      951,223     1,166,553
                                        -------------  -----------   -----------
      Total other noncurrent
       liabilities....................      3,942,904    2,571,852     7,701,509
                                        -------------  -----------   -----------
      Total liabilities...............     54,253,778   53,117,898    56,004,198
                                        -------------  -----------   -----------
 Stockholders' Equity (note 13)
  Majority interest:
    Common stock-historical cost
     basis............................         47,619       49,312        51,291
    Common stock-accumulated inflation
     adjustments......................      2,860,636    2,860,792     2,860,793
    Additional paid-in capital........     17,477,797   19,563,959    21,391,863
    Deficit in equity restatement.....    (42,360,557) (40,957,792)  (47,916,266)
    Retained earnings.................     53,417,438   59,665,281    66,902,720
    Net income........................      8,189,321    9,514,494     4,719,708
                                        -------------  -----------   -----------
      Total majority interest.........     39,632,254   50,696,046    48,010,109
                                        -------------  -----------   -----------
  Minority interest...................     12,753,679   12,253,611    11,935,840
                                        -------------  -----------   -----------
      Total stockholders' equity......     52,385,933   62,949,657    59,945,949
                                        -------------  -----------   -----------
      Total Liabilities and
       Stockholders' Equity...........  Ps106,639,711  116,067,555   115,950,147
                                        =============  ===========   ===========

          See accompanying notes to consolidated financial statements.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       Consolidated Statements of Income
 (Thousands of constant Mexican pesos as of June 30, 2000, except for Earnings
                                   Per Share)

                                                                        (Unaudited)
                                                                     Six months ended
                              Years ended on December 31,                June 30,
                         ---------------------------------------  ------------------------
                             1997          1998         1999         1999         2000
                         -------------  -----------  -----------  -----------  -----------
Net sales..............  Ps 39,611,572   43,994,866   47,231,676   22,958,756   26,140,145
Cost of sales..........    (24,273,649) (25,437,568) (26,315,262) (12,763,820) (14,456,104)
                         -------------  -----------  -----------  -----------  -----------
 Gross profit..........     15,337,923   18,557,298   20,916,414   10,194,936   11,684,041
                         -------------  -----------  -----------  -----------  -----------
Operating expenses:
 Administrative........     (4,049,499)  (4,735,603)  (5,115,880)  (2,417,379)  (2,895,675)
 Selling...............     (1,928,265)  (1,813,716)  (1,747,398)    (851,320)    (876,330)
                         -------------  -----------  -----------  -----------  -----------
 Total operating
  expenses.............     (5,977,764)  (6,549,319)  (6,863,278)  (3,268,699)  (3,772,005)
                         -------------  -----------  -----------  -----------  -----------
Operating income.......      9,360,159   12,007,979   14,053,136    6,926,237    7,912,036
                         -------------  -----------  -----------  -----------  -----------
Comprehensive financing
 income (cost):
 Financial expenses....     (5,332,829)  (4,948,604)  (4,772,402)  (2,351,927)  (2,328,828)
 Financial income......      1,081,876      109,473      398,841      138,770      115,758
 Foreign exchange
  result, net..........       (123,636)  (2,257,656)     269,996      637,531     (227,525)
 Monetary position
  result...............      6,033,910    5,749,015    3,820,556    2,431,447    1,551,080
                         -------------  -----------  -----------  -----------  -----------
 Net comprehensive
  financing income
  (cost)...............      1,659,321   (1,347,772)    (283,009)     855,821     (889,515)
                         -------------  -----------  -----------  -----------  -----------
Other expense, net.....     (1,438,101)  (1,551,054)  (2,904,148)  (1,586,489)    (985,355)
                         -------------  -----------  -----------  -----------  -----------
 Income before income
  taxes, employees'
  statutory profit
  sharing and equity in
  income of
  affiliates...........      9,581,379    9,109,153   10,865,979    6,195,569    6,037,166
                         -------------  -----------  -----------  -----------  -----------
Income tax and business
 assets tax, net (note
 15)...................       (523,394)    (471,083)    (668,985)    (421,234)    (995,705)
Employees' statutory
 profit sharing (note
 15)...................       (170,675)    (206,162)    (374,536)    (144,250)    (167,437)
                         -------------  -----------  -----------  -----------  -----------
 Total income tax,
  business assets tax
  and employees'
  statutory profit
  sharing..............       (694,069)    (677,245)  (1,043,521)    (565,484)  (1,163,142)
                         -------------  -----------  -----------  -----------  -----------
  Income before equity
   in income of
   affiliates..........      8,887,310    8,431,908    9,822,458    5,630,085    4,874,024
Equity in income of
 affiliates............        182,821      159,786      243,382       81,636       94,091
                         -------------  -----------  -----------  -----------  -----------
 Consolidated net
  income...............      9,070,131    8,591,694   10,065,840    5,711,721    4,968,115
 Minority interest net
  income...............      1,115,010      402,373      551,346      282,533      248,407
                         -------------  -----------  -----------  -----------  -----------
 Majority interest net
  income...............  Ps  7,955,121    8,189,321    9,514,494    5,429,188    4,719,708
                         =============  ===========  ===========  ===========  ===========
 Basic Earnings Per
  Share (note 2A and
  note 19).............  Ps       2.06         2.16         2.52         2.61         2.16
 Diluted Earnings Per
  Share (note 2A and
  note 19).............  Ps       2.03         2.16         2.51         2.60         2.15
                         =============  ===========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                 Statements of Changes in Stockholders' Equity
           (Thousands of constant Mexican pesos as of June 30, 2000)

                       Common stock        Additional  Deficit in                                                        Total
                  -----------------------   paid-in      equity      Retained                 Majority    Minority   stockholders'
                    Series A    Series B    capital    restatement   earnings   Net income    interest    Interest      Equity
                  ------------  ---------  ----------  -----------  ----------  -----------  ----------  ----------  -------------
Balances at
December 31,
1996............  Ps 1,783,702  1,124,253  16,042,281  (31,052,440) 37,766,270   10,626,449  36,290,515  10,877,236   47,167,751
Acquisition of
shares under
repurchase
program.........          (469)      (678)        --           --   (1,238,785)         --   (1,239,932)        --    (1,239,932)
Appropriation of
net income from
prior year......           --         --          --           --   10,626,449  (10,626,449)        --          --           --
Issuance of
common stock
(note 13B)......           --          26      18,796          --          --           --       18,822         --        18,822
Result from
holding
nonmonetary
assets..........           --         --          --    (4,021,661)        --           --   (4,021,661)        --    (4,021,661)
Updating of
investments and
other
transactions
relating to
minority
interest........           --         --          --           --          --           --          --      357,407      357,407
Investment by
subsidiaries
(note 7)........           --         --          --    (2,249,557)        --           --   (2,249,557)        --    (2,249,557)
Net income......           --         --          --           --          --     7,955,121   7,955,121   1,115,010    9,070,131
                  ------------  ---------  ----------  -----------  ----------  -----------  ----------  ----------   ----------
Balances at
December 31,
1997............     1,783,233  1,123,601  16,061,077  (37,323,658) 47,153,934    7,955,121  36,753,308  12,349,653   49,102,961
Dividends
declared (Ps0.41
pesos per
share)..........         1,407        --    1,406,585          --   (1,691,617)         --     (283,625)        --      (283,625)
Appropriation of
net income from
prior year......           --         --          --           --    7,955,121   (7,955,121)        --          --           --
Issuance of
common stock
(note 13B)......           --          14      10,135          --          --           --       10,149         --        10,149
Result from
holding
nonmonetary
assets..........           --         --          --      (950,238)        --           --     (950,238)        --      (950,238)
Updating of
investments and
other
transactions
relating to
minority
interest........           --         --          --           --          --           --          --        1,653        1,653
Investment by
subsidiaries
(note 7)........           --         --          --    (4,086,661)        --           --   (4,086,661)        --    (4,086,661)
Net income......           --         --          --           --          --     8,189,321   8,189,321     402,373    8,591,694
                  ------------  ---------  ----------  -----------  ----------  -----------  ----------  ----------   ----------
Balances at
December 31,
1998............     1,784,640  1,123,615  17,477,797  (42,360,557) 53,417,438    8,189,321  39,632,254  12,753,679   52,385,933
Dividends
(Ps0.45 pesos
per share)......         1,726        --    1,752,140          --   (1,941,478)         --     (187,612)        --      (187,612)
Appropriation of
net income from
prior year......           --         --          --           --    8,189,321   (8,189,321)        --          --           --
Issuance of
common stock
(note 13B)......           --         123      91,948          --          --           --       92,071         --        92,071
Issuance of
appreciation
warrants (note
2C).............           --         --      242,074          --          --           --      242,074         --       242,074
Result from
holding
nonmonetary
assets..........           --         --          --    (2,979,075)        --           --   (2,979,075)        --    (2,979,075)
Updating of
investments and
other
transactions
relating to
minority
interest........           --         --          --           --          --           --          --   (1,051,414)  (1,051,414)
Investment by
subsidiaries
(note 7)........           --         --          --     4,381,840         --           --    4,381,840         --     4,381,840
Net income......           --         --          --           --          --     9,514,494   9,514,494     551,346   10,065,840
                  ------------  ---------  ----------  -----------  ----------  -----------  ----------  ----------   ----------
Balances at
December 31,
1999............     1,786,366  1,123,738  19,563,959  (40,957,792) 59,665,281    9,514,494  50,696,046  12,253,611   62,949,657
Dividends
(Ps0.50 pesos
per share)
(Unaudited).....         1,965        --    1,898,446          --   (2,277,055)         --     (376,644)        --      (376,644)
Appropriation of
net income from
prior year
(Unaudited).....           --         --          --           --    9,514,494   (9,514,494)        --          --           --
Issuance of
common stock
(Unaudited).....           --          15      12,119          --          --           --       12,134         --        12,134
Issuance of
appreciation
warrants
(Unaudited).....           --         --      (82,661)         --          --           --      (82,661)        --       (82,661)
Result from
holding
nonmonetary
assets
(Unaudited).....           --         --          --       833,151         --           --      833,151         --       833,151
Updating of
investments and
other
transactions
relating to
minority
interest
(Unaudited).....           --         --          --           --          --           --          --     (566,178)    (566,178)
Accumulated
effect of income
tax.............           --         --          --    (3,575,914)        --           --   (3,575,914)        --    (3,575,914)
Investment by
subsidiaries
(Unaudited).....           --         --          --    (4,215,711)        --           --   (4,215,711)        --    (4,215,711)
Net income
(Unaudited).....           --         --          --           --          --     4,719,708   4,719,708     248,407    4,968,115
                  ------------  ---------  ----------  -----------  ----------  -----------  ----------  ----------   ----------
Balances at June
30, 2000
(Unaudited).....     1,788,331  1,123,753  21,391,863  (47,916,266) 66,902,720    4,719,708  48,010,109  11,935,840   59,945,949
                  ============  =========  ==========  ===========  ==========  ===========  ==========  ==========   ==========

         See accompanying notes to consolidated financial statements.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES
            Statements of Changes in Stockholders' Equity, continued
                     Consolidated Comprehensive Net Income
           (Thousands of constant Mexican pesos as of June 30, 2000)

   For U.S. GAAP purposes, SFAS 130 requires the display of certain items resulting from the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners to be presented as a separate component of stockholders' equity and net income. The following table illustrates the comprehensive income and accumulated other comprehensive income under Mexican GAAP as of and for the years ended December 31, 1997, 1998 and 1999.

                                           Years ended on December 31,
                                      ----------------------------------------
                                           1997          1998         1999
                                      --------------  -----------  -----------
Majority interest net income......... Ps   7,955,121    8,189,321    9,514,494
Other comprehensive income:
 Foreign currency translation
  adjustment.........................        696,017    6,045,988     (849,435)
 Foreign exchange gains (losses)
  accounted as a hedge of a net
  Investment.........................       (459,755)  (3,098,900)     613,612
 Effects from holding non-monetary
  assets.............................     (2,924,251)  (1,447,780)  (2,467,756)
 Other hedge derivative instruments..       (198,659)    (289,320)    (146,744)
 Bulletin B-15 constant pesos
  adjustment.........................     (1,135,013)  (2,160,226)    (128,752)
                                      --------------  -----------  -----------
 Other comprehensive income (loss)...     (4,021,661)    (950,238)  (2,979,075)
                                      --------------  -----------  -----------
 Comprehensive income (loss) for the
  year...............................      3,933,460    7,239,083    6,535,419
                                      --------------  -----------  -----------
Accumulated other comprehensive
 income:
Balance at beginning of year.........    (16,372,761) (20,394,422) (21,344,660)
                                      --------------  -----------  -----------
Balance at end of year............... Ps (20,394,422) (21,344,660) (24,323,735)
                                      ==============  ===========  ===========

   For the periods ended June 30, 1999 and 2000, other comprehensive income amounts (loss) income of Ps(2,270,068) and Ps286,472 respectively (unaudited). The comprehensive income for the periods ended June 30, 1999 and 2000 was Ps3,159,121 and Ps5,006,180 respectively (unaudited).

   The Company has not presented the individual components of the accumulated balance of other comprehensive income disclosure requirements of SFAS 130 as permitted when it is impracticable to obtain this information.

   For Mexican GAAP purposes, deficit in equity restatement includes (i) foreign currency translation adjustments, (ii) foreign exchange losses derived from debt identified as hedge of a net investment, (iii) the accumulated effect of holding non-monetary assets, (iv) certain other hedge derivative instruments and (v) investments by subsidiaries in the Parent Company. For SFAS 130 purposes, all of the foregoing, except for investments by subsidiaries in the Parent Company, are considered to be part of comprehensive income.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

            Consolidated Statements of Changes in Financial Position (Thousands of constant Mexican pesos as of June 30, 2000)

                                                                      (Unaudited)
                                                                   Six months ended
                              Years ended on December 31,              June 30,
                          -------------------------------------  ----------------------
                              1997         1998        1999         1999        2000
                          ------------  ----------  -----------  ----------  ----------
Operating activities
 Majority interest net
  income................  Ps 7,955,121   8,189,321    9,514,494   5,429,188   4,719,708
 Charges to operations
  which did not require
  resources (note 18)...     5,448,015   4,555,066    5,498,947   2,290,251   2,546,367
                          ------------  ----------  -----------  ----------  ----------
  Resources provided by
   operating
   activities...........    13,403,136  12,744,387   15,013,441   7,719,439   7,266,075
                          ------------  ----------  -----------  ----------  ----------
Changes in working
 capital, excluding
 effect of acquisitions:
  Trade accounts
   receivable, net......      (271,973)   (814,332)     501,916    (355,462) (1,204,549)
  Other receivable and
   other assets.........       286,372    (322,756)     107,310     111,732     186,446
  Inventories...........      (287,944)   (532,227)     101,440     391,764    (190,337)
  Trade accounts
   payable..............       744,911     387,635      325,412     393,266     683,570
  Other accounts payable
   and accrued
  Expenses..............      (638,128)    949,053     (968,115)   (320,082)     63,929
                          ------------  ----------  -----------  ----------  ----------
  Net change in working
   capital..............      (166,762)   (332,627)      67,963     221,218    (460,941)
                          ------------  ----------  -----------  ----------  ----------
  Net resources provided
   by operating
   activities...........    13,236,374  12,411,760   15,081,404   7,940,657   6,805,134
                          ------------  ----------  -----------  ----------  ----------
Financing activities
 Proceeds from bank
  loans (repayments),
  net...................       (81,429)  3,133,018   (3,179,979)  1,684,698    (830,208)
 Notes payable, net,
  excluding foreign
  exchange effect (note
  3E)...................    (4,281,751) (7,167,794)  (4,220,764)   (313,702) (1,817,268)
 Investment by
  subsidiaries..........      (747,918) (2,537,345)   4,891,479      55,186  (1,190,640)
 Dividends paid.........           --   (1,691,617)  (1,941,478) (1,955,393) (2,277,055)
 Issuance of common
  stock from
  reinvestment of
  dividends.............           --    1,407,992    1,753,866   1,754,537   1,900,411
 Issuance of preferred
  stock by
  subsidiaries..........           --    2,548,833          --          --          --
 Other financing
  activities, net.......      (491,968)   (436,778)  (3,345,024)   (979,977)  1,102,679
 Acquisition of shares
  under repurchase
  program...............    (1,239,932)        --           --          --          --
 Issuance of common
  stock.................        18,822      10,149      334,145      50,864     (70,527)
                          ------------  ----------  -----------  ----------  ----------
  Resources used in
   financing
   activities...........    (6,824,176) (4,733,542)  (5,707,755)    296,213  (3,182,608)
                          ------------  ----------  -----------  ----------  ----------
Investing activities
 Property, machinery and
  equipment, net........    (3,499,610) (3,324,203)  (2,600,880)    204,013  (1,387,440)
 Acquisitions, net of
  cash acquired.........      (970,633) (2,587,522)  (9,666,931) (5,648,531)   (532,616)
 Disposal of assets.....           --    2,456,775          --       70,363   1,172,895
 Minority interest......    (1,066,549)   (882,191)  (1,424,189)   (968,053)    (40,900)
 Deferred charges.......      (690,962)    (41,577)    (900,011)     15,073     227,910
 Other investments and
  monetary foreign
  currency effect.......      (652,858) (3,128,624)   4,263,835  (2,448,197) (2,957,685)
                          ------------  ----------  -----------  ----------  ----------
  Resources used in
   investing
   activities...........    (6,880,612) (7,507,342) (10,328,176) (8,775,332) (3,517,836)
                          ------------  ----------  -----------  ----------  ----------
  (Decrease) increase in
   cash and temporary
   investments..........      (468,414)    170,876     (954,527)   (538,462)    104,690
  Cash and temporary
   investments at
   beginning of year....     4,445,144   3,976,730    4,147,606   4,147,606   3,193,079
                          ------------  ----------  -----------  ----------  ----------
  Cash and temporary
   investments at end of
   year.................  Ps 3,976,730   4,147,606    3,193,079   3,609,144   3,297,769
                          ============  ==========  ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

1.DESCRIPTION OF BUSINESS

   Cemex, S.A. de C.V. (Cemex or the Company) is a Mexican parent company of entities engaged in the production and marketing of cement and concrete in the construction industry. The Company also has subsidiaries that participate in the tourism industry.

2. OUTSTANDING EVENTS DURING 1999

A) EXCHANGE OF SHARES FOR THE NEW ORDINARY PARTICIPATION CERTIFICATE ("CPO")

   On September 14, 1999, the Company concluded an exchange offer of its old series "A" and "B" shares, and its old Ordinary Participation Certificates ("CPOs"), for new CPOs. As a result, most of the holders of the old series "A" and "B" shares and old CPOs, received for each of those securities a new CPO, which represents, the participation in two new series "A" shares and one new series "B" share of the Company. As a part of the exchange offer, on September 15, 1999, the Company effected a stock split of two series "A" shares and one series "B" share, for each of the old shares of any series. The proportional equity interest participation of the shareholders in the Company's common stock did not change as a result of the exchange offer and the stock split mentioned above.

   Earnings per share, prices per share, and the number of shares outstanding disclosed in these notes to the financial statements for the years ended December 31, 1997 and 1998, as well as the transactions occurred in 1999 prior to September 14, have been restated to give effect to the stock split mentioned in the preceding paragraph.

B) REGISTRATION IN THE NEW YORK STOCK EXCHANGE

   On September 15, 1999, the Company successfully completed its registration before the United States Securities and Exchange Commission ("SEC") and the listing of the new American Depositary Shares ("ADS") on the New York Stock Exchange ("NYSE"), as well as the exchange process of the new CPO mentioned in note 2A. On that same date, the new CPOs began trading on the Mexican Stock Exchange ("BMV") and of the new ADSs in the NYSE under the stock symbol CX. Each new ADS represents 5 new CPOs. As a result of the Company's registration with the SEC and the listing of the new ADS in the NYSE, beginning in the year 2000, the Company is required to file with the SEC, financial information according to the rules established by the SEC, including the annual financial statements with the reconciliation of stockholders' equity and net income to Generally Accepted Accounting Principles in the United States ("US GAAP").

C) PUBLIC OFFER OF WARRANTS

   During December 1999, through a simultaneous public offer in the Mexican Stock Exchange ("BMV") and the New York Stock Exchange ("NYSE"), the Company issued 105 million warrants at a subscription price of Ps3.3750 per warrant. The warrants allow the holder to benefit from the future increment in the market price of the Company's CPO above the strike price of $ 6.20 per warrant, within certain limits. The benefit, if any, will be paid in CPOs of the Company. The warrants were issued for a term of three years and are exercisable at maturity. The warrants were subscribed as American Depositary Warrants ("ADWs") in the NYSE, each ADW is equivalent to 5 warrants.

   As part of the same transaction, the Company carried out a hedge transaction in order to cover the future obligations for the warrants exercise. Through this transaction, 105 million CPOs of the Company and

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

33,751,566 shares of Compania Valenciana de Cementos Portland, S.A. ("Valenciana"), a subsidiary of the Company in Spain, were sold to a group of foreign banks. Simultaneously, a subsidiary of the Company entered into forward contracts with the same group of banks, to repurchase the basket of shares with a three-year maturity and prepaid approximately $ 439.9 million of the forward purchase price to the bank

   As a result of the overall transaction, the Company received proceeds for the subscription of the warrants and the sale of the basket of shares of approximately $ 490.9 million, after applying the prepayment to the banks under the forward, fees and other expenses related to this transaction.

3. SIGNIFICANT ACCOUNTING POLICIES

A) BASIS OF PRESENTATION AND DISCLOSURE

   The accompanying financial statements have been prepared in accordance with Generally Accepted Accounting Principles in Mexico ("Mexican GAAP"), which include the recognition of the effects of inflation on the financial information.

   The corresponding notes have been revised from the notes originally prepared under Mexican GAAP in order to comply with the disclosure requirements of Accounting Principles Generally Accepted in the United States of America (U.S.
GAAP) and with the regulations of the U.S. Securities and Exchange Commission
(SEC).

   When reference is made to pesos or "Ps", it means Mexican pesos; when reference is made to dollars or "$", it means currency of the United States of America.

   When reference is made to "CPOs", it is the Ordinary Participation Certificates of the Company, which include two series "A" shares and one series "B" share per each CPO. When reference is made to "ADS's", it is the "American Depositary Shares" of the Company. Each ADS includes 5 CPO's.

B) PRESENTATION OF COMPARATIVE FINANCIAL STATEMENTS

   In accordance with Bulletin B-15, "Foreign Currency Transactions and Translation of Foreign Currency Financial Statements", the inflation restatement factors applied to the financial statements of prior periods were calculated based upon a weighted average index, which takes into consideration the inflation rates of the countries in which the subsidiaries operate, and the fluctuations in the exchange rate of each country vis-a-vis the Mexican peso.

                                           December 31, December 31, June 30,
                                               1998         1999       2000
                                           ------------ ------------ --------
   Inflation restatement factor using
    weighted average index................    1.2581       1.0011     1.0287
   Inflation restatement factor for
    inflation in Mexico...................    1.1861       1.1232     1.0442

   The inflation restatement adjustments for common stock and additional paid-in capital are determined by using the Mexican inflation. The weighted average restatement index was used for all other inflation restatement adjustments to stockholders' equity.

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


C) PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include those of Cemex and the subsidiary companies in which Cemex holds a majority interest and/or has control. All significant intercompany balances and transactions have been eliminated in consolidation.

   The main subsidiaries are:

  .  Cemex Mexico, S. A. de C.V.

  .  Beeston Investments Holdings Limited

  .  Compania Valenciana de Cementos Portland, S.A.

  .  Corporacion Venezolana de Cementos, S.A.C.A.

  .  Cemex USA, Inc.

  .  Cementos Diamante, S.A.

  .  Cemento Bayano, S.A.

  .  Cementos Nacionales, S.A.

  .  Rizal Cement Company, Inc.

  .  APO Cement Corporation

  .  Assiut Cement Company

  .  Cementos del Pacifico, S.A.

  .  Turismo Cemex, S.A. de C.V.

D) ADMINISTRATIVE IMPROVEMENT PROGRAM DURING 1999

   During 1999, as part of an administrative improvement program, the Company integrated within the structure of one entity the cement and concrete operations in Mexico in order to eliminate redundant processes and take advantage of synergies. This administrative process included mergers, as well as sales-purchases of companies within the Cemex group, for which the following actions were taken:

  1) Effective July 31, 1999, the Company changed the legal name of Cemex Control, S.A. de C.V. ("Control") to Empresas Tolteca de Mexico, S.A. de C.V. ("ETM").

  2) Effective December 31, 1999, a merger took place of most of the cement subsidiaries in Mexico, including Tolmex, S.A. de C.V. ("Tolmex"). The merging entity was Serto Construcciones, S.A. de C.V. ("Serto"), company which before the merger was a direct subsidiary of Tolmex. Likewise, on December 10, 1999, the legal name of Serto was changed to Cemex Mexico, S.A. de C.V. ("Cemex Mexico").

  3) Effective December 31, 1999, a merger took place of most of the concrete subsidiaries in Mexico. The merging entity was Cemex Concretos, S.A. de C.V., before named Concretos de Alta Calidad y Agregados, S.A. de C.V.

  4) Additionally, on December 15, 1999, through a sale and purchase of shares within the Group, ETM became a direct subsidiary of Cemex Mexico.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   Through these mergers and the intercompany sale of ETM (see note 22), from January 1, 2000, the cement and concrete operations of the Company in Mexico are integrated in Cemex Mexico and subsidiaries.

E) FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

   Transactions denominated in foreign currencies are recorded at the exchange rates prevalent on the dates of their execution or liquidation. Monetary assets and liabilities denominated in foreign currencies are adjusted into pesos at the exchange rates prevailing at the balance sheet date. The resulting foreign exchange fluctuations are reflected in the results of operations as part of the comprehensive financing income (cost) or as a charge directly to the stockholders' equity when the indebtedness is directly related to the acquisition of a foreign subsidiary.

   The financial statements of consolidated foreign subsidiaries are restated for inflation in their functional currency based on the subsidiary country's inflation rate and subsequently translated to Mexican pesos by using the foreign exchange rate at the end of the corresponding reporting period for balance sheet and income statement accounts.

   The exchange rate of the Mexican peso against the U.S. dollar used by the Company is based upon the weighted average of free market rates available to settle its overall foreign currency transactions.

F) CASH AND TEMPORARY INVESTMENTS

   Cash and temporary investments include fixed-income marketable securities investments with original maturities of three months or less. Investments in marketable securities are stated at market value. Gains or losses resulting from changes in market values and the effects of inflation are included in the accompanying statements of income as part of the comprehensive financing income or cost.

G) INVENTORIES AND COST OF SALES (note 5)

   Inventories are stated at the lower of replacement cost or market value. Replacement cost is based upon the latest purchase price or production cost. The cost of sales reflects replacement cost of inventories at the time of sale, expressed in constant pesos as of the date of the latest balance sheet.

H) INVESTMENTS AND NONCURRENT RECEIVABLES (note 7)

   In the consolidated financial statements, investments in affiliated companies in which the Company holds between 10% and 50% of the issuer's capital stock are accounted for by the equity method. Under the equity method, the investments are stated at cost, adjusted for the Company's equity in the investee's earnings after acquisition and the effects of inflation on the investee's equity.

   Investments available for sale for which the Company has no intention to sell in the short-term are carried at market value, and valuation effects are recognized in the stockholders' equity. The application of the accumulated effect to the income statement will occur at the moment of sale.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


I) PROPERTY, MACHINERY AND EQUIPMENT (note 8)

   Property, machinery and equipment are restated for inflation in accordance with the fifth amendment to Bulletin B-10, by using the inflation index of the country of origin of the assets and the change in the foreign exchange rate between the country of origin and the functional currency.

   Net comprehensive financing cost incurred during the construction or installation period of fixed asset additions is capitalized, as part of the value of the assets.

   Depreciation of property, machinery and equipment is provided on the straight-line method over the estimated useful lives of the assets less salvage value. The useful lives of the assets are as follows:

                                                                         Years
                                                                        --------
   Administrative buildings............................................    50
   Industrial buildings, machinery and equipment....................... 10 to 35

   The Company continuously evaluates the physical state and performance of its machinery and equipment, as well as the impact of its sales and production forecasts, in order to determine if there are judgement elements indicating that the book value of these assets need to be adjusted for impairment. An impairment loss would be recorded in the income statement of the period if such determination is made (see note 8).

J) DEFERRED CHARGES AND AMORTIZATION (note 9)

   Deferred charges are adjusted to reflect current values. Amortization of deferred charges is determined using the straight-line method based on the current value of the assets.

   Amortization of the excess of cost over book value of subsidiaries acquired (goodwill) is determined under the present worth or sinking fund method, which intends a better matching of the amortization of goodwill with the revenues generated from the acquired affiliated companies. The amortization periods are as follows:

                                                                           Years
                                                                           -----
   Goodwill from years before 1992........................................   40
   Goodwill from acquisitions starting January 1, 1992....................   20

   At each balance sheet date, the Company evaluates the recoverability of goodwill based on an evaluation of factors such as the occurrence of a significant adverse event, change in the environment in which the business operates and expectations of operating results for each subsidiary, this to determine if there are judgement elements to believe that the goodwill balance would not be recovered. An impairment loss would be recorded in the period if such determination is made.

   Deferred financing costs originated from our financing operations are amortized over the term in which the related transactions are outstanding, in proportion to their maturity dates. These costs include the expenses incurred for fees paid to lawyers, printers and consultants, as well as commissions paid to banks in the credit approval process. Deferred financing costs are adjusted to reflect current values.

K) PENSION PLANS AND SENIORITY PREMIUM (note 12)

   Pension benefits and accumulated seniority premium rights to which employees are legally entitled are recognized in the results of operations on the basis of the present value of the benefit determined under

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

actuarial estimations. The amortization of unrecognized prior service cost is based on the employee's estimated active service life. As of December 31, 1999, the estimated active service life of the personnel's under benefit plan is approximately 22 years.

   Some subsidiaries have established pension plans supplementary to the benefits provided by law. The obligations under these plans are determined based on actuarial calculations and, in some cases, certain irrevocable trust funds have been established for these plans. The actuarial assumptions utilized in these calculations are based upon "real" rates (nominal rates reduced by inflation).

   Other benefits to which employees may be entitled are recognized as an expense in the year in which they are paid. These benefits consist principally of severance benefits and vacation.

L) INCOME TAX AND EMPLOYEES' STATUTORY PROFIT SHARING (note 15)

   Income Tax and Employees' Statutory Profit Sharing expense recognize the amounts incurred, and the effects of material timing differences between tax and book income on which it may be reasonably estimated that, over a defined period, a benefit or liability will arise.

M) MONETARY POSITION GAIN OR LOSS

   The monetary position gain or loss is calculated by applying the inflation rate of each country in which the Company has operations to the average net monetary assets or liabilities in that country.

N) DEFICIT IN EQUITY RESTATEMENT

   The deficit in equity restatement includes the accumulated effect from holding non-monetary assets as well as the effects of translation of financial statements of foreign subsidiaries.

O) DERIVATIVE FINANCIAL INSTRUMENTS (note 14)

   The Company uses derivative financial instruments such as interest rate swaps, forward contracts, options and future contracts in order to reduce its exposure to market risks from changes in interest rates, foreign exchange rates, the price of the Company's shares and the price of energy. Some financial instruments have been designated as hedges of the Company's costs, debt or equity and their economic effects are recognized as part of the cost of sales, comprehensive financing income (cost) or in stockholders' equity, according to their designation. Premiums paid or received on derivative instruments, are deferred and amortized to the income statement or stockholders' equity, depending on their destination, over the life of the underlying hedge instrument or immediately when they are settled.

   Equity derivatives on the Company's common stock are accounted for as equity instruments and gains and losses are recognized as an adjustment to stockholders' equity. At maturity, these contracts provide for physical or net cash settlement at the Company's option.

   Currency forward instruments that have been designated as, and are effective as, a hedge of the Company's net investments in foreign subsidiaries are recorded at their estimated fair value in the balance sheet. The realized or unrealized gains or losses are recognized in stockholders' equity as part of foreign currency translation gain or loss.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The results of derivative instruments contracted as a hedge of interest rates are accounted for as part of the effective interest rate of the related debt within the financial expense. At settlement, the results are deferred and recognized over the shorter term of the remaining contractual life of the derivative instrument or the remaining life of the liability as an adjustment to interest expense.

P) REVENUE RECOGNITION

   Revenue is recorded upon shipment of the cement and ready-mix concrete to customers.

Q) USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

R) RECLASSIFICATIONS

   Certain amounts reported in the notes to the consolidated financial statements as of December 31, 1997 and 1998 have been reclassified to conform to the 1999 presentation.

4. OTHER RECEIVABLES

   Other current receivables consist of:

                                                  December 31,      (Unaudited)
                                              ---------------------  June 30,
                                                 1998       1999       2000
                                              ----------- --------- -----------
   Non-trade receivables..................... Ps1,321,516 1,581,597  1,550,946
   Refundable income tax.....................     653,471   399,368    381,989
   Other refundable taxes....................     175,466   318,686        --
                                              ----------- ---------  ---------
                                              Ps2,150,453 2,299,651  1,932,935
                                              =========== =========  =========

   As of December 31, 1998 and 1999, non trade receivables consisted primarily of interest receivable, notes receivable, advances to employees for travel expenses, loans made to employees and receivable from the sale of assets.

5. INVENTORIES

   Inventories are summarized as follows:

                                                   December 31,      (Unaudited)
                                               ---------------------  June 30,
                                                  1998       1999       2000
                                               ----------- --------- -----------
   Finished goods............................. Ps1,027,325   765,997    941,726
   Work-in-process............................     499,634   603,303    642,230
   Raw materials..............................     523,773   528,908    516,961
   Supplies and spare parts...................   2,045,907 2,833,428  2,669,125
   Advances to suppliers......................     175,300   430,419    386,316
   Inventory in transit.......................      31,979   121,196    202,655
   Real estate held for sale..................     194,545   152,834     95,143
                                               ----------- ---------  ---------
                                               Ps4,498,463 5,436,085  5,454,156
                                               =========== =========  =========

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As of December 31, 1998 and 1999, real estate held for sale corresponds to undeveloped land in different tourist locations in Mexico, originally acquired by the Company for future tourism projects. Currently, this real estate is held for sale in the short-term. In accordance to the Fifth Amendment to Bulletin B-10, until December 31, 1996, independent appraisers determined the amounts, which represented their estimated realizable value. Beginning in 1997, such amounts have been restated using the inflation factors arising from the NCPI.

6. OTHER CURRENT ASSETS

   Other current assets include Ps486,915 and Ps132,470, as of December 31, 1998 and 1999, respectively and Ps134,191 as of June 30, 2000 (unaudited), of non-cement related assets which are intended to be sold in the short-term, and that are stated at their estimated realizable value. These assets include securities and assets for lines of business other than the Company's, which are mainly originated from (i) non-cement related assets acquired in the acquisition of our international subsidiaries, and (ii) assets held for sale including land and buildings received from customers as payment of trade receivables.

   As of December 31, 1998, within non-cement related assets acquired as part of the acquisition of subsidiaries, were included approximately Ps432.9 million for an uncompleted real estate project in Spain. During 1999, the Company sold part of this asset in Spain, recording a net loss of approximately Ps165 million in the caption Other Expenses, net. Additionally, as of December 31, 1999, the Company recognized an impairment allowance related to this asset for approximately Ps38.6 million in the income statement. The fair value of the remaining non-cement assets in Spain as of December 31, 1999 is approximately Ps29.3 million and was reclassified to fixed assets.

7. INVESTMENTS AND NONCURRENT RECEIVABLES

   Investments in shares of affiliated companies are accounted for by the equity method, which considers the results of operations and the stockholders' equity of the investee's. Investment in shares of affiliated companies are summarized as follows:

                                                  December 31,      (Unaudited)
                                              ---------------------  June 30,
                                                 1998       1999       2000
                                              ----------- --------- -----------
Contribution or book value at acquisition
 date........................................ Ps2,534,811 4,383,583  4,064,838
Equity in income and other changes in
 stockholders' equity of subsidiaries and
 affiliated companies........................   1,384,438 1,630,441  1,282,949
                                              ----------- ---------  ---------
                                              Ps3,919,249 6,014,024  5,347,787
                                              =========== =========  =========

   Investment held by subsidiaries in the Parent Company amounting to Ps4,469,334 (171,064,911 CPO's) and Ps6,318,929 (113,625,709 CPO's and
3,663,615 warrants) as of December 31, 1998 and 1999, respectively, are offset against majority interest stockholders' equity in the accompanying financial statements. As part of the hedge transaction carried out by the Company during 1999 (see notes 2C and 14(d)), a total of 105 million CPOs held by subsidiaries in the Parent Company were sold.

  a) On November 22, 1999, the Company acquired from the Egyptian government a 77% equity interest in Assiut Cement, Co. ("Assiut"), the largest cement-producing company in Egypt, for $318.8 million (Ps3,119 million). Additionally, the Company has an option until June 30, 2000 to acquire an additional

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

     13% equity interest for an approximate amount of $53.8 million. As of December 31, 1999, the consolidated financial statements of the Company include the balance sheet of Assiut with figures as of November 30, 1999, and the results of the one-month period ended November 30, 1999.

  b) During 1999, the Company entered into capitalization and subscription of shares agreements with institutional investors in Asia, represented by AIG Asian Infrastructure Fund II, L.P. and GIC Special Investments Pte Ltd., to co-invest in Cemex Asia Holdings Ltd. ("CAH"), a subsidiary of the Company created to make cement investments in Asia. Based on the agreements, on September 30, 1999, the investors in Asia contributed capital to CAH of approximately $87 million, and the Company, through subsidiaries, contributed to CAH its direct participation and its economic benefits in Rizal Cement and APO Cement, subsidiaries in the Philippines. As a result of this transaction, on September 30, 1999, the direct participation and economic benefits of the Company in Rizal and APO decreased to 60% and 86%, respectively. Due to this transaction, a minority interest increase in the consolidated stockholders' equity was reflected.

  c) On September 21, 1999, the Company successfully completed a tender offer for the acquisition of the Costa Rican cement producer, Cementos del Pacifico, S.A. ("Cempasa"). Through this transaction, a subsidiary of the Company acquired an additional 79.5% of the shares outstanding of Cempasa for approximately $72 million (Ps704 million), increasing the equity interest of the Company in Cempasa to 95.3%. As of December 31, 1999 the consolidated financial statements of the Company, include the balance sheet of Cempasa with figures as of December 31, 1999, and the results for the three-month period ended December 31, 1999.

  d) In June 1999, the Company acquired an 11.92% equity interest in Cementos Bio Bio, S.A., the largest cement producer of Chile. The total of this transaction amounted to approximately $34 million. As of December 31, 1999, the investment in Cementos Bio Bio was accounted for under the equity method of accounting, and is included in the investments in affiliated companies' caption for Ps302,567.

  e) In February 1999, a subsidiary of the company acquired 99.9% interest in the economic benefits of APO Cement Corporation ("APO"), a Philippine cement producer, for approximately $400 million. As of December 31, 1999, the consolidated financial statements of the Company include the balance sheet and results of APO for the year ended December 31, 1999.

  f) Through transactions carried out in 1998 and 1999 for approximately $114.6 and $126 million, respectively, a subsidiary of the Company acquired 25.53% of the common stock of PT Semen Gresik (Persero), Tbk. ("Gresik"), an Indonesian company with several cement plants. As of December 31, 1999, the investment in Gresik was included in the consolidated financial statements under the equity method of accounting, and is included in the investments in affiliated companies' caption for Ps2,793,724. As of December 31, 1998, the investment in Gresik was accounted under the cost method of accounting and totaled Ps1,203,009. Under the terms of the Company's agreement, entered into with the Indonesian government in connection with the Company's investment in Gresik, the Indonesian government has an option until October 2001 to require the Company to purchase its 51% interest in Gresik for a purchase price of approximately $418 million (Ps4,113 million), plus accrued interests since October 1998 at 8.2% per annum.

  g) In December 1998, through a public offering, the Company acquired an additional 21.96% of the shares representative of the capital stock of its Colombian subsidiary. Through this acquisition, the Company's investment in this subsidiary increased from a 68.7% to 90.7%. This transaction amounted to approximately $47.3 million (approximately Ps 482 million).

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


  h) In November 1998, a subsidiary of the Company increased its equity interest in Rizal Cement, Inc. ("Rizal"), a Philippine cement producer to 40%, for an approximate amount of $130 million. Likewise, as part of this transaction, a Philippine investor, through the subscription of a special series of shares, purchased an additional 30% of Rizal. The Philippine investor and Cemex formed an alliance that grants the Company control of the operations not reserved for nationals under Philippine law, and the administration of Rizal. Through these transactions, the Company has 70% of the economic benefits of Rizal. As of December 31, 1999, the consolidated financial statements include the balance sheet and results of Rizal for the year 1999. As of December 31, 1998, the investment in Rizal was accounted for by the purchase method of accounting and the accounts of Rizal are included in the Company's consolidated financial statements based upon Rizal's November 30, 1998 amounts.

   Certain condensed financial information of the balance sheets and income statements of the acquired companies during 1999, for the periods mentioned above, are presented below:

                                                a) Assiut   c) Cempasa  e) APO
                                               -----------  ---------- ---------
Total assets.................................. Ps4,187,915   655,051   3,686,583
Total liabilities.............................   2,789,953   261,611   1,214,783
Stockholders' equity..........................   1,397,962   393,440   2,471,800
                                               -----------   -------   ---------
Sales.........................................  Ps 141,638    93,812     634,753
Operating income..............................      15,834    20,676     114,258
Net (loss) income.............................      (7,407)  (18,237)     75,318
                                               -----------   -------   ---------

8. PROPERTY, MACHINERY AND EQUIPMENT

   During 1999, through the analysis of the economic and market conditions prevailing in the countries where the Company operates, the marketing plans, as well as the future production needs, the Company decided to cease operations in 4 operating cement assets located in Mexico and Colombia, as well as to partially close 4 other operating cement assets located in the same countries, in order to avoid a production overload. Based on this analysis, the Company estimated that the expected future cash flows to be generated by such assets would not be sufficient to recover their book value.

   As a result of the above and, according to the guidelines established in Bulletin C-6 "Property, Machinery and Equipment", during 1999, the Company determined an impairment provision of approximately $63.1 million (Ps617.3 million), which is reflected in the consolidated income statement under the caption Other Expenses, net. As of December 31, 1999, the assets subject to impairment described above are valued at their estimated realizable value, net of the expenses estimated for their disposal and, their depreciation has been suspended. The remaining book value of these assets is approximately Ps322 million and it is the Company's intention to dispose of those that were completely closed. The impact at December 31, 1999 of having suspended depreciation of these assets on the 1999 results was approximately Ps31.07 million.

   The Company continues with the assessment process of its subsidiaries' fixed assets; therefore, the possibility of future provisions for impairment of additional assets exists.

   In 1998, the Company sold a cement plant and its related assets of its Spanish subsidiary for approximately $260 million (Ps2,651million), resulting in a gain in the consolidated income statement of approximately Ps335 million. The sale included the ready-mix concrete, mortar and aggregates operations related to that plant.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


9. DEFERRED CHARGES

   Deferred charges are summarized as follows:

                                              December 31,         (Unaudited)
                                         ------------------------   June 30,
                                             1998         1999        2000
                                         ------------  ----------  -----------
Excess of cost over book value of
 subsidiaries and affiliated companies
 acquired............................... Ps23,693,664  25,040,419  25,090,683
Terminal installation costs and other
 intangible assets......................       47,207      60,822      73,728
Deferred financing costs................      427,685     547,953     595,743
Others..................................    3,020,599   3,532,609   5,170,730
Accumulated amortization................   (4,351,598) (5,243,150) (5,380,808)
                                         ------------  ----------  ----------
                                         Ps22,837,557  23,938,653  25,550,076
                                         ============  ==========  ==========

   As of December 31, 1999, as a result of the acquisitions made by the Company during 1999 (see note 7), goodwill increased approximately $249 million (Ps2,436 million), in relation to the prior year.

10. SHORT-TERM BANK LOANS AND NOTES PAYABLE

   Short-term debt is summarized by currency as of December 31, 1998 and 1999, as follows:

                                  1998         Rate        1999        Rate
                              ------------ ------------ ---------- -------------
US Dollars................... Ps10,532,324 5.8% - 10.0%  8,047,747 5.4% - 10.8%
Euros........................          --      --          907,792  3.5% - 4.1%
Egyptian Pounds..............          --      --          693,394     10.5%
Philippine Pesos.............      201,969    16.8%        233,217 13.0% - 15.7%
Spanish Pesetas..............      392,672 3.9% - 5.8%     189,057     3.8%
Colombian Pesos..............      147,974    19.8%          5,594     19.8%
                              ------------              ----------
                              Ps11,274,939              10,076,801
                              ============              ==========

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


11. LONG-TERM BANK LOANS AND NOTES PAYABLE

   The consolidated long-term debt is summarized as follows:

                                1998          Rate        1999         Rate
                            ------------  ------------ ----------  ------------
A) Bank Loans
  1. Syndicated loans
     denominated in foreign
     currency, due from
     2000 to 2006.......... Ps 9,779,892  6.1% - 8.2%  13,839,623  4.1% - 9.5%
  2. Bank loans denominated
     in foreign currency,
     due from 2000 to
     2007..................    5,466,849  3.9% - 19.8%  4,924,289  3.5% - 15.7%
  3. Revolving line of
     credit in foreign
     currency, due from
     2001 to 2002..........    4,995,714      6.6%      3,913,175      7.1%
                            ------------               ----------
                              20,242,455               22,677,087
                            ============               ==========

B) Notes Payable
  4. Euro medium-term Notes
     denominated in foreign
     currency, due from
     2000 to 2006..........   13,403,353  8.5% - 12.8% 14,523,925  8.5% - 12.8%
  5. Commercial paper
     denominated in foreign
     currency with
     revolving maturities
     every one or two
     years.................    1,977,895  5.3% - 7.7%   1,633,751      7.3%
  6. Yankee Notes, due in
     2003..................    1,785,812      8.4%        805,136      8.4%
  7. Other notes
     denominated in foreign
     currency, due from
     2000 to 2009..........      920,387  6.7% - 9.8%     832,608  7.1% - 8.9%
                            ------------               ----------
                              18,087,447               17,795,420
                            ------------               ----------
                              38,329,902               40,472,507
     Current maturities....   (6,354,481)              (7,792,561)
                            ------------               ----------
                            Ps31,975,421               32,679,946
                            ============               ==========

  1. Syndicated loans denominated in foreign currency had a weighted average floating interest rate of 6.8% in 1998 and 6.2% in 1999. These loans had a weighted average spread based on LIBOR of 132 basis points in 1998 and 98 in 1999.

  2. Bank loans denominated in foreign currency, of which 93% in 1998 and 48% in 1999 were floating rate with a weighted average interest rate of 6.5% in 1998 and 5.4% in 1999. These loans had a weighted average spread based on LIBOR of 122 basis points in 1998 and 45 basis points in 1999.

  3. Revolving line of credit in foreign currency with an average floating rate of 6.6% in 1998 and 7.1% in 1999. These loans had a spread based on LIBOR of 125 basis points.

  4. Euro medium-term Notes denominated in foreign currency with a weighted average fixed rate of 10.5% in 1998 and 10.3% in 1999.

  5. Commercial paper denominated in foreign currency with revolving maturities every one or two years with a weighted average floating interest rate of 6.0% in 1998 and 7.3% in 1999. These loans had a spread based on LIBOR of 73 basis points in 1998 and 116 basis points in 1999.

  6.  Yankee Notes had a fixed rate of 8.375% in 1998 and 1999.

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


  7. Other notes denominated in foreign currency of which Ps412,057 and Ps124,170 were floating rate with a weighted average interest rate of 6.9% and 5.9% in 1998 and 1999, respectively. These loans had a weighted average spread based on LIBOR of 162 basis points in 1998 and 16 basis point in 1999. The remaining Ps482,652 in 1998 and Ps685,209 in 1999 were fixed rate with a weighted average interest rate of 8.9% and 6.4% in 1998 and 1999, respectively.

   Long-term debt is summarized by currency as of December 31, 1998 and 1999 as follows:

   Consolidated                                              1998        1999
   ------------                                          ------------ ----------
   US Dollars........................................... Ps31,087,266 25,840,051
   Euros................................................          --   4,479,781
   Egyptian Pounds......................................          --   1,604,900
   Philippine Pesos.....................................      141,793    203,075
   Spanish Pesetas......................................      687,259    512,299
   Colombian Pesos......................................       13,989     39,840
   Venezuela Bolivars...................................       45,114        --
                                                         ------------ ----------
                                                         Ps31,975,421 32,679,946
                                                         ============ ==========

   As of December 31, 1999, the Company has interest rate swap contracts for up to $450 million (Ps4,428 million), exchanging fixed for floating rates. Additionally, the Company has interest rate collars for 7,500 million pesetas (Ps426 million) and $50 million (Ps492 millions) in 1998 and 2,500 million pesetas (Ps141 million) in 1999, related to the debt negotiated at variable rates in a range of LIBOR and MIBOR. Furthermore, there are forward range swap contracts covering up to $405 million (Ps3,985 million) and $80 million (Ps787 million) in 1998 and 1999, respectively, to protect the financial cost of debt negotiated at variable rates.

   The Company has these interest rate hedge instruments and derivative instruments as part of its strategy to manage the overall cost of borrowing. The results of these instruments are recognized as part of the financial expense.

   As of December 31, 1999, the Company's maturity dates, interest rates being hedged, current interest rates and estimated market value of interest rate collars and swaps related to the debt hedged as described above are presented as follows:

                                         Interest rate
                              Maturity     hedged or     Effective    Estimated
                                date       exchanged   interest rate market value
                            ------------ ------------- ------------- ------------
   Debt denominated in
    Pesetas................   April 2000     3.11%         3.68%      Ps    (479)
   Debt denominated in US
    dollars................   March 2001     6.51%         6.33%          (2,319)
   Debt denominated in US
    dollars................    June 2002     9.25%         8.19%         (56,105)
   Debt denominated in US
    dollars................ October 2009     9.63%         8.47%         (59,324)
                                                                      ----------
                                                                      Ps(118,227)
                                                                      ==========

   As of December 31, 1998, the estimated market value of these instruments showed a loss of approximately Ps(225,100).

   The estimated market value of the interest rate collars and swaps will fluctuate over time and will be determined by the market future pricing of the rates. Fair values should not be viewed in isolation, but rather in relation to the fair values of the underlying transactions and the overall reduction in the Company's exposure to

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

fluctuations in interest rates. The notional amounts of derivative instruments do not necessarily represent amounts exchanged by the parties and, consequently, there is no direct measure of the Company's exposure for the use of these derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other items included in the derivative instruments.

   The maturities of long-term debt as of December 31, 1999 are as follows:

                                                                       Total
                                                                    ------------
   2001............................................................ Ps 9,772,968
   2002............................................................    8,490,719
   2003............................................................    3,576,631
   2004............................................................    3,227,391
   2005 and thereafter.............................................    7,612,237
                                                                    ------------
                                                                    Ps32,679,946
                                                                    ============

   As of December 31, 1998, the subsidiaries that guaranteed indebtedness of the Company for an aggregate of $2,010 million were: Tolmex, S.A. de C.V., Serto Construcciones, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., Cementos Mexicanos, S.A. de C.V. and Cemex Control, S.A. de C.V. As of December 31, 1999, Cemex Mexico, S.A. de C.V. and Empresas Tolteca de Mexico, S.A. de C.V., guaranteed indebtedness of the Company for an aggregate amount of $2,090 million. The change of the subsidiaries, which guaranteed the Company's indebtedness resulted from the mergers mentioned in note 3D. The combined summarized financial information of these guarantors as of December 31, 1998 and 1999 is as follows:

                                                             1998        1999
                                                         ------------ ----------
   Assets............................................... Ps64,825,009 47,914,331
   Liabilities..........................................   13,636,454 30,036,240
   Stockholders' equity.................................   51,188,555 17,878,091
                                                         ------------ ----------
   Net sales............................................ Ps 8,780,028 19,808,271
   Operating income.....................................    2,638,008  9,084,215
   Net income...........................................    3,839,882  6,419,143
                                                         ------------ ----------

   As of December 31, 1999, the Company and its subsidiaries have the following lines of credit, both committed and subject to the bank's availability, at annual interest rates ranging from 5.4% to 12.8%, in accordance with the negotiated currency:

                                                           Line of
                                                            Credit    Available
                                                         ------------ ----------
   Euro medium-term Notes ($1,250 million).............. Ps12,228,671  8,415,087
   European commercial paper ($600 million).............    5,869,762  4,236,012
   US commercial paper ($250 million)...................    2,445,734  2,445,734
   Current line of credit ($250 million)................    2,445,734  2,445,734
   Lines of credit of foreign subsidiaries..............    5,606,503  3,707,155
   Other lines of credit from Mexican banks.............    5,531,154  4,632,944
   Other lines of credit from foreign banks.............    4,324,481  2,358,138
                                                         ------------ ----------
                                                         Ps38,452,039 28,240,804
                                                         ============ ==========

   At December 31, 1998 and 1999 in the consolidated balance sheets there are current liabilities amounting to $168 million and $226 million, respectively, classified as long-term debt due to the ability and intention of the Company to refinance such indebtedness with the available amounts of the long-term lines of credit.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As of December 31, 1999, the Company established deposits in trusts amounting to $120 million (Ps1,174 million). Such deposits are committed to the repayment of $30 million in short-term debt and $90 million in long-term debt, to repay part of the Yankee Bond purchase offer (see note 22). These deposits have been offset for presentation purposes.

   Certain credit agreements are guaranteed by the Company and/or some of its subsidiaries and contain restrictive covenants that limit the sale of assets, maintain control of the shares of certain subsidiaries, establish liens and require the Company to comply with certain financial ratios. When a default event has occurred, the Company has obtained the respective waivers.

12. PENSION PLANS AND SENIORITY PREMIUM

   The net periodic pension cost of the pension plans and seniority premium and the actuarial present value of the benefit obligation and the funded status of the plans described in note 3K, were determined based on computations prepared by independent actuaries as of December 31, 1998 and 1999, and are summarized as follows:

                                                          1998        1999
                                                      ------------  ---------
Change in benefit obligation:
Benefit obligation ("PBO") at beginning of year...... Ps   594,439  1,358,899
 Service cost........................................      158,956    175,600
 Interest cost.......................................      130,483    116,904
 Amendments..........................................      590,393      1,068
 Actuarial results...................................          262     82,174
 Acquisitions........................................       13,084      4,022
 Foreign exchange rate changes and inflation
  adjustments........................................      (48,164)    48,761
 Benefits paid.......................................      (80,553)   (84,177)
                                                      ------------  ---------
Benefit obligation ("PBO") at end of year............    1,358,900  1,703,251
                                                      ------------  ---------
Change in plan asset:
Fair value of plan assets at beginning of year.......       66,570    189,346
 Actuarial return on plan assets.....................        5,761     24,217
 Actuarial differences...............................        5,628    166,310
 Acquisitions........................................       10,670        823
 Foreign exchange rate changes and inflation
  adjustments........................................          --      25,732
 Employer contribution...............................      100,717    339,162
 Benefits paid from the funds........................          --         --
                                                      ------------  ---------
Fair value of plan assets at end of year.............      189,346    745,590
                                                      ------------  ---------
Amounts recognized in the statements of financial
 position consist of:
 Funded status.......................................   (1,169,554)  (957,661)
 Unrecognized prior service cost.....................      575,201    631,293
 Unrecognized net actuarial results..................      (42,187)   (82,976)
                                                      ------------  ---------
  Accrued benefit liability..........................     (636,540)  (409,344)
  Additional minimum liability.......................     (349,638)  (134,232)
                                                      ------------  ---------
   Net liability recognized in the consolidated
    balance sheet.................................... Ps  (986,178)  (543,576)
                                                      ============  =========

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

   The Actuarial Present Obligation ("APO") as of December 31, 1998 and 1999 amounted to Ps1,171,440 and Ps1,407,681, respectively. Of these APO amounts, the vested portion was Ps645,430 in 1998 and Ps703,061 in 1999. As of December 31, 1997, the net cost derived from the pension plans and seniority premium was Ps141,805.

   As of December 31, 1998 and 1999, the plan assets are mainly composed by fixed return instruments and stock of companies traded in formal stock exchanges.

   The most significant assumptions used in the determination of the net periodic costs were the following:

                                                          1998        1999
                                                       ----------- -----------
Range of discount rates used to reflect the
 obligations present value............................ 4.5% - 6.0% 4.5% - 6.0%
Rate of return on plan assets.........................     7%          6%

   Commencing in January 1998, most of the subsidiaries of the Company in Mexico were incorporated to include pension plans. Therefore, the initial actuarial valuation of the labor obligation for all Mexican subsidiaries under the plan benefits was made as of January 1, 1998. As mentioned in note 3K, the Company applies real rates (nominal rates discounted for inflation) in the actuarial assumptions used to determine the pension plans and seniority premium liabilities. With the use of real rates, there is a decrease in the difference between the APO and the PBO. As a result of the use of real rates and the initial valuation in Mexico as of January 1, 1998, and according to generally accepted accounting principles, the Company recognizes a minimum liability against an intangible asset, which as of December 31, 1998 and 1999 was Ps349,638 and Ps134,232, respectively.

13. STOCKHOLDERS' EQUITY

A) CAPITAL STOCK

   The previously reported share and per share amounts corresponding to 1998 and the 1999 changes done before September 14, 1999, have been restated to give effect to the stock split made during 1999 (see note 2A).

   Capital stock of the Company as of December 31, 1999 is as follows:

                                                   Series A (1)  Series B (2)
                                                   ------------- -------------
Subscribed and paid shares........................ 2,959,216,418 1,479,608,209
Treasury shares...................................   105,241,768    52,620,884
Unissued shares authorized for Executive Stock
 Option Plans.....................................   132,350,424    66,175,212
                                                   ------------- -------------
                                                   3,196,808,610 1,598,404,305
                                                   ============= =============

--------
(1)  Series "A" or Mexican shares represent at least 64% of capital stock.
(2) Series "B" or free subscription shares represent at most 36% of capital stock.

   Of the total shares, 3,267,000,000 correspond to the fixed portion and 1,528,212,915 correspond to the variable portion.

   During 1999, at the annual stockholders' meeting, a dividends program was established through which shareholders elected between receiving a dividend in cash of Ps0.45 per share or reinvesting such dividend in

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

the subscription of new shares representative of the capital stock. As a result of the program, cash dividends were declared in the amount of Ps1,941,478. Of the total of dividends declared, shareholders reinvested Ps1,753,866; therefore, a total of 94,758,232 series "A" shares and 47,379,116 series "B" shares were subscribed and paid, generating an additional paid-in capital of Ps1,752,140.

B) EXECUTIVE STOCK OPTION PLAN (see note 2A)

   The Company has adopted a Stock Option Plan for shares of the variable portion of the common stock. Through this program, the Company grants to eligible executives, designated by a technical committee, stock option "rights" to subscribe up to 72,100,000 new CPO's. As of December 31, 1998 and 1999 the option balances were as follows:

                                              1998                 1999
                                       -------------------- --------------------
                                       Number of   Exercise Number of   Exercise
                                        options    price *   options    price *
                                       ----------  -------- ----------  --------
Granted............................... 30,399,005   32.92   47,000,318   35.09
Canceled..............................        --      --       (55,608)  43.43
Exercised............................. (2,481,194)  26.42   (5,924,788)  26.32
                                       ----------           ----------
Outstanding........................... 27,917,811           41,019,922
                                       ==========           ==========

--------
*  Weighted average exercise price per CPO

   The option rights may be exercised up to 25% of the total number of options during the first four years after having been granted. The option rights expire after a maximum of ten years or when the employee leaves the Company. A portion of the options has an exercise maturity period of five years, which can be extended to ten years if certain conditions are met during the first five years. Under the Stock Option Plan, the Company has no obligation to recognize a liability for the amount of options.

   During 1998 and 1999, options were granted to purchase 9,246,120 and 16,601,313 CPOs at a weighted average purchase price per option of Ps43.47 and Ps39.16 per CPO, respectively. The options exercised were 234,671 and 3,443,594 at a weighted average purchase price per CPO of Ps24.20 and Ps25.40 for 1998 and 1999, respectively. The balance of CPOs available for the Stock Option Plan as of December 31, 1998 and 1999 were 41,700,995 CPOs and 25,099,682 CPOs, respectively. As of December 31, 1999 the outstanding options have a remaining average exercise period of approximately 7.3 years.

   The CPOs issued upon the exercise of options were paid at their purchase price per CPO, generating an additional paid-in capital of Ps10,135 and Ps91,948 in 1998 and 1999, respectively.

   The Company's is obligated under the Stock Option Plan, to issue CPOs representing the capital stock of the Company, on each exercise date, which represents an increase in such capital.

C) RETAINED EARNINGS

   Retained earnings as of December 31, 1999 include Ps43,815,683 earnings generated by subsidiaries and affiliated companies, which may be distributed by the Company when the respective dividends are declared by these companies. Furthermore, retained earnings include a reserve to repurchase the Company's shares in the amount of Ps11,004,774.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   Net income of the year is subject to a 5% allocation to constitute a legal reserve, until such reserve equals one fifth of the capital stock. As of December 31, 1999, the legal reserve amounted to Ps1,268,318.

   Earnings distributed as dividends in excess of tax earnings will be subject to tax as defined by the Mexican Income Tax Law, in which case, only 65% of retained earnings may be distributed to the shareholders.

D) EFFECTS OF INFLATION

   The effects of inflation on the majority interest stockholders' equity as of December 31, 1999 are summarized as follows:

                                                   December 31, 1999
                                          -------------------------------------
                                           Historical   Inflation
                                              cost     adjustment      Total
                                          ------------ -----------  -----------
   Common stock.......................... Ps    49,312   2,860,792    2,910,104
   Additional paid-in capital............    9,255,558  10,308,401   19,563,959
   Deficit in equity restatement.........          --  (40,957,792) (40,957,792)
   Retained earnings.....................   29,637,268  30,028,013   59,665,281
   Net income of the year................    9,178,227     336,267    9,514,494
                                          ============ ===========  ===========
                                               (Unaudited) June 30, 2000
                                          -------------------------------------
                                           Historical   Inflation
                                              cost     adjustment      Total
                                          ------------ -----------  -----------
   Common stock.......................... Ps    51,291   2,860,793    2,912,084
   Additional paid-in capital............   11,317,341  10,074,522   21,391,863
   Deficit in equity restatement.........          --  (47,916,266) (47,916,266)
   Retained earnings.....................   36,538,440  30,364,280   66,902,720
   Net income of the year................    4,600,541     119,167    4,719,708
                                          ============ ===========  ===========

E) FOREIGN CURRENCY TRANSLATION

   Net foreign currency translation results, amounting to Ps236,262, Ps2,947,088 and Ps(235,823) in 1997, 1998 and 1999, respectively and for the six months ended in 1999 and 2000 Ps(50,587) (unaudited) and Ps1,351,600 (unaudited), respectively, have been recorded directly to stockholders' equity, and are summarized as follows:

                                                                 (Unaudited)
                                     December 31,                  June 30,
                            --------------------------------  -------------------
                               1997        1998       1999      1999      2000
                            ----------  ----------  --------  --------  ---------
   Foreign currency
    translation
    adjustment............. Ps 696,017   6,045,988  (849,435) (817,547) 1,856,324
   Foreign exchange gain
    (loss) (1).............   (459,755) (3,098,900)  613,612   766,960   (504,724)
                            ----------  ----------  --------  --------  ---------
                            Ps 236,262   2,947,088  (235,823)  (50,587) 1,351,600
                            ==========  ==========  ========  ========  =========

--------
(1) Foreign exchange losses from the financing identified with the acquisitions of foreign subsidiaries in accordance with Bulletin B-15.

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The foreign currency translation adjustment includes foreign exchange results from financing related to the acquisition of foreign subsidiaries by a subsidiary of the Company in Spain for Ps(877,040), Ps465,978 and Ps(1,930,758), in 1997, 1998 and 1999, respectively and Ps(1,598,932) and
Ps(391,179) for the six month periods ended June 30, 1999 and 2000 (unaudited), respectively.

F) OTHER EQUITY TRANSACTIONS

   In May 1998, a subsidiary of the Company in Spain issued $250 million of preferred shares ("Putable Capital Securities") at a dividend rate of 9.66% per year. The Company has an option to repurchase the balance on November 15, 2004, or on any other subsequent dividend payment date. Additionally, the holders of the instrument have the right to sell the instrument to the Company on May 15, 2005.

   As of December 31, 1999 there are financial transactions totaling $604.6 million (Ps5,949.3 million), some of which include guarantees, which have been offset for presentation purposes in the Company's consolidated balance sheet. These financial transactions have been offset as follows: $500 million for a minority interest without voting rights or dividend rights of the subsidiary in Spain and $104.6 million for the transfer of assets to a trust. These financial transactions require certain collateral guarantees. The maturity of the described transactions varies between the year 2000 and 2007, and the Company has the option to reacquire the related assets at different dates. As of December 31, 1998, $78 million were compensated with stock of the Parent Company, amount that was refinanced in 1999 as a part of the transaction, which includes stock of the subsidiary in Spain.

   As of December 31, 1999, the Company has recognized valuation effects in the stockholders' equity for Ps538,456, derived from investments available for sale (see note 3H).

14. DERIVATIVE FINANCIAL INSTRUMENTS

   As of December 31, 1999, the Company has entered into various derivative financial instrument transactions in order to reduce its risks resulting from changes in interest rates (see note 11), foreign exchange rates and the price of its common shares. These instruments have been negotiated with major domestic and international institutions and corporations, which have a solid financial capacity. Therefore, the Company considers that the risk of non-compliance of the obligations agreed upon by such counterparties is minimum. The notional amount, as well as the estimated fair value of the derivative instruments as of December 31, 1998 and 1999, is as follows:

                           December 31,      December 31,      (Unaudited)
                               1998              1999         June 30, 2000
                         ----------------  ----------------  ----------------
                         Notional  Fair    Notional  Fair    Notional  Fair
                          amount   value    amount   value    amount   value
                         -------- -------  -------- -------  -------- -------
                                     (Thousands of US dollars)
a)  Equity forward
    contracts........... 220,638  (48,011) 222,719   89,650  427,116   70,272
b)  Foreign exchange
    forward contracts... 250,000  (60,848) 410,000   12,423  200,000    1,498
c)  Call options........     --       --    51,530  (15,427)  24,493  (10,862)
d)  Warrants related
    forward contracts...     --       --   606,005  122,690  579,850   25,924
                         -------  -------  -------  -------  -------  -------

--------
a) The Company has entered in to forward agreements and has sold (put) options related to its outstanding common stock at an established price that covers up to approximately $137 and $106 million as of December 31, 1998 and 1999, respectively. At maturity, these agreements provide for physical or net cash settlement,

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

   at the Company's option, and the gains or losses are recognized in stockholders' equity. In addition, the Company has forwards related to its ADSs, in order to fully cover its voluntary stock option plans for employees for up to $84 and $116 million, in 1998 and 1999, respectively. Through these programs, the Company's executives elected to purchase options to buy 7,293,675 ADSs of the Company. These options are exercisable quarterly over a period of 5 years, and they have an exercise price which increases quarterly in dollars taking into account the funding cost in the market. For the sale of the options, the Company received a premium equivalent to a percentage of the option price at the beginning of the program. As of December 31, 1999, the Company had voluntary stock options outstanding for 4,527,369 ADS's.
b) The Company has entered into foreign exchange forward contracts in order to protect itself from variations in foreign exchange rates. These contracts have been designated as a hedge on the Company's net investment in foreign subsidiaries for up to $250 and $410 million as of December 31, 1998 and 1999, respectively. The fair value effects arising from these instruments are recorded for as part of the translation effect of foreign subsidiaries (see note 13 E).
c) At December 31, 1999 the Company has outstanding call options for 1,229,260 of its ADSs. The Company may exercise these call options until October 15, 2000, at a weighted average strike price of $41.89 per ADS.
d) Regarding the public offer for warrants' subscription made by the Company during December 1999, and the related sale of CPOs and shares of a subsidiary mentioned in note 2C, the Company, through a subsidiary, carried out a hedge transaction by means of which forward contracts were entered into to repurchase the total of CPOs and shares over a period of three years, and prepaid approximately $439.9 million (Ps4,303.5 million) of the forward purchase price. At maturity, the forward contracts provide for the physical exchange of the shares, and the effects are recognized as part of stockholders' equity. In the financial statements as of December 31, 1999, anticipated effect has been given to the liquidation of the forward for the portion corresponding to the shares of the subsidiary, due to the prepayment of the forward and the withholding of all economic and voting rights over such shares. Therefore, a net prepayment of approximately $51.7 million (Ps505.8 million), is reflected in Other Long-Term Accounts Receivable corresponding to the CPO's portion.

   Additionally, during 1999, the Company terminated a derivative transaction from which gains or losses, depended on the performance of its common shares in relation to the Price and Quotation Index in Mexico. The effects derived from this transaction are included in the statements of income.

   The estimated fair values of derivative financial instruments used to hedge the Company's risks will fluctuate over time, and are based on estimated settlement costs or quoted market prices. Fair values should not be viewed in isolation, but rather in relation to the fair values of the underlying hedge transactions and the overall reduction in the Company's exposure to adverse fluctuations in foreign exchange rates and price of shares. The notional amounts of derivatives summarized above do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company though its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other items of the derivatives, which relate to interest rates, exchange rates or other financial index.

15. INCOME TAX ("IT"), BUSINESS ASSETS TAX ("BAT"), EMPLOYEES' STATUTORY PROFIT SHARING ("ESPS") AND DEFERRED TAXES

   In accordance with present tax legislation in Mexico, corporations must pay either Income Tax ("IT") or Business Assets Tax ("BAT") depending on which amount is greater for their operations in Mexico. Both taxes recognize the effects of inflation in a manner different from generally accepted accounting principles. Employees' Statutory Profit Sharing ("ESPS") is calculated on a similar basis as Income Tax, but without recognizing the effects of inflation.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


A) IT, BAT AND ESPS

   The Company and its subsidiaries in Mexico consolidate for IT and BAT purposes. Beginning in 1999, the determination of the consolidated IT for the Mexican companies considered 100% of the taxable income or tax loss of the holding company, and a maximum of 60% of the taxable income or tax loss of each of the subsidiaries. For the period of 1999 and after, the taxable income of the subsidiaries that have tax loss carryforwards generated before 1999, will be taken according to its equity participation at the end of the period. Therefore, the amounts of these items included in the accompanying financial statement, in respect of the Mexican subsidiaries, represent the consolidated result of these taxes. For ESPS purposes, the amount presented is the sum of the individual results of each company.

   Income Tax benefit (expense) is summarized as follows:

                                              Year ended December 31,
                                         ------------------------------------
                                             1997         1998        1999
                                         ------------  ----------  ----------
   Current Income Tax................... Ps(1,561,382) (1,541,753) (4,125,769)
   Received from subsidiaries...........          --          --          --
   Deferred taxes.......................          --          --       (5,394)
   Utilization of tax loss
    carryforwards.......................      999,415   1,005,250   3,452,098
   Effects of inflation (note 3B).......       38,573      65,420      10,080
                                         ------------  ----------  ----------
                                         Ps  (523,394)   (471,083)   (668,985)
                                         ============  ==========  ==========

   Total IT includes Ps247,493, Ps298,723 and Ps349,842 from foreign subsidiaries and Ps275,901, Ps172,360 and Ps319,143 from Mexican subsidiaries for 1997, 1998 and 1999, respectively. The Company, as a holding company, prepares its IT and BAT returns on a consolidated basis for its operations in Mexico, which resulted in tax benefits of Ps793,889 in 1997, Ps1,838,812 in 1998 and Ps67,669 in 1999.

   The effects of inflation are not recognized for income tax purposes in some countries in which the Company operates, or are recognized differently from the generally accepted accounting principles used by the Company. These effects, as well as other differences between the accounting and the income tax basis, arising from the several income tax rates and laws to which the Company is entitled in the countries in which it has operations, give rise to temporary differences between the statutory tax rate and the effective tax rate presented in the income statement:

                                                            December 31,
                                                          -------------------
                                                          1997   1998   1999
                                                          -----  -----  -----
                                                            %      %      %
   Statutory tax rate....................................  34.0   34.0   35.0
   Utilization of tax loss carryforwards................. (14.2) (14.9) (27.9)
   Additional deductions and tax credits for income tax
    purposes............................................. (12.9) (20.0)   8.0
   Expenses and other non-deductible items...............   4.8    5.9   (9.1)
   Non-taxable sale of marketable securities and fixed
    assets...............................................  (3.6)   0.4   (2.4)
   Difference between book and tax inflation.............  (6.7)  (6.9)   2.4
   Business assets tax...................................   3.5    2.1    3.7
   Depreciation..........................................  (0.3)   2.8    3.5
   Inventories...........................................  (0.1)  (1.5)  (6.6)
   Others................................................   1.0    3.3   (0.4)
                                                          -----  -----  -----
   Effective consolidated tax rate.......................   5.5    5.2    6.2
                                                          =====  =====  =====

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The Company, for its operations in Mexico has accumulated tax loss carryforwards regarding IT, which may be offset against taxable income in the succeeding ten years according to the Income Tax Law:

                                                          Amount of    Year of
   Year in which tax loss occurred                      carryforwards expiration
   -------------------------------                      ------------- ----------
   1995................................................   Ps892,939      2005

   For the year ending December 31, 1999, the Company utilized accumulated tax loss carryforwards against the period's taxable income of its operations in Mexico in the amount of Ps9,863,136, which generated a benefit of Ps3,452,098. The Company and its subsidiaries in Mexico must generate returns to keep the benefit of the tax loses carryforwards generated from 1999 and future years.

   The BAT Law establishes a 1.8% tax levy on assets, indexed for inflation in the case of inventory, property, plant and equipment after deducting certain liabilities.

   The BAT levied in excess of IT for the period may be recovered, restated for inflation, in any of the succeeding ten years, provided that the IT levied exceeds BAT levied in such period. The recoverable BAT as of December 31, 1999 is as follows:

   Year in which Business Assets Tax exceeded Income     Amount of    Year of
   Tax                                                 carryforwards expiration
   -------------------------------------------------   ------------- ----------
   1997.............................................    Ps 139,269      2007
   1999.............................................       328,296      2009
                                                        ----------
                                                        Ps 467,565
                                                        ==========

B) DEFERRED INCOME TAX

   As of December 31, 1999, the Company has created a deferred income tax provision for the temporary differences of results, over which it is reasonably estimated that in a defined period a benefit or liability is originated for tax effects in the amount of Ps1,077 million.

   During 1999, the Mexican Institute of Public Accountants ("IMCP"), issued the new Bulletin D-4 Accounting treatment of income tax, business assets tax and employees' profit sharing ("Bulletin D-4"). Bulletin D-4 requires the determination of deferred IT through the application of the statutory IT rate, to the amount of temporary differences resulting from comparing the book and taxable value of the assets and liabilities, applying when available the tax loss carryforwards, as well as the BAT balances or other tax credits to be recovered. Likewise, it is required to determine the effect of deferred ESPS for those temporary differences arising from the reconciliation of the net income of the period and the taxable income for ESPS, of a non-recurring nature.

   The provisions of Bulletin D-4 are mandatory starting January 1, 2000. The beginning net accumulated effect from deferred income tax derived from the adoption of the Bulletin, must be recognized in the financial statements affecting the stockholders' equity in the account named "Accumulated Effect of Income Tax".

   So far, the Company is in the process of determining the final effect that Bulletin D-4 will generate on the financial statements in 2000, for such purpose, an estimated consolidated calculation was determined, which can be representative of the position as of December 31, 1999. Through this calculation, the Company estimated that due to the adoption of the new Bulletin D-4, it would be necessary recognize an additional deferred income tax liability for an approximate amount of Ps3,908 million. Such additional liability would be recorded against stockholders' equity.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As of June 30, 2000, resulting from the new accounting rule on deferred taxes in Mexico, the Company recorded a deferred tax liability of approximately $98 million. The initial balance of this provision, amounting to approximately $363 million was recorded directly to stockholders' equity; $29 million, which represents the deferred income tax expense for the period was recorded in the income statement (unaudited).

16. FOREIGN CURRENCY POSITION

   The exchange rate of the Mexican peso to the U.S. dollar as of December 31, 1997, 1998, 1999 and as of June 30, 2000 (unaudited) was Ps8.07, Ps9.90, Ps9.51 and Ps9.84 per dollar, respectively. As of January 17, 2000, the exchange rate was Ps9.43 per dollar.

   As of December 31, 1999 and for the year then ended, the principal balances denominated in foreign currencies, as well as non-monetary assets in Mexico of foreign origin are presented as follows:

                                                                    (Unaudited)
                               December 31, 1999                   June 30, 2000
                         --------------------------------- -----------------------------
                           Mexico       Foreign    Total    Mexico    Foreign    Total
                         ----------    --------- --------- --------- --------- ---------
                                         (Thousands of U.S. dollars)
Current assets.......... $  123,376      939,677 1,063,053   129,872 1,172,798 1,302,670
Non-current assets......    693,858(1) 5,840,472 6,534,330   697,795 5,633,289 6,331,084
                         ----------    --------- --------- --------- --------- ---------
  Total assets.......... $  817,234    6,780,149 7,597,383   827,667 6,806,087 7,633,754
                         ==========    ========= ========= ========= ========= =========
Current liabilities..... $  804,253      856,126 1,660,379   676,385 1,028,085 1,704,470
Long-term liabilities...  1,848,675    1,641,939 3,490,614 1,580,647 1,433,288 3,013,935
                         ----------    --------- --------- --------- --------- ---------
  Total liabilities..... $2,652,928    2,498,065 5,150,993 2,257,032 2,461,373 4,718,405
                         ==========    ========= ========= ========= ========= =========

--------
(1)  Non-monetary assets in Mexico of foreign origin.

   Additionally, the Mexican operations in foreign currencies during 1997, 1998 and 1999, are summarized as follows:

                                                                    (Unaudited)
                                                                    Six months
                                                                    ended June
                                                December 31,            30,
                                          ------------------------ -------------
                                            1997    1998    1999    1999   2000
                                          -------- ------- ------- ------ ------
                                               (Thousands of U.S. dollars)
Export sales............................. $131,773  92,170  83,190 40,226 55,938
Import purchases.........................   43,452  36,563  29,954  9,402  9,907
Interest income..........................   12,652  24,035  14,575  7,675 11,069
Interest expense.........................  225,300 202,748 221,057 88,042 92,053
                                          ======== ======= ======= ====== ======

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


17. GEOGRAPHIC SEGMENT DATA

   The Company is engaged principally in one industry segment, which is the construction industry through the production and marketing of cement and concrete. The following table presents information about the Company by geographic area for 1997, 1998 and 1999:

                                                Net Sales
                         ------------------------------------------------------------
                                                                    (Unaudited)
                                                                 Six months ended
                                    December 31,                     June 30,
                         ------------------------------------  ----------------------
                             1997         1998        1999        1999        2000
                         ------------  ----------  ----------  ----------  ----------
Mexico.................. Ps17,964,512  19,875,254  22,814,207  10,606,180  12,439,073
Spain...................    7,655,259   9,165,612   7,545,849   3,892,531   4,392,150
Venezuela...............    4,835,060   5,321,484   4,701,741   2,382,711   2,183,411
United States...........    4,612,626   5,511,346   5,840,563   2,950,018   2,821,392
Colombia................    3,873,409   2,687,358   1,644,889     865,349     978,389
Caribbean and Central
 America................    2,429,500   2,691,937   3,609,846   1,640,658   2,226,060
Philippines.............          --          --    1,197,894     620,307     754,223
Egypt...................          --          --      141,638         --      838,674
Others..................    3,158,965   2,824,574   3,806,838   1,881,118   1,921,208
                         ------------  ----------  ----------  ----------  ----------
                           44,529,331  48,077,565  51,303,465  24,838,872  28,554,580
Eliminations............   (4,917,759) (4,082,699) (4,071,789) (1,880,116) (2,414,435)
                         ------------  ----------  ----------  ----------  ----------
Consolidated............ Ps39,611,572  43,994,866  47,231,676  22,958,756  26,140,145
                         ============  ==========  ==========  ==========  ==========
                                             Operating Income
                         ------------------------------------------------------------
                                                                    (Unaudited)
                                                                 Six months ended
                                    December 31,                     June 30,
                         ------------------------------------  ----------------------
                             1997         1998        1999        1999        2000
                         ------------  ----------  ----------  ----------  ----------
Mexico.................. Ps 5,327,762   8,029,867  10,103,561   4,806,643   5,505,813
Spain...................    1,648,158   2,492,978   2,455,522   1,254,344   1,292,626
Venezuela...............    1,674,214   1,786,217   1,283,321     656,623     496,912
United States...........      292,774     774,452   1,205,804     614,814     495,822
Colombia................      855,618     113,855     389,632     157,532     378,883
Caribbean and Central
 America................      625,762     451,094     660,516     331,854     382,760
Philippines.............          --          --       24,564     (13,623)    121,618
Egypt...................          --          --       15,834         --      308,998
Others..................   (1,064,129) (1,640,484) (2,085,618)   (881,950) (1,071,396)
                         ------------  ----------  ----------  ----------  ----------
                            9,360,159  12,007,979  14,053,136   6,926,237   7,912,036
Eliminations............          --          --          --          --          --
                         ------------  ----------  ----------  ----------  ----------
Consolidated............  Ps9,360,159  12,007,979  14,053,136   6,926,237   7,912,036
                         ============  ==========  ==========  ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

                                       Depreciation and Amortization
                         ------------------------------------------------------------
                                                                      (Unaudited)
                                                                   Six months ended
                                     December 31,                      June 30,
                         ---------------------------------------  -------------------
                             1997          1998         1999        1999      2000
                         -------------  -----------  -----------  --------- ---------
Mexico..................  Ps 1,552,967    1,483,980    1,489,793    725,236   616,836
Spain...................     1,003,972      799,482      579,270    301,825   262,751
Venezuela...............       539,360      533,363      569,295    251,389   307,661
United States...........       230,754      206,973      223,862    101,186   116,346
Colombia................       552,651      535,678      312,582    165,124   219,376
Caribbean and Central
 America................       176,861      176,510      190,780     80,391    82,991
Philippines.............           --           --       237,036    127,851   115,208
Egypt...................           --           --        20,897        --    111,921
Others..................       317,455      270,090      618,077    340,094   414,340
                         -------------  -----------  -----------  --------- ---------
Consolidated............  Ps 4,374,020    4,006,076    4,241,592  2,093,096 2,247,430
                         =============  ===========  ===========  ========= =========
                                     Total Assets
                         ---------------------------------------
                                                     (Unaudited)
                               December 31,           June 30,
                         --------------------------  -----------
                             1998          1999         2000
                         -------------  -----------  -----------
Mexico.................. Ps 55,767,156   48,062,234   50,846,443
Spain...................    22,855,017   20,743,883   21,105,013
Venezuela...............    10,711,602   10,920,583   11,204,426
United States...........     6,866,424    6,867,835    7,079,885
Colombia................    10,983,596    8,406,318    7,919,659
Caribbean and Central
 America................     4,244,931    5,712,525    6,482,320
Philippines.............     3,277,128    7,946,087    7,703,034
Others Asian............     1,203,009    2,313,160    2,316,575
Egypt...................           --     6,173,543    6,610,686
Others..................     8,220,400   28,652,603   27,864,327
                         -------------  -----------  -----------
                           124,129,263  145,798,771  149,132,368
Eliminations............   (17,489,552) (29,731,216) (33,182,221)
                         -------------  -----------  -----------
Consolidated............ Ps106,639,711  116,067,555  115,950,147
                         =============  ===========  ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


                                              Investment in Fixed Assets*
                                        ---------------------------------------
                                                                 (Unaudited)
                                            December 31,          June 30,
                                        --------------------- -----------------
                                           1998       1999     1999     2000
                                        ----------- --------- ------- ---------
       Mexico.......................... Ps  622,968   884,302 220,972   397,110
       Spain...........................     375,741   328,883 140,512   136,664
       Venezuela.......................     618,612   363,266  98,100    69,194
       United States...................     159,009   158,851  49,885    45,767
       Colombia........................   1,144,650   177,761 122,883    12,737
       Caribbean and Central America...     169,900   245,370  70,506   222,057
       Philippines.....................         --    177,624  27,119   162,803
       Others Asian....................         --        --      --        --
       Egypt...........................         --        --      --    172,509
       Others..........................     460,692   242,767  75,954   154,584
                                        ----------- --------- ------- ---------
                                          3,551,572 2,578,824 805,931 1,373,425
       Eliminations....................         --        --      --        --
                                        ----------- --------- ------- ---------
       Consolidated.................... Ps3,551,572 2,578,824 805,931 1,373,425
                                        =========== ========= ======= =========

--------
* Corresponds to investments in fixed assets without considering the effects of inflation.

18. CHARGES TO OPERATIONS NOT REQUIRING RESOURCES

   Items charged or credited to the results of operations, which did not generate the use of resources, are summarized as follows:

                                               1997        1998       1999
                                            -----------  ---------  ---------
Depreciation of property, machinery and
 equipment................................. Ps3,117,496  3,089,617  3,397,798
Amortization of deferred charges and
 credits, net..............................   1,256,524    916,459    843,794
Impairment of assets.......................         --         --     651,845
Seniority premium..........................     141,805    306,403    297,546
Equity in income of subsidiaries and
 affiliates................................    (182,820)  (159,786)  (243,382)
Minority interest..........................   1,115,010    402,373    551,346
                                            -----------  ---------  ---------
                                            Ps5,448,015  4,555,066  5,498,947
                                            ===========  =========  =========

19. EARNINGS PER SHARE

   Basic earnings per share are calculated by dividing majority interest net income for the year by the weighted average number of common shares outstanding during the year.

   Diluted net earnings per share reflects the effects of the stock options not exercised on the weighted average number of common shares outstanding (see note
13B).

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The weighted average number of shares utilized in the calculations is as follows:

                                                         Basic        Diluted
                                                     ------------- -------------
June 30, 2000(1) (unaudited)........................ 4,073,005,495 4,097,328,615
June 30, 1999(1) (unaudited)........................ 3,750,321,732 3,761,416,902
December 31, 1997................................... 3,851,983,824 3,908,702,910
December 31, 1998................................... 3,786,281,775 3,797,376,945
December 31, 1999................................... 3,767,646,462 3,787,200,759
                                                     ============= =============

   Included in 1997 and 1998, are 187,733,226 and 118,919,607 shares related to financial transactions, respectively, (see note 13F).

  (1) For purposes of calculating earnings per share as of June 30, 1999 and 2000, net income for a twelve month period was determined, amounting to Ps9,784,926 and Ps8,805,014 (unaudited), respectively.

   The difference between the basic and diluted average number of shares for 1997, 1998 and 1999 above is attributable to the additional shares issued under the Company's executive stock option plan (see note 13B).

20. CONTINGENCIES AND COMMITMENTS

A) GUARANTEES

   At December 31, 1999, Cemex, S.A. de C.V. has signed as guarantor for loans made to certain subsidiaries for approximately $101 million.

B) TAX ASSESSMENTS

   As of December 31, 1999, the Company and some of its subsidiaries in Mexico have been notified of several tax assessments determined by the Tax Authorities related to years prior to 1996. These tax assessments total approximately Ps2,732 million. The tax assessments result primarily from: (i) disallowed deductions resulting from employee benefit plans; and (ii) recalculation of the inflationary tax deduction, since the tax authorities purport that "Advance Payments to Suppliers" are not by their nature credits. The companies involved have legally contested the assessments by seeking legal remedies available before the courts.

   During 1998, three indirect subsidiaries of the Company in Colombia, acquired as a part of the purchase of Cementos Diamante, S.A., were individually notified by the Domestic Taxes and Costumes Office of Colombia ("DIAN"), of special assessments corresponding to income taxes of the 1995 fiscal year, for approximately $143 million (Ps1,407 million). The Colombian subsidiaries filed a timely response to such special assessments within the required legal period. During 1999, the DIAN issued a formal deficiency note and the Colombian subsidiaries made a motion for reconsideration against such assessments within the required legal period. The Company estimates that the final resolution of these procedures may delay as long as 2 years, so far, it can not be established if the reconsideration resources will succeed.

C) ANTI-DUMPING DUTIES

   In 1990, the United States Department of Commerce (DOC) imposed an anti-dumping duty order on imports of gray Portland cement and clinker from Mexico. As a result, certain subsidiaries of the Company as importers of record, have been subject to payment of anti-dumping duty deposits estimated on imports of gray

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Portland cement and clinker from Mexico since April 1990. The order is likely to continue for an indefinite period, however, it will be reviewed by the United States government no later than July 2001, taking into consideration the World Trade Organization new rules in order to determine whether the conditions for imposing the order still exist. The Company and its subsidiaries have used the available legal means in this matter and will continue to do so in order to determine the actual dumping margins within each period of the administration reviews carried out by the DOC.

   As of December 31, 1999, the Company has accrued a liability of $37 million, including accrued interest, for the difference between the amount of anti-dumping duties paid on imports and the latest findings by the DOC in its administrative reviews for all of the reviewed periods.

   As of December 31, 1999, the Company finds itself in the ninth administrative review period by the DOC, and will expect a preliminary resolution in the second semester of the year 2000. With respect of the first 4 review periods, the DOC has issued a final resolution of the anti-dumping duties. With respect of the remaining review periods, the final resolutions are suspended until all the procedures before the NAFTA Panel have been concluded, for which, the final results may be different form those registered in the accompanying consolidated financial statements.

D) LEASES

   The Company has entered into various non-cancelable operating leases, primarily for the lease of operating facilities, cement storage and distribution facilities and certain transportation and other equipment, which require annual rental payments plus the payment of certain operating expenses. Future minimum annual rentals due under such leases are summarized as follows:

                                                                 (Thousands of
   Year ending December 31,                                      U.S. dollars)
   ------------------------                                      -------------
   2000.........................................................     32,811
   2001.........................................................     38,560
   2002.........................................................     32,891
   2003.........................................................     30,472
   2004.........................................................     27,272
   2005 and thereafter..........................................    130,333
                                                                    -------
                                                                    292,339
                                                                    =======

   Rental expense for the years ended December 31, 1997, 1998 and 1999 was approximately $22, $25 and $41 million, respectively.

E) PLEDGE ASSETS

   At December 31, 1999 there are liabilities amounting to $91 million secured by property, plant and equipment.

F) COMMITMENTS

   As of December 31, 1999, subsidiaries of the Company have future commitments for the purchase of raw material for an approximate amount of $38 million.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As of December 31, 1999, the Company has entered into agreements with an international partnership, which will build and operate an electrical energy generating plant. These agreements establish that when the plant begins operations, the Company will acquire, starting the second half of 2002, all the electrical energy generated by such plant for a term no less than 20 years. As part of these agreements, the Company has agreed to supply the electric plant with enough fuel for its operation. This commitment will be covered through an 20-year agreement that the Company has with Petroleos Mexicanos. By means of this transaction, the Company expects to have enough decreases in the electrical energy costs, and the supply will be enough to cover approximately 60% of the electrical energy use of 12 cement plants in Mexico. For effect of these agreements, the Company is not required to make capital investment in the project.

21. YEAR 2000 PROGRAM

   The CEMEX 2000 program was completed according to the schedule. The Company achieved its objective of maintaining continuous operations in all its manufacturing plants, technological platforms and information systems according to the work plan. During the transition period to the year 2000, all operations have been performing normally and during the following months, the Company will continue monitoring the performance of all Y2K sensitive elements its worldwide operations.

   The Company invested approximately 400 thousand man-hours and a budget of $36 million (Ps352.2 million) in the Y2K preparation.

   The Company has undertaken the necessary efforts to ensure business as usual during the year 2000 and beyond.

22. SUBSEQUENT EVENTS

   As a result of the natural disaster occurred in Venezuela, country where the Company operates, during December 1999, an approximate amount of $2.6 million was recorded in the results under the caption other expenses, net. This provision corresponds to the book value of the portion of assets of the subsidiary in Venezuela, which as of December 31, 1999 are estimated to be unrecoverable. These assets include accounts receivable from clients, inventory, investments in shares, as well as fixed assets. As of the date of the financial statements, the Company cannot assure that it will not be necessary to record extraordinary losses in addition to those recognized during 1999, due to the effects of the natural disaster mentioned above, since some of the effects are not yet known.

   Regarding the sale of shares mentioned in note 3D with effects as of December 31, 1999, Cemex Mexico required consent of 51% or more of the holders of the 8.375% Yankee Notes, in order to modify certain restrictions in the indenture that limited the Company's ability to complete the transaction. For this purpose, on January 3, 2000, the Company announced a purchase offer for the notes outstanding, through which the holders were offered a premium equivalent to 2% of the value of the notes in exchange for their consent, and simultaneously the redemption of the notes at 98% of their nominal value. In case the consent was not obtained from 51% or more of the note holders, the trading of shares would have been invalid, since it was conditioned upon receipt of such consent. The term to receive the consent expired January 14, while the term for the purchase of the notes expired on February 2, 2000.

   As of the date of the financial statements, the Company obtained consent of approximately 85% of the note holders, and therefore validated the sale of shares with retroactive effects to December 31, 1999. For the

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Company, the consent received from the note holders represents the redemption of notes for approximately $148.8 million before the due date in 2003; however, such amount could be increased until the purchase offer expires on February 2, 2000.

23. DIFFERENCES BETWEEN MEXICAN AND UNITED STATES ACCOUNTING PRINCIPLES

   The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Mexico (Mexican GAAP), which differ in certain significant respects from those applicable in the United States (U.S. GAAP).

   The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10 and Bulletin B-15, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The reconciliation to U.S. GAAP includes (i) a reconciling item for the reversal of the effect of applying Bulletin B-15 for the restatement to constant pesos as of December 31, 1997 and 1998, and (ii) a reconciling item to reflect the difference in the carrying value of machinery and equipment of foreign origin and related depreciation between the methodology set forth by the fifth amendment to Bulletin B-10 (modified) and the amounts that would be determined by using the historical cost/constant currency method. As described below, these provisions of inflation accounting under Mexican GAAP do not meet the requirement of Rule 3-20 of Regulation S-X of the Securities and Exchange Commission. The reconciliation does not include the reversal of other Mexican GAAP inflation accounting adjustments as these adjustments represent a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The other principal differences between Mexican GAAP and U.S. GAAP and the effect on consolidated net income and consolidated stockholders' equity are presented below, with an explanation of the adjustments.

                                                                     (Unaudited)
                                                                   Six months ended
                               Year ended December 31,                 June 30,
                          ------------------------------------  -----------------------
                              1997         1998        1999        1999         2000
                          ------------  ----------  ----------  -----------  ----------
Net income as reported
 under Mexican GAAP.....  Ps 7,955,121   8,189,321   9,514,494  Ps5,429,188   4,719,708
NCPI inflation
 adjustment.............       586,249   1,137,260     143,360      258,179         --
                          ------------  ----------  ----------  -----------  ----------
Net income as reported
 under Mexican GAAP
 after NCPI adjustment..     8,541,370   9,326,581   9,657,854    5,687,367   4,719,708
Approximate U.S. GAAP
 adjustments:
 1. Amortization of
    goodwill (see 23
    (a))................       197,101     403,979     (64,634)    (116,930)     29,469
 2. Deferred income
    taxes (see 23 (b))..    (2,318,612) (2,138,660) (3,338,896)    (384,767)    (42,705)
 3. Deferred employees'
    statutory profit
    sharing (see
    23(b))..............      (317,497)   (451,105)   (349,570)    (261,538)   (129,330)
 4. Other employee
    benefits (see
    23(c))..............       (57,970)      6,512     (74,481)     (41,501)    (42,619)
 5. Marketable
    securities (see
    23(d))..............      (152,540)    324,533         --           --          --
 6. Capitalized interest
    (see 23(e)).........       (40,316)     (4,250)     80,951        6,308      (4,264)
 7. Minority interest
    (see 23(f)):
 a) Financing
    Transactions........       795,821    (210,773)    222,657      165,720      11,213
 b) Effect of U.S. GAAP
    adjustments.........       448,178      34,375     (23,572)      85,155      50,398
 8. Hedge accounting
    (see 23(m)).........    (1,231,914) (3,256,190) (1,745,225)    (837,713) (1,145,204)
 9. Depreciation (see
    23(g)):                      6,946      57,872     144,923       81,540     103,679
10. Accruals for
    Contingencies (see
    23(h))..............       111,870     (34,432)     (2,745)       5,457        (947)
11. Equity in net income
    of affiliated
    companies (see 23
    (i))................       (56,583)    (61,376)    (23,456)     (25,639)        --
12. Inflation adjustment
    of machinery and
    equipment (see
    23(j))..............      (235,053)    (91,647)   (399,051)    (231,525)   (205,297)
13. Other U.S. GAAP
    adjustments (see
    23(l))..............        70,873     109,277    (113,428)    (180,630)     37,689
14. Monetary effect of
    U.S. GAAP
    adjustments.........     1,638,788   1,853,217   1,628,023      985,524     674,397
                          ------------  ----------  ----------  -----------  ----------
Total approximate U.S.
 GAAP adjustments.......    (1,140,908) (3,458,668) (4,058,504)    (750,539)   (663,521)
                          ------------  ----------  ----------  -----------  ----------
Approximate net income
 under U.S. GAAP........  Ps 7,400,462   5,867,913   5,599,350  Ps4,936,828   4,056,187
                          ============  ==========  ==========  ===========  ==========
Basic U.S. GAAP earnings
 per share..............  Ps      1.92        1.55        1.48  Ps     1.31        1.00
                          ============  ==========  ==========  ===========  ==========
Diluted U.S. GAAP
 earnings per share.....  Ps      1.83        1.54        1.47  Ps     1.30        0.99
                          ============  ==========  ==========  ===========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


                                    Year ended December 31,      (Unaudited)
                                   --------------------------  Six months ended
                                       1998          1999       June 30, 2000
                                   -------------  -----------  ----------------
Total stockholders' equity
 reported under Mexican GAAP.....  Ps 52,385,933   62,949,657     59,945,949
NCPI inflation adjustment........      7,274,896      948,498            --
                                   -------------  -----------    -----------
Total stockholders' equity after
 NCPI adjustment.................     59,660,829   63,898,155     59,945,949
Approximate U.S. GAAP
 adjustments:
 1. Goodwill net (see 23(a)).....     (2,242,948)  (3,031,272)    (2,730,639)
 2. Deferred income taxes (see
    23(b)).......................     (6,528,022)  (8,783,144)    (4,839,782)
 3. Deferred employees' statutory
    profit sharing (see 23(b))...     (2,910,838)  (2,939,077)    (2,940,259)
 4. Other employee benefits (see
    23(c)).......................       (193,370)    (249,008)      (279,963)
 5. Capitalized interest (see
    23(e)).......................        (44,894)    (458,755)      (428,143)
 6. Minority interest--effect of
    financing transactions
    (see 23(f))..................     (6,160,186)  (6,004,128)    (5,911,135)
 7. Minority interest--U.S. GAAP
    presentation (see 23(f)).....     (9,181,511)  (9,118,507)    (9,154,732)
 8. Depreciation (see 23(g)).....         11,929      157,229        217,934
 9. Accruals for contingencies
    (see 23(h))..................        321,888      233,552        220,130
10. Investment in net assets of
    affiliated companies
    (see 23(i))..................       (543,642)    (497,414)       (24,365)
11. Inflation adjustment for
    machinery and equipment
    (see 23(j))..................      3,595,821    8,469,542      8,278,679
12. Temporary equity from forward
    contracts (see 23(k))........            --    (5,113,768)    (5,041,271)
13. Other U.S. GAAP adjustments
    (see 23(l))..................        485,319      297,573        302,286
                                   -------------  -----------    -----------
Total approximate U.S. GAAP
 adjustments.....................    (23,390,454) (27,037,177)   (22,331,260)
                                   -------------  -----------    -----------
Total approximate stockholders'
 equity under U.S. GAAP..........  Ps 36,270,375   36,860,978     37,614,689
                                   =============  ===========    ===========

   For purposes of the following notes, the Mexican GAAP prior years amounts have been restated using the Mexican inflation rate instead of the weighted average index described in note 3B. Therefore the amounts shown for prior years in these notes do not agree with the amounts shown in footnotes 1 to 22.

   The term "SFAS" as used herein refers to Statements of Financial Accounting Standards.

   (a) Goodwill

   The Company's goodwill recognized under Mexican GAAP has been adjusted for U.S. GAAP purposes for (i) the effect of the U.S. GAAP adjustments as of the dates of acquisition on the goodwill of the subsidiaries acquired (ii) the difference between sinking fund amortization of goodwill over 20 to 40 years for Mexican GAAP purposes (see note 3J) and the straight line method over 40 years for U.S. GAAP purposes and (iii) the conversion of goodwill applicable to foreign subsidiaries in accordance with SFAS 52, utilizing inflation of each country to restate the goodwill for inflation purposes. In addition, amortization of goodwill is reflected as an operating expense for U.S. GAAP purposes versus other income and expense for Mexican GAAP purposes.

   For U.S. GAAP purposes, the Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

   (b) Deferred Income Taxes and Employees' Statutory Profit Sharing

   Until December 31, 1999, Mexican GAAP provided that deferred taxes should not be recorded for those temporary differences whose origin is not specifically identifiable or whose realization is not presently determinable because upon turnaround they will be replaced by other temporary differences of a similar nature and amount.

   For U.S. GAAP purposes, the Company accounts for income taxes utilizing SFAS 109 "Accounting for Income Taxes", which requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax asset and liabilities are recognized for the future tax consequences of "temporary differences" by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss carryforwards. The amount of deferred income taxes charged or credited to operations in each period for U.S. GAAP is based upon the difference between the beginning and ending balances of the deferred tax assets or liabilities for each period, expressed in nominal pesos. A monetary position gain or loss of the deferred tax assets or liabilities was also recognized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are presented below.

                                                           December 31,
                                                      ------------------------
                                                          1998         1999
                                                      ------------  ----------
Deferred tax assets:
 Net operating loss and assets tax carryforwards..... Ps 5,178,015   2,404,076
 Trade accounts receivable...........................      440,054     417,266
 Investment in affiliated companies..................      341,742         479
 Accounts payable and accrued expenses...............      679,268     513,303
 Other...............................................      397,871     160,899
                                                      ------------  ----------
 Total gross deferred tax assets.....................    7,036,950   3,496,023
 Less valuation allowance............................      244,442     195,615
                                                      ------------  ----------
 Net deferred tax assets under U.S. GAAP.............    6,792,508   3,300,408
                                                      ------------  ----------
Deferred tax liabilities:
 Property, plant and equipment.......................   15,143,876  14,714,639
 Inventories.........................................      682,365     420,510
 Other...............................................      335,788     162,190
                                                      ------------  ----------
 Total gross deferred tax liability under U.S. GAAP..   16,162,029  15,297,339
                                                      ------------  ----------
 Net deferred tax liability under U.S. GAAP..........    9,369,521  11,996,931
 Deferred tax liability recognized under Mexican
  GAAP...............................................    1,106,552   1,077,053
                                                      ------------  ----------
 Excess of liability recognized under U.S. GAAP over
  that recognized under
  Mexican GAAP.......................................    8,262,969  10,919,878
 Less--U.S. GAAP deferred income taxes of acquired
  subsidiaries at date of
  Acquisition........................................    1,581,278   2,120,506
 Inflation adjustment (note 3B)......................     (153,669)    (16,228)
                                                      ------------  ----------
 U.S. GAAP adjustment to stockholders' equity........ Ps 6,528,022   8,783,144
                                                      ============  ==========

   As of June 30, 1999 and 2000 (unaudited), deferred income tax expense amounts to Ps384,767 and Ps42,705, respectively, with a net effect in stockholders' equity under U.S. GAAP of Ps(4,839,782) at June 30, 2000 (unaudited).

   Management believes that it is more likely than not that it will generate taxable income sufficient to realize the tax benefit associated with future deductible temporary differences and operating tax loss carryforwards prior to their expiration. If the Company is unable to generate sufficient taxable income in the future through operating results, or alternative tax strategies are no longer viable, a valuation allowance will be required through a charge to expense.

   The Company has recorded a valuation allowance for the estimated amount of the recoverable tax on assets, which may not be realized due to their expiration during the carryforwards period. However, through the continuous evaluation of the effects of tax strategies, among other economic factors, during 1999 the Company canceled a net effect on the valuation allowance of approximately Ps22 million.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   Effective December 31, 1998, the income tax rate increased from 34% to 35% for temporary differences in Mexico to give effect to the enactment of the new income tax law in Mexico. This resulted in an additional deferred tax expense of Ps257,729 for U.S. GAAP purposes in 1998.

   Deferred income taxes for interim periods are measured by the use of an estimated annual effective tax rate for the annual periods.

   The Company also recorded a deferred liability for U.S. GAAP purposes, related to employees' statutory profit sharing in Mexico under the asset and liability method at the statutory rate of 10%. The principal effects of temporary differences that give rise to significant portions of the deferred employees' profit sharing liabilities at December 31, 1998 and 1999 are presented below:

                                                               December 31,
                                                           ---------------------
                                                              1998       1999
                                                           ----------- ---------
Deferred assets:
 Employee benefits........................................ Ps   15,414    44,095
 Trade accounts receivable................................     130,005    11,578
 Other....................................................         --        --
                                                           ----------- ---------
Gross deferred assets under U.S. GAAP.....................     145,419    55,673
                                                           ----------- ---------
Deferred liabilities:
 Property, plant and equipment............................   2,931,981 2,841,333
 Inventories..............................................     106,285   134,743
 Other....................................................      17,991    18,674
                                                           ----------- ---------
Gross deferred liabilities under U.S. GAAP................   3,056,257 2,994,750
                                                           ----------- ---------
Net deferred liabilities under U.S. GAAP.................. Ps2,910,838 2,939,077
                                                           =========== =========

   As of June 30, 1999 and 2000 (unaudited), deferred employees profit sharing expense amounts to Ps261,538 and Ps129,330, respectively, with a net effect in stockholders' equity under U.S. GAAP of Ps(2,940,259) at June 30, 2000 (unaudited).

   For purposes of the condensed financial information presented under U.S. GAAP in note 23(p), employees' statutory profit sharing expense, both current and deferred, is deducted in the determination of operating income.

   Additionally, as it is mentioned in note 15B, beginning in the year 2000, new Bulletin D-4, requires the determination of deferred income tax through the balance sheet methodology. Even when Bulletin D-4 establishes a methodology similar to US GAAP, in the application of the Bulletin, differences will prevail in the reconciliation to US GAAP, arising from i) the recognition of the initial balance as of January 1, 2000 will be recorded directly to stockholders' equity, ii) certain adjustments to Mexican GAAP recorded in the foreign subsidiaries for consolidation purposes, are to be treated as permanent differences, iii) the treatment of deferred tax consequences in business combinations under Mexican GAAP, does not consider the provisions of APB Opinion 16, and iv) for Mexican GAAP purposes, deferred tax assets and liabilities, should be considered as long-term items. For Mexican GAAP purposes, it is required to determine the effect of deferred ESPS for those temporary differences arising from the reconciliation of the net income of the period and the taxable income for ESPS, of a non-recurring nature.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As of June 30, 2000, a net deferred tax liability under Bulletin D-4 of Ps4,904,463, has been canceled for purposes of the U.S. GAAP reconciliation of stockholders' equity. The net effect in the reconciliation of net income arising from the cancelation of Bulletin D-4 amounts to Ps292,002 of a deferred tax expense as of June 30, 2000 (unaudited).

   (c) Other Employee Benefits

Vacations

   Under Mexican GAAP, vacation expense is recognized when taken rather than during the period the employees earn it. In order to comply with SFAS 43, as of December 31, 1997, 1998, 1999 and as of June 30, 1999 and 2000 (unaudited), the vacation expense recorded for U.S. GAAP purposes was Ps4,717, Ps9,103, Ps8,501, Ps6,619 and Ps7,617, respectively with an accrual of Ps39,439, Ps43,564 and Ps49,147 at December 31, 1998, 1999 and June 30, 2000 (unaudited) respectively.

Severance

   Before 1997, under Mexican GAAP, postemployment benefit expenses other than pension benefits were recorded when retirement occurred and the Company did not provide for any severance benefits. Beginning in 1997, in accordance with Mexican GAAP (Circular 50), SFAS 112 is the supplementary accounting standard for postemployment benefits. As of December 31, 1998, 1999 and June 30 2000, the Company did not accrue a provision for these benefits for Mexican GAAP due to their insignificance. However, under U.S. GAAP, postemployment benefits for former or inactive employees excluding retirement benefits, are accounted for under the provisions of SFAS 112, which requires the Company to accrue the cost of certain benefits, including severance over an employee's service life. As of December 31, 1997, 1998, 1999 and as of June 30, 1999 and 2000 (unaudited), the severance provisions recorded for U.S. GAAP purposes were an expense of Ps21,684, Ps41,829, Ps39,063, Ps30,427 and Ps35,002, respectively with an accrual of Ps181,227, Ps200,181 and Ps225,833 at December 31, 1998, 1999 and
June 30, 2000 (unaudited), respectively. Severance payments relating to any specific event or restructuring are excluded from the SFAS 112 calculation.

   SFAS 106, requires accrual of these benefits during the years an employee provides services. The Company does not provide to its employees any postretirement benefits subject to the provisions of SFAS 106.

Pension Benefits

   The Company records liabilities for employee pension benefits determined by actuarial computations, which are similar to SFAS 82 under U.S. GAAP. The pension benefits recorded for U.S. GAAP purposes were an expense of Ps31,569 in 1997, an income of Ps57,444 in 1998, an expense of Ps26,917 in 1999 and an expense of Ps 4,455 as of June 30 1999 (unaudited), with an additional (asset) liability of Ps(27,296) in 1998, Ps5,263 in 1999 and Ps4,983 at June 30, 2000
(unaudited), respectively.

   (d) Marketable Securities

   Included in other investments at December 31, 1998 are Ps270,356 of an investment in common stock of a third party company. This investment is recorded at market value based upon its quoted price. Although the Company does not have the intention to sell these shares, this investment is classified as available-for-sale for purposes of complying with SFAS 115. Unrealized holding loss of Ps152,540 and gain of Ps324,533 (loss

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Ps114,560 and gain of Ps227,835, after the related deferred income tax effect which has been credited directly to stockholders' equity) for the years ended December 31, 1997 and 1998, respectively, are included as a component of stockholders' equity for purposes of the Company's reconciliation to U.S. GAAP. Beginning in January 1, 1999, the Company adopted the provisions of SFAS 115 under Mexican GAAP, therefore, no additional reclassification is needed for purposes of the net income reconciliation.

   (e) Capitalized Interest

   Under Mexican GAAP, the Company is allowed, but no required, to capitalize interest on assets under construction. Mexican GAAP states that the amount of financing cost to be capitalized during the construction period of property, machinery and equipment must be comprehensively measured in order to include properly the effects of inflation. Therefore, the amount capitalized includes
(i) the interest cost of the debt incurred, plus (ii) any foreign currency exchange loss that results from the related debt, and less (iii) the related monetary position result recognized on the debt incurred to finance the construction project. Under U.S. GAAP, interest must be considered an additional cost of constructed assets to be capitalized in property, machinery and equipment and depreciated over the lives of the related assets.

   The U.S. GAAP reconciliation removes the foreign currency gain or loss capitalized for Mexican GAAP derived from borrowings denominated in foreign currency.

   (f) Minority Interest

Financing Transactions

   As of December 31, 1998 the Company had $422.5 million and $500 million, as of December 31, 1999 and June 30, 2000 (unaudited), of an outstanding equity financing transaction involving shares of its Spanish subsidiary. The transferred shares represented 25.4% in 1998 and 24.8% in 1999 and June 30, 2000 (unaudited) of the outstanding capital stock of this subsidiary. The Company has considered the shares involved in this transaction, as if those were owned by a third party and therefore, has recorded a minority interest in the consolidated balance sheet under Mexican GAAP. For U.S. GAAP purposes, this financing transaction had been classified as debt in the amount of Ps4,905 million, Ps4,965 million and Ps4,920 million at December 31, 1998, 1999 and June 30, 2000 (unaudited), respectively. For Mexican GAAP purposes, the costs related to this transaction are recorded as part of the net financing cost in the income statement. Differences between the amount of minority interest recognized for Mexican GAAP purposes and the amount of net debt for U.S. GAAP purposes for this financing transaction are reflected as a reconciliation of Mexican GAAP stockholders' equity. This financing transaction bears interest at 3 month-LIBOR plus 100 basis points (approximately 7.0% and 8.0% at December 31, 1999 and June 30, 2000 (unaudited), respectively), and matures with $125 million of the principal due in July 2000, $125 million in December 2000, and the remaining $250 million due in June 2001. This transaction was terminated in August 31, 2000 (unaudited) (see note 23X).

   For purposes of U.S. GAAP presentation, Putable Capital Securities described in note 13(F) are presented as a separate component of minority interest. Under Mexican GAAP these instruments are presented as part of the minority interest in stockholders' equity. Dividends declared are recorded as part of the minority interest in the consolidated statements of income under both Mexican GAAP and U.S. GAAP.

   In December 1995, the Company entered into a financial transaction in which a subsidiary transferred some of its cement assets to a trust, while simultaneously a third party purchased a beneficial interest in the trust for approximately $123.5 million in exchange for notes issued by the trust. The Company has the right to

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

reacquire these assets on various dates until 2007. As of December 31, 1998, 1999 and June 30, 2000 (unaudited), $108 million (Ps1,255 million), $104.6 million (Ps1,039 million) and $100.7 million (Ps991 million), respectively, were outstanding under this transaction. For U.S. GAAP purposes the amount outstanding under this arrangement is treated as debt. Under Mexican GAAP this transaction has been treated as minority interest (see note 13(F)).

U.S. GAAP adjustments

   Under Mexican GAAP the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section in the consolidated balance sheets. According to U.S. GAAP, minority interest is excluded from consolidated stockholders' equity and classified as a separate component between total liabilities and stockholders' equity in the consolidated balance sheets. The U.S. GAAP adjustment to stockholders' equity included herein represents the minority interests in the Company's subsidiaries determined in accordance with U.S. GAAP.

   (g) Depreciation

   One of the Company's subsidiaries in Colombia, records depreciation expense utilizing the sinking fund method. This methodology for depreciation was in place before Cemex acquired the subsidiary in 1997. For Mexican GAAP purposes, the Company has decided to maintain this accounting practice due to tax consequences in Colombia arising from a change in methodology, and the immateriality of the effects in the Company's consolidated results. During the year 2000, the Company will evaluate changing the depreciation methodology of this subsidiary, in order to align all subsidiary practices to the Company's policy for depreciation. For U.S. GAAP purposes, depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. As a result of this accounting difference, as of December 31, 1997, 1998, 1999 and as of June 30, 1999 and 2000 (unaudited) Ps6,946, Ps57,872, Ps122,049, Ps81,540 and Ps93,204 respectively, have been credited to income in the U.S. GAAP reconciliation.

   Additionally, as a result of the application of APB 16 in the acquisition of Rizal for U.S. GAAP purposes, at December 31, 1999, the Company reduced the value of its fixed assets by Ps264,156, corresponding to the portion of the appraisal value related to the minority owners. The change in the fixed assets' amount for under U.S. GAAP arising from this concept, led to a decrease in the depreciation expense under U.S. GAAP of Ps22,874 during 1999 and Ps10,475 as of June 30, 2000 (unaudited).

   (h) Accruals for Contingencies

   For Mexican GAAP purposes the Company has recorded accruals for certain contingencies that do not meet the accrual criteria of SFAS 5 of U.S. GAAP. Our Spanish subsidiary has recorded a liability for guarantees given to third parties by former subsidiaries and other general accruals. At the balance sheet dates the likelihood of a loss occurring is considered to be possible but not probable. Therefore, the Company does not consider that the criteria of SFAS 5 for accrual were met and the recorded liabilities were reversed for U.S. GAAP purposes.

   In addition, with respect to the Mexican and Colombian tax assessments described in note 20(B), the Company believes that while it is reasonably possible for a loss to occur as a result of these assessments, the likelihood of a loss is not probable. Therefore, the Company does not consider that the criteria of SFAS 5 for accrual were met (see also note 23(v)). In January 2000, the company had a final resolution on the Colombian tax assesment (see note
23x).

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   (i) Affiliated Companies

   The Company has adjusted its investment in and its equity in the earnings of affiliated companies for the Company's share of the approximate U.S. GAAP adjustments applicable to these affiliates.

   (j) Inflation Adjustment of Machinery and Equipment

   On December 2, 1997, the International Practices Task Force of the American Institute of Certified Public Accountants encouraged Mexican companies to restate their fixed assets of foreign origin by applying the inflation rate of each country in which the Company operates, instead of using the methodology included in the fifth amendment to Bulletin B-10, which consists of restating the fixed assets of foreign origin on the basis of the devaluation of the functional currency against the currency of origin and applying a factor of inflation in such foreign country. For purposes of the U.S. GAAP reconciliation, fixed assets of foreign origin were restated using the inflation factor arising from the Consumer Price Index ("CPI") of each country and depreciation is based upon the revised amounts.

   (k) Temporary Equity from Forward Contracts

   As mentioned in notes 2C and 14D to the financial statements, the Company has entered in to forward contracts in connection with its warrant offering transaction. According to EITF 96-13, forward contracts involving the Company's own stock that will be physically settled by delivering cash, should be initially measured at fair value and recorded in permanent equity, and an amount equivalent to the cash redemption at the date of reporting, should be reclassified to temporary equity, which is to be considered as a mezzanine item for the balance sheet presentation under U.S. GAAP. As a result, for purposes of reconciliation the Company presents an adjustment to its stockholders' equity under Mexican GAAP for Ps5,113,768 in 1999 and Ps5,041,271 at June 30, 2000 (unaudited), which represents the cash obligation of the Company in the forward contract at the reporting date. This amount is presented as a mezzanine for purposes of note 23(p).

   (l) Other U.S. GAAP Adjustments

   Inventory costs--As permitted by Mexican GAAP, certain inventories are valued under the direct cost system, which includes material, labor and other direct costs. For purposes of complying with U.S. GAAP, inventories have been valued under the full absorption cost method, including all costs and expenses necessary for the manufacturing process. At December 31, 1998 and 1999, the Company recognized an income of Ps293,861 and Ps108,338, respectively, in the stockholders' equity reconciliation to U.S. GAAP. Beginning January 1, 2000, the company has adopted the full absorption cost method for al its producing facilities, therefore, as of June 30, 2000 (unaudited) the reconciling item arising from this concept has been cancelled, recognizing an expense of Ps65,446 in the net income reconciliation to U.S. GAAP.

   Capitalization of costs of computer development Under U.S. GAAP--Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software and that costs related to the preliminary project stage and the post-implementation/operations stage (as defined in SOP 98-1) in an internal-use computer software development project be expensed as incurred. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The estimated average useful lives period to amortize these capitalized costs is

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

between 3 and 5 years. The cumulative effect recognized an income in stockholders' equity reconciliation to U.S. GAAP at December 31, 1998, 1999 and June 30, 2000 (unaudited) is Ps345,454, Ps513,876 and Ps613,185, respectively.

   Sale of own stock--In 1997, the Company had a gain in the sale of its own stock of Ps62,189, recorded in the income statement under Mexican GAAP, which has been reclassified to stockholders' equity for purposes of the U.S. GAAP reconciliation of net income.

   Deferred charges--For U.S. GAAP purposes other deferred charges net of accumulated amortization, that did not qualified for deferral under U.S. GAAP had been charged to expense in the year or period incurred for Ps102,278 in 1998, Ps188,642 in 1999 and Ps101,476 as of June 30, 1999 (unaudited). The net effect in the stockholders' equity reconciliation to U.S. GAAP is Ps153,996, Ps324,641 and Ps310,899 at December 31, 1998, 1999and June 30, 2000
(unaudited), respectively. Mexican GAAP allowed the deferral of these expenses.

   Monetary position result--Monetary position result of the U.S. GAAP adjustments is determined by (i) applying the annual inflation factor to the net monetary position of the U.S. GAAP adjustments at the beginning of the period, plus (ii) the monetary position effect of the adjustments during the period, determined with a weighted average inflation factor for the period.

   Reclassifications--Real estate held for sale amounting to Ps194,543 in 1998, Ps152,834 in 1999 and Ps95,143 at June 30, 2000 (unaudited), and non-cement related assets amounting to Ps486,915 in 1998, Ps132,470 in 1999 and Ps134,191 at June 30, 2000 (unaudited), have been reclassified to long-term assets for purposes of U.S. GAAP presentation in note 23(p). These assets are stated at their estimated fair value. Estimated costs to sell, are not significant.

   (m) Financial Instruments

Fair Value of Financial Instruments

   The carrying amount of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses and short-term debt, approximates fair value because of the short-term maturity of these financial assets and liabilities.

   Marketable securities and long-term investments are accounted for at fair value, which is based on quoted market prices for these or similar instruments.

   The carrying value of the Company's long-term debt and the related fair value based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities (or determined by discounting future cash flows using borrowing rates currently available to the Company) at December 31, 1999 is summarized as follows:

                                                           Carrying   Estimated
                                                            Amount    Fair value
                                                         ------------ ----------
Bank loans.............................................. Ps22,677,087 22,673,771
Notes payable...........................................   17,795,420 18,358,606
                                                         ============ ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   As discussed in note 3E, the Company has designated certain debt as hedges of its investment in foreign subsidiaries and for Mexican GAAP purpose, records foreign exchange fluctuations on such debt in equity. For purposes of the U.S. GAAP net income reconciliation, Ps1,231,914, Ps3,256,190 and Ps1,745,225 for 1997, 1998 and 1999, respectively, and Ps837,713 and Ps1,145,204 as of June 30,
1999 and 2000 respectively (unaudited), were recognized as foreign exchange losses since the related debt does not meet the conditions set forth in SFAS 52 for hedge accounting purposes.

Concentration of Credit Risk

   The Company sells its products primarily to distributors for the construction industry with no specific geographic concentration within the countries in which the Company operates. No single customer accounted for a significant amount of the Company's sales and there were no significant account receivables from a single customer at December 31, 1998, 1999 and June 30, 2000. The Company performs evaluations of its customers' credit histories and establishes an allowance for doubtful accounts based upon the credit risk of specific customers and historical trends. In addition, there is no concentration of suppliers for the purchases of raw materials.

   (n) Stock Option Programs

   As described in note 13B, pursuant to the Company's Stock Option Plan to which eligible officers and key employee's are entitled to the Company's Boards of Directors may grant stock options for up to 216,300,000 shares of authorized but unissued Series "A" and "B" common stock. Stock option activity during the periods is indicated in note 13B.

   The Company applies APB Opinion No. 25 ("APB 25") in accounting for its Plan under U.S. GAAP. According to APB 25, the Company's Plan fulfills the type of a compensatory for services plan, where the price required from the employee at the measurement date, is materially equal to the quoted market price of the stock, therefore, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, using the Black-Scholes pricing model, the Company's net income would have been reduced to the proforma amounts indicated below:

                                                    1997       1998      1999
                                                 ----------- --------- ---------
Net income, as reported (Mexican GAAP).......... Ps7,955,121 8,189,321 9,514,494
Net income, proforma............................   7,788,609 7,929,620 9,317,603
                                                 ----------- --------- ---------
Basic earnings per share, as reported........... Ps     2.06      2.16      2.52
                                                 ----------- --------- ---------
Basic earnings per share, proforma.............. Ps     2.02      2.09      2.47
                                                 =========== ========= =========

--------
* See note 2A.

   The assumptions for the Black-Scholes model were:

                                                        1997     1998     1999
                                                      -------- -------- --------
Expected dividend yield..............................    2%       2%       2%
Volatility...........................................   30%      30%      30%
Risk free interest rate..............................   22%      22%      15%
Tenure............................................... 10 years 10 years 10 years

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   (o) Supplemental Cash Flow Information Under U.S. GAAP

   The Company presents a consolidated statement of changes in financial position under Mexican GAAP in accordance with Bulletin B-12, which identifies the sources and uses of resources determined based upon the differences between beginning and ending financial statements balances in constant pesos. It also requires monetary position result and unrealized foreign exchange gain and loss to be treated as cash items in the determination of resources provided by operations. U.S. GAAP requires a statement of cash flow presenting only cash movements and excluding non-cash items. SFAS 95 does not provide any specific guidance with respect to inflation-adjusted financial statements.

   The classifications of cash flows under Mexican GAAP and U.S. GAAP are basically the same, in respect to the transactions presented under each caption. The nature of the differences between Mexican GAAP and U.S. GAAP in the amounts reported, is mainly due to (i) the elimination of inflationary effects of monetary assets and liabilities from financing and investing activities variations, against the corresponding monetary position result in operating activities, (ii) the elimination of exchange rates fluctuations from financing and investing activities variations, against the corresponding unrealized foreign exchange gain or loss included in operating activities, and
(iii) the recognition in operating, financing and investing activities of the U.S. GAAP adjustments.

   The following table summarizes the cash flow items as required under SFAS 95 provided by (used in) operating, financing and investing activities for the years ended December 31, 1997, 1998 and 1999, giving effect to the U.S. GAAP adjustments, excluding the effects of inflation required by Bulletin B-10 and Bulletin B-15. The following information is presented on a historical peso basis and it is not presented in constant purchasing power.

                                                                     (Unaudited)
                                                                  Six months ended
                              Years ended December 31,                June 30,
                         -------------------------------------  ----------------------
                             1997         1998        1999         1999        2000
                         ------------  ----------  -----------  ----------  ----------
Net cash provided by
 operating activities... Ps 7,677,497  11,779,184   10,275,197   4,332,227   5,438,583
Net cash provided by
 (used in) financing
 activities.............   (3,697,605) (2,821,576)     148,447   2,208,518  (3,572,379)
Net cash used in
 investing activities...   (4,691,195) (8,027,317) (10,351,043) (6,783,690) (2,911,897)
                         ------------  ----------  -----------  ----------  ----------

   Net cash flow from operating activities reflects cash payments for interests and income taxes as follows:

                                                                 (Unaudited)
                                                              Six months ended
                                Years ended December 31,          June 30,
                             ------------------------------- -------------------
                                1997       1998      1999      1999      2000
                             ----------- --------- --------- --------- ---------
Interest paid............... Ps4,269,714 3,652,444 3,291,193 1,764,718 2,277,346
Income taxes paid...........     311,859   321,372   431,144    65,656   551,629
                             ----------- --------- --------- --------- ---------

   Non-cash activities are comprised of the following:

  . Acquisition of property and equipment through capital leases amounted to Ps77 in 1997, Ps24,150 in 1998 and Ps159,480 in 1999.

  . Liabilities assumed through the acquisition of businesses (see note 7) was Ps498,834 in 1998 and Ps4,147,318 in 1999.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   (p) Condensed Financial Statements under U.S. GAAP

   The following table presents consolidated condensed balance sheets at December 31, 1998 and 1999 and statements of income at December 31, 1997, 1998 and 1999 of the Company as prepared under U.S. GAAP. This summarized financial information includes all differences described in this footnote as well as certain other reclassifications required for purposes of U.S. GAAP:

                                               At December 31,      (Unaudited)
                                          ------------------------- At June 30,
                                              1998         1999        2000
                                          ------------- ----------- -----------
   Balance sheets
   Current assets.......................  Ps 18,387,873  17,747,462  17,274,824
   Investments and non-current assets...      4,802,358   7,567,962   7,473,093
   Property, machinery and equipment....     75,205,472  76,562,289  73,255,249
   Deferred charges.....................     26,003,775  23,877,138  24,176,109
                                          ------------- ----------- -----------
    Total assets........................    124,399,478 125,754,851 122,179,275
                                          ============= =========== ===========
   Current liabilities..................     22,818,586  23,538,841  24,954,561
   Long-term debt.......................     40,585,068  35,306,001  29,859,238
   Other non-current liabilities........     15,543,938  16,102,966  15,807,829
                                          ------------- ----------- -----------
    Total liabilities...................     78,947,592  74,947,808  70,621,628
                                          ------------- ----------- -----------
   Mezzanine items:
    Putable Capital Securities (see note
     13F)...............................      2,902,792   2,482,586   2,460,000
    Temporary equity....................            --    5,113,768   5,041,271
    Minority interest...................      6,278,719   6,349,711   6,441,687
                                          ------------- ----------- -----------
                                              9,181,511  13,946,065  13,942,958
                                          ------------- ----------- -----------
   Stockholders' equity.................     36,270,375  36,860,978  37,614,689
                                          ------------- ----------- -----------
    Total liabilities and stockholders'
     equity.............................  Ps124,399,478 125,754,851 122,179,275
                                          ============= =========== ===========

                                                                    (Unaudited)
                                                                    Six months
                                 As of December 31,               ended June 30,
                         ------------------------------------  ----------------------
                             1997         1998        1999        1999        2000
                         ------------  ----------  ----------  ----------  ----------
Statements of income
Net sales............... Ps42,014,290  49,446,465  47,305,572  23,712,692  25,832,913
Gross profit............   15,385,647  20,314,461  19,368,106   9,493,156  11,205,365
Operating income........    7,342,267  11,076,690  10,487,745   4,853,357   6,725,553
Comprehensive financial
 income (cost)..........    2,673,833  (3,080,340)   (301,113)  1,098,041  (1,414,637)
Other expenses, net.....      318,648     526,830    (636,922)   (289,552)   (266,831)
Income tax (including
 deferred)..............   (2,838,551) (2,581,223) (3,972,872)   (804,901) (1,018,570)
Equity in income of
 affiliates.............      266,968     305,160     425,945     179,195     183,375
                         ------------  ----------  ----------  ----------  ----------
Consolidated net
 income.................    7,763,165   6,247,117   6,002,783   5,036,140   4,208,890
                         ------------  ----------  ----------  ----------  ----------
Minority net income.....      362,703     379,204     403,433      99,312     152,703
                         ------------  ----------  ----------  ----------  ----------
Majority net income.....  Ps7,400,462   5,867,913   5,599,350   4,936,828   4,056,187
                         ============  ==========  ==========  ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   For purposes of the consolidated condensed financial statements, the 1997 and 1998 figures were updated to constant pesos at December 31, 1999 using the Mexican inflation rate, in order to comply with current requirements of Regulation S-X.

   (q) Restatement to Constant Pesos of Prior Years

   The following table presents summarized financial information under Mexican GAAP of the consolidated statements of income for the years ended December 31, 1997 and 1998 and of the consolidated balance sheet at December 31, 1998, in Mexican pesos of equivalent constant purchasing power of December 31, 1999 using the Mexican inflation rate:

                                                                  (Unaudited)
                                                                Six months ended
                                                                    June 30,
                             1997         1998         1999           1999
                         ------------ ------------ ------------ ----------------
Sales................... Ps42,530,726   50,104,482   47,943,342    25,124,263
Gross profit............   16,468,244   21,134,371   21,231,573    12,787,083
Operating income........   10,049,952   13,675,541   14,264,882     8,658,312
Majority net income.....    8,541,370    9,326,581    9,657,854     5,941,276
                         ------------ ------------ ------------    ----------
Current assets..........              Ps19,084,393 Ps16,964,416
Non-current assets......               102,364,495  100,851,993
Current liabilities.....                20,881,718   18,135,298
Non-current
 liabilities............                40,906,342   35,782,957
Majority interest
 stockholders' equity...                45,136,033   51,459,911
Minority interest
 stockholders' equity...                14,524,795   12,438,243
                                      ------------ ------------

   (r) Environmental Costs

   Environmental expenditures related to current operations are expensed or capitalized, as appropriate. Remediation costs related to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Prior to its acquisition in 1989, one subsidiary of the Company in the United States employed the use of underground storage tanks in their operations. Subsequently, the use of those tanks resulted in environmental remediation liabilities for several of the subsidiary's plant sites. Per a 1996 settlement agreement with the former owners, the subsidiary is responsible for 10% of remediation costs at one of the plant sites and 100% of remediation costs for the remaining sites.

   As of December 31, 1998 and 1999, the subsidiary had accrued its best estimate of its obligation with respect to the sites of approximately Ps9 million in 1998 and Ps8 million in 1999, which are included in accrued liabilities.

   In May 1999, several companies filed a civil liability suit against two of our Colombian subsidiaries, alleging that these subsidiaries were responsible for deterioration in the rice producing capacity of certain land of the plaintiffs, caused by pollution emanating from our cement plants located in Ibague, Colombia. The plaintiffs have asked for relief in the amount of U.S. $12.6 million. This proceeding has not yet reached the

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

evidentiary stage, since both parties have appealed the court's evidentiary decree. Upon resolution of the appeals, the evidentiary stage will begin. We estimate that this proceeding will continue for approximately six years before final resolution. For accounting purposes under both Mexican and U.S. GAAP, the Company believes that the accrual criteria, has not been met in connection with this civil action (unaudited).

   The Company is not currently facing other situation as those described above which might result in the recognition of an environmental remediation liability.

   (s) Supplemental Debt Information

   Classification of Short-term debt Expected to be Refinanced--In accordance with U.S. GAAP, and for purposes of the condensed information of note 23(p), at December 31, 1998, 1999 and June 30, 2000 (unaudited), $168 million (Ps1,950 million), $226 million (Ps2,243 million) and $178 million (Ps1,752 million), respectively, were reclassified from long-term debt to short-term debt for U.S. GAAP purposes.

   (t) Impairment of Long Lived Assets

   In accordance with the provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Off" long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

   Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell (see note 8).

   For Mexican GAAP purposes the impairment provisions are reported in other income and expense. For purposes of note 23(p), these provisions are reported as a component of operating income.

   (u) Business combinations

   As mentioned in note 7, during September 1999, the Company acquired a majority equity interest in Cempasa, and during November 1999 acquired a majority equity interest in Assiut Cement Co. For purposes of disclosure under U.S. GAAP according to APB 16, companies must provide in proforma basis, the effects of having being consolidating the acquired companies since the beginning of the reported period. In respect to APO, the Company consolidated for Mexican GAAP purposes, its results of operations for the twelve-month period ended December 31, 1999. Therefore, for purposes of compliance with APB 16 disclosure requirement, the Company is providing proforma selected income statement amounts for the consolidation of Cempasa and Assiut, as if they were consolidated for the full year 1999.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The approximated amounts are as follows:

                                       Assiut   Cempasa
                           Cemex as    twelve-  twelve-                Cemex
                           reported    months   months   Elimination  proforma
                         ------------ --------- -------  ----------- ----------
Net sales............... Ps47,231,676 1,928,358 406,348   (235,449)  49,330,933
Operating income........   14,053,136   486,989  40,995    (36,511)  14,544,609
Majority interest net
 income (loss)..........    9,514,494   277,173  (1,809)    25,644    9,815,502
                         ============ ========= =======   ========   ==========

Basic earnings per
 share.................. Ps      2.52                                      2.60
Diluted earnings per
 share.................. Ps      2.51                                      2.59
                         ============                                ==========

   For purposes of the table above, the "Elimination" column represents the sum of the Assiut's one-month period results, and Cempasa's three-month period results, that were included in to the Company's consolidated income statement under Mexican GAAP as of December 31, 1999.

   (v) Guaranteed debt

   In June 2000 the Company concluded the issuance of up to U.S.$200 million aggregate principal amount of 9.625% Exchange Notes due 2009 in a registered public offering in the United States of America in exchange for U.S.$200 million aggregate principal amount of its outstanding 9.625% Notes due 2009 (unaudited). The Exchange Notes are fully and unconditionally guaranteed, on a joint and several basis, as to payment of principal and interest by two of the Company's Mexican subsidiaries: CEMEX Mexico, S.A. de C.V. (formerly, TOLMEX, S.A. de C.V.), and Empresas Tolteca de Mexico, S.A. de C.V. (formerly, CEMEX Control, S.A. de C.V.). These two companies, together with their subsidiaries, account for substantially all the revenues and operating income of the Company's Mexican operations.

   As described in note 3D, through a series of mergers during 1999, the cement and ready-mix concrete operations of the Company in Mexico were integrated into CEMEX Mexico, S.A. de C.V. ("CEMEX Mexico"). Prior to these mergers, Tolmex, S.A. de C.V., Serto Construcciones, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., Cementos Mexicanos, S.A. de C.V. and CEMEX Control, S.A. de C.V. were the guarantors of part of the indebtedness of the Company (the "Guarantors"). Concurrent with this merging process, the legal name of CEMEX Control, S.A. de C.V. was changed to Empresas Tolteca de Mexico, S.A. de C.V. (this subsidiary was not part of the merging process described above). As of December 31, 1998, the Guarantors fully, unconditionally, jointly and severally guaranteed indebtedness of the Company in an aggregate amount of US dollars $2,010 million (see note 11).

   As mentioned in note 11, as of December 31, 1999, indebtedness of the Company in an aggregate amount of US dollars $2,090 million is fully and unconditionally guaranteed, on a joint and several basis, by CEMEX Mexico and Empresas Tolteca de Mexico, S.A. de C.V. ("ETM"). The Company's indebtedness guaranteed by these two subsidiaries will not increase as a result of the exchange offer described above.

   As of December 31, 1999, the Company owned a 99.8% equity interest in CEMEX Mexico, including a 2.5% equity interest held by a Mexican trust in connection with an equity financing transaction due in 2007 (see note 13F), and CEMEX Mexico owned a 99.9% equity interest in ETM. The current "General Law of Commercial Corporations" in Mexico prescribes a minimum participation of two shareholders on the equity of a Mexican corporation; therefore, no single company or person can own 100% equity interest of another entity.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   For purposes of the accompanying condensed consolidated balance sheets, income statements and statements of changes in financial position under Mexican GAAP, the first column, "CEMEX", corresponds to the parent company issuer, which has no other material operations than its investments in subsidiaries and affiliated companies. The second column, "Combined Guarantors", represents the combined amounts of CEMEX Mexico and ETM, after adjustments and eliminations relating to their consolidation. As mentioned above, the Guarantors represent substantially all the Company's Mexican operations. The third column, "Combined non-guarantors", represents the amounts of the international subsidiaries of the Company, CEMEX Mexico and ETM non-Guarantor subsidiaries, and other immaterial Mexican non-guarantor subsidiaries of the Company. The fourth column, "Adjustments and eliminations", includes all the amounts resulting from consolidation of the Company, the Guarantors and the non-guarantor subsidiaries, as well as the corresponding constant pesos adjustment as of June 30, 2000, for the periods ended December 31, 1997, 1998 and 1999 described below. The fifth column, "CEMEX Consolidated", represents the Company's consolidated amounts as reported in the audited consolidated financial statements. Additionally, all the amounts presented under the line item "Investments in affiliates" for both the balance sheet and the income statement, are accounted for by the equity method.

   The accompanying condensed consolidating financial information as of December 31, 1998 and for the years ended December 31, 1997 and 1998, reflects the total combined equity of the Guarantors and related transactions as if the mergers described in the previous paragraphs had been completed on January 1, 1997, as a reorganization of entities under common control (similar to pooling of interest). All significant intercompany balances and transactions between the Guarantors and the merged entities have been eliminated in the "Combined Guarantors" column. Such information is presented in Mexican GAAP, and net income and stockholders' equity have also been reconciled to US GAAP.

   As mentioned in note 3B, according the Mexican GAAP Bulletin B-15, the financial statements of those entities with foreign consolidated subsidiaries should be presented in constant pesos as of the latest balance sheet presented, considering the inflation of each country in which the entity operates, as well as the changes in the exchange rate between the functional currency of each country vis-a-vis the reporting currency (in this case, the Mexican Peso). As a result of the aforementioned, for comparability purposes the condensed financial information of CEMEX, the "Combined Guarantors" and the "non-guarantors" amounts have been adjusted to reflect constant pesos as of June 30, 2000, using the Mexican inflation index arising from the NCPI. Therefore, the corresponding inflation adjustment derived from the application of Bulletin B-15 in the consolidated amounts is presented within the "Adjustments and eliminations" column.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   The information is as follows:

Condensed consolidating balance sheets:

                                                   Combined  Adjustments
                                        Combined     non-        and          CEMEX
          1998               CEMEX     Guarantors guarantors eliminations  Consolidated
          ----            ------------ ---------- ---------- ------------  ------------
Current assets..........  Ps 2,562,379 19,361,219 15,226,137  (20,392,447)  16,757,288
Investment in
 affiliates.............    73,533,652  2,329,802  2,813,683  (74,757,888)   3,919,249
Other non-current
 assets.................     1,153,993        --     428,732   (1,075,681)     507,044
Property, machinery and
 equipment..............     1,486,057 29,994,194 39,721,469   (8,583,147)  62,618,573
Deferred charges........     2,335,649  5,834,207 20,102,428   (5,434,727)  22,837,557
                          ------------ ---------- ---------- ------------  -----------
 Total assets...........    81,071,730 57,519,422 78,292,449 (110,243,890) 106,639,711
                          ------------ ---------- ---------- ------------  -----------
Current liabilities.....    19,578,735  2,869,464 16,836,641  (20,949,387)  18,335,453
Long-term debt..........    21,819,177  2,144,834 16,590,489   (8,579,079)  31,975,421
Other non-current
 liabilities............        41,564 31,289,376    526,270  (27,914,306)   3,942,904
                          ------------ ---------- ---------- ------------  -----------
 Total liabilities......    41,439,476 36,303,674 33,953,400  (57,442,772)  54,253,778
                          ------------ ---------- ---------- ------------  -----------
Majority interest
 stockholders' Equity...    39,632,254 21,215,748 31,494,384  (52,710,132)  39,632,254
                          ------------ ---------- ---------- ------------  -----------
Minority interest.......           --         --  12,844,665      (90,986)  12,753,679
                          ------------ ---------- ---------- ------------  -----------
Stockholders' equity
 under Mexican GAAP.....  Ps39,632,254 21,215,748 44,339,049  (52,801,118)  52,385,933
                          ============ ========== ========== ============  ===========

                                                   Combined  Adjustments
                                        Combined     non-        and          CEMEX
          1999               CEMEX     Guarantors guarantors eliminations  Consolidated
          ----            ------------ ---------- ---------- ------------  ------------
Current assets..........  Ps   783,483  9,417,876 17,117,195 (10,605,956)   16,712,598
Investment in
 affiliates.............    45,648,605  5,139,659  4,391,445 (49,165,685)    6,014,024
Other non-current
 assets.................    23,570,972    513,919  1,346,410 (23,743,472)    1,687,829
Property, machinery and
 equipment..............     1,483,846 25,687,234 41,568,909  (1,025,538)   67,714,451
Deferred charges........     4,474,684  5,081,912 16,674,353  (2,292,296)   23,938,653
                          ------------ ---------- ---------- -----------   -----------
 Total assets...........    75,961,590 45,840,600 81,098,312 (86,832,947)  116,067,555
                          ------------ ---------- ---------- -----------   -----------
Current liabilities.....     9,395,768  3,774,951 15,089,499 (10,394,118)   17,866,100
Long-term debt..........    15,848,084    295,150 16,423,223     113,489    32,679,946
Other non-current
 liabilities............        21,692 24,689,939  1,751,846 (23,891,625)    2,571,852
                          ------------ ---------- ---------- -----------   -----------
 Total liabilities......    25,265,544 28,760,040 33,264,568 (34,172,254)   53,117,898
                          ------------ ---------- ---------- -----------   -----------
Majority interest
 stockholders' equity...    50,696,046 17,080,560 36,692,183 (53,772,743)   50,696,046
                          ------------ ---------- ---------- -----------   -----------
Minority interest.......           --         --  11,141,561   1,112,050    12,253,611
                          ------------ ---------- ---------- -----------   -----------
Stockholders' equity
 under Mexican GAAP.....  Ps50,696,046 17,080,560 47,833,744 (52,660,693)   62,949,657
                          ============ ========== ========== ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


                                                     Combined   Adjustments
                                         Combined      non-         and          CEMEX
     June 30, 2000           CEMEX      Guarantors  guarantors  eliminations  Consolidated
     -------------       -------------  ----------  ----------  ------------  ------------
Current assets.......... Ps  2,005,493   7,555,618  15,867,759   (7,663,161)   17,765,709
Investment in
 affiliates.............    42,759,295   4,465,164   4,162,902  (46,039,574)    5,347,787
Other non-current
 assets.................    21,030,720   3,492,265   5,680,149  (28,328,115)    1,875,019
Property, machinery and
 equipment..............     1,481,654  25,250,858  38,650,554       28,490    65,411,556
Deferred charges........     4,568,601   5,503,171  16,259,351     (781,047)   25,550,076
                         -------------  ----------  ----------  -----------   -----------
  Total assets..........    71,845,763  46,267,076  80,620,715  (82,783,407)  115,950,147
                         -------------  ----------  ----------  -----------   -----------
Current liabilities.....     7,662,584   3,777,669  14,504,018   (8,306,191)   17,638,080
Long-term debt..........    16,159,628     251,345  14,638,073     (384,437)   30,664,609
Other non-current
 liabilities............        13,442  28,941,998   5,379,490  (26,633,421)    7,701,509
                         -------------  ----------  ----------  -----------   -----------
  Total liabilities.....    23,835,654  32,971,012  34,521,581  (35,324,049)   56,004,198
                         -------------  ----------  ----------  -----------   -----------
Majority interest
 stockholders' equity...    48,010,109  13,296,064  34,818,601  (48,114,665)   48,010,109
                         -------------  ----------  ----------  -----------   -----------
Minority interest.......           --          --   11,280,533      655,307    11,935,840
                         -------------  ----------  ----------  -----------   -----------
Stockholders' equity
 under Mexican
 GAAP................... Ps 48,010,109  13,296,064  46,099,134  (47,459,358)   59,945,949
                         =============  ==========  ==========  ===========   ===========

Condensed consolidating income statements:

                                                     Combined   Adjustments
                                         Combined      non-         and          CEMEX
          1997               CEMEX      Guarantors  guarantors  eliminations  Consolidated
          ----           -------------  ----------  ----------  ------------  ------------
Sales................... Ps        --   18,404,732  30,500,582   (9,293,742)   39,611,572
Operating income........       (99,625)  5,370,337   4,639,471     (550,024)    9,360,159
Comprehensive financing
 result.................       923,143   4,287,743   1,117,282   (4,668,847)    1,659,321
Other income (expense),
 net....................       120,315     744,758    (595,413)  (1,707,761)   (1,438,101)
Income tax..............       793,889  (1,901,614)   (331,871)     745,527      (694,069)
Equity in income of
 affiliates.............     6,217,399    (427,037) (1,116,675)  (4,490,866)      182,821
                         -------------  ----------  ----------  -----------   -----------
Consolidated net
 income.................     7,955,121   8,074,187   3,712,794  (10,671,971)    9,070,131
                         -------------  ----------  ----------  -----------   -----------
Minority interest.......           --          --    1,216,695     (101,685)    1,115,010
                         -------------  ----------  ----------  -----------   -----------
Majority net income..... Ps  7,955,121   8,074,187   2,496,099  (10,570,286)    7,955,121
                         =============  ==========  ==========  ===========   ===========
                                                     Combined   Adjustments
                                         Combined      non-         and          CEMEX
          1998               CEMEX      Guarantors  guarantors  eliminations  Consolidated
          ----           -------------  ----------  ----------  ------------  ------------
Sales................... Ps        --   19,956,766  30,783,288   (6,745,188)   43,994,866
Operating income........      (121,510)  8,552,216   4,596,916   (1,019,643)   12,007,979
Comprehensive financing
 result.................      (593,030)   (505,311)    134,102     (383,533)   (1,347,772)
Other income (expense),
 net....................        39,285  (1,323,784)    108,876     (375,431)   (1,551,054)
Income tax..............     1,838,812  (2,089,144)   (721,955)     295,042      (677,245)
Equity in income of
 affiliates.............     7,025,764      81,940    (436,744)  (6,511,174)      159,786
                         -------------  ----------  ----------  -----------   -----------
Consolidated net
 income.................     8,189,321   4,715,917   3,681,195   (7,994,739)    8,591,694
                         -------------  ----------  ----------  -----------   -----------
Minority interest.......           --          --      396,028        6,345       402,373
                         -------------  ----------  ----------  -----------   -----------
Majority net income..... Ps  8,189,321   4,715,917   3,285,167   (8,001,084)    8,189,321
                         =============  ==========  ==========  ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


                                                    Combined   Adjustments
                                        Combined      non-         and          CEMEX
          1999              CEMEX      Guarantors  guarantors  eliminations  Consolidated
          ----           ------------  ----------  ----------  ------------  ------------
Sales................... Ps       --   20,106,733  31,724,423   (4,599,480)   47,231,676
Operating income........     (111,650)  9,218,339   5,295,527     (349,080)   14,053,136
Comprehensive financing
 result.................      893,707   5,011,910   2,621,773   (8,810,399)     (283,009)
Other income (expense),
 net....................     (636,555) (3,814,170) (1,245,474)   2,792,051    (2,904,148)
Income tax..............       67,669    (487,972)   (668,718)      45,500    (1,043,521)
Equity in income of
 affiliates.............    9,301,323     507,945    (265,102)  (9,300,784)      243,382
                         ------------  ----------  ----------  -----------    ----------
Consolidated net
 income.................    9,514,494  10,436,052   5,738,006  (15,622,712)   10,065,840
                         ------------  ----------  ----------  -----------    ----------
Minority interest.......          --          --      346,901      204,445       551,346
                         ------------  ----------  ----------  -----------    ----------
Majority net income..... Ps 9,514,494  10,436,052   5,391,105  (15,827,157)    9,514,494
                         ============  ==========  ==========  ===========    ==========
                                                    Combined   Adjustments
                                        Combined      non-         and          CEMEX
     June 30, 1999          CEMEX      Guarantors  guarantors  eliminations  Consolidated
     -------------       ------------  ----------  ----------  ------------  ------------
Sales................... Ps       --    9,902,998  15,491,842   (2,436,084)   22,958,756
Operating income........      (60,019)  4,785,676   2,829,582     (629,002)    6,926,237
Comprehensive financing
 result.................      607,825   4,199,448      70,520   (4,021,972)      855,821
Other income (expense),
 net....................      (38,143) (1,286,059)   (817,254)     554,967    (1,586,489)
Income tax..............          --     (422,173)   (421,568)     278,257      (565,484)
Equity in income of
 affiliates.............    4,919,525     427,727     (77,870)  (5,187,746)       81,636
                         ------------  ----------  ----------  -----------    ----------
Consolidated net
 income.................    5,429,188   7,704,619   1,583,410   (9,005,496)    5,711,721
                         ------------  ----------  ----------  -----------    ----------
Minority interest.......          --          --          --       282,533       282,533
                         ------------  ----------  ----------  -----------    ----------
Majority net income..... Ps 5,429,188   7,704,619   1,583,410   (9,288,029)    5,429,188
                         ============  ==========  ==========  ===========    ==========
                                                    Combined   Adjustments
                                        Combined      non-         and          CEMEX
     June 30, 2000          CEMEX      Guarantors  guarantors  eliminations  Consolidated
     -------------       ------------  ----------  ----------  ------------  ------------
Sales................... Ps       --   10,294,232  17,869,132   (2,023,219)   26,140,145
Operating income........      (34,777)  5,146,146   3,145,927     (345,260)    7,912,036
Comprehensive financing
 result.................      364,902  (1,270,002)   (262,483)     278,068      (889,515)
Other income (expense),
 net....................      384,795  (1,633,079)   (246,630)     509,559      (985,355)
Income tax..............          --     (302,079)   (682,693)    (178,370)   (1,163,142)
Equity in income of
 affiliates.............    4,004,788    (135,504)    (81,506)  (3,693,687)       94,091
                         ------------  ----------  ----------  -----------    ----------
Consolidated net
 income.................    4,719,708   1,805,482   1,872,615   (3,429,690)    4,968,115
                         ------------  ----------  ----------  -----------    ----------
Minority interest.......          --          --          --       248,407       248,407
                         ------------  ----------  ----------  -----------    ----------
Majority net income..... Ps 4,719,708   1,805,482   1,872,615   (3,678,097)    4,719,708
                         ============  ==========  ==========  ===========    ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Condensed consolidating statements of changes in financial position:

                                                      Combined   Adjustments
                                          Combined      Non-         and          CEMEX
          1997                CEMEX      Guarantors  guarantors  eliminations  Consolidated
          ----            -------------  ----------  ----------  ------------  ------------
Operating activities:
Majority net income.....  Ps  7,955,121   8,074,187   2,496,099  (10,570,286)    7,955,121
Non-cash items..........     (5,491,560)  1,975,231    (789,688)   9,754,032     5,448,015
                          -------------  ----------  ----------  -----------    ----------
 Resources provided by
  operating Activities..      2,463,561  10,049,418   1,706,411     (816,254)   13,403,136
Net change in working
 capital................     14,837,433  (3,944,085)  2,109,806  (13,169,916)     (166,762)
                          -------------  ----------  ----------  -----------    ----------
 Resources provided by
  operating activities,
  net...................     17,300,994   6,105,333   3,816,217  (13,986,170)   13,236,374
                          -------------  ----------  ----------  -----------    ----------
Financing activities:
Bank loans and notes
 payable, net...........     (4,286,784)   (160,639)   (237,661)     321,904    (4,363,180)
Dividends paid..........            --     (804,712)        --       804,712           --
Issuance (repurchase) of
 common Stock...........     (1,221,110)        --          --           --     (1,221,110)
Others..................            --   (3,888,467)  2,258,547      390,034    (1,239,886)
                          -------------  ----------  ----------  -----------    ----------
 Resources used in
  financing Activities..     (5,507,894) (4,853,818)  2,020,886    1,516,650    (6,824,176)
                          -------------  ----------  ----------  -----------    ----------
Investing activities:
Property, machinery and
 equipment, net.........            --     (732,742) (3,024,770)     257,902    (3,499,610)
Acquisitions, net of
 cash acquired..........    (13,086,221)        --   (1,042,163)  13,157,751      (970,633)
Dividends received......        804,729         --          --      (804,729)          --
Minority interest.......            --          --   (1,145,148)      78,599    (1,066,549)
Deferred charges........        (47,594)   (237,526)   (511,998)     106,156      (690,962)
Others..................            --          --     (699,307)      46,449      (652,858)
                          -------------  ----------  ----------  -----------    ----------
 Resources used in
  investing Activities..    (12,329,086)   (970,268) (6,423,386)  12,842,128    (6,880,612)
                          -------------  ----------  ----------  -----------    ----------
 Change in cash and
  temporary
  Investments...........       (535,986)    281,247    (586,283)     372,608      (468,414)
 Cash and temporary
  investments initial
  balance...............        547,899     313,797   4,253,951     (670,503)    4,445,144
                          -------------  ----------  ----------  -----------    ----------
 Cash and temporary
  investments ending
  balance...............  Ps     11,913     595,044   3,667,668     (297,895)    3,976,730
                          =============  ==========  ==========  ===========    ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Condensed consolidating statements of changes in financial position:

                                                     Combined   Adjustments
                                         Combined      Non-         and         CEMEX
          1998               CEMEX      Guarantors  guarantors  eliminations Consolidated
          ----            ------------  ----------  ----------  ------------ ------------
Operating activities:
Majority net income.....  Ps 8,189,321   4,715,917   3,285,167   (8,001,084)   8,189,321
Non-cash items..........    (6,207,732)  1,405,221   3,164,363    6,193,214    4,555,066
                          ------------  ----------  ----------   ----------   ----------
 Resources provided by
  operating activities..     1,981,589   6,121,138   6,449,530   (1,807,870)  12,744,387
Net change in working
 capital................    (1,650,345) (1,252,735)   (986,006)   3,556,459     (332,627)
                          ------------  ----------  ----------   ----------   ----------
 Resources provided by
  operating activities,
  net...................       331,244   4,868,403   5,463,524    1,748,589   12,411,760
                          ------------  ----------  ----------   ----------   ----------
Financing activities:
Bank loans and notes
 payable, net...........    (4,221,319) (1,166,999)    793,230      560,312   (4,034,776)
Dividends paid..........    (1,691,617) (3,035,677)        --     3,035,677   (1,691,617)
Issuance (repurchase) of
 common stock...........     1,418,141         --          --           --     1,418,141
Others..................      (122,520)    937,071     687,744   (1,927,585)    (425,290)
                          ------------  ----------  ----------   ----------   ----------
 Resources used in
  financing activities..    (4,617,315) (3,265,605)  1,480,974    1,668,404   (4,733,542)
                          ------------  ----------  ----------   ----------   ----------
Investing activities:
Property, machinery and
 equipment, net.........           --     (509,384)   (478,504)     120,460     (867,428)
Acquisitions, net of
 cash acquired..........     6,019,091         --   (2,946,856)  (5,659,757)  (2,587,522)
Minority interest.......           --          --   (1,004,702)     122,511     (882,191)
Deferred charges........      (383,629)   (481,228)    486,383      336,897      (41,577)
Others..................    (1,143,191)        --   (3,366,159)   1,380,726   (3,128,624)
                          ------------  ----------  ----------   ----------   ----------
 Resources used in
  investing activities..     4,492,271    (990,612) (7,309,838)  (3,699,163)  (7,507,342)
                          ------------  ----------  ----------   ----------   ----------
 Change in cash and
  temporary
  investments...........       206,200     612,186    (365,340)    (282,170)     170,876
 Cash and temporary
  investments initial
  balance...............        11,913     595,044   3,667,668     (297,895)   3,976,730
                          ------------  ----------  ----------   ----------   ----------
 Cash and temporary
  investments ending
  balance...............  Ps   218,113   1,207,230   3,302,328     (580,065)   4,147,606
                          ============  ==========  ==========   ==========   ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Condensed consolidating statements of changes in financial position:

                                                       Combined   Adjustments
                                          Combined       Non-         and          CEMEX
          1999                CEMEX      Guarantors   guarantors  eliminations  Consolidated
          ----            -------------  -----------  ----------  ------------  ------------
Operating activities:
Majority net income.....  Ps  9,514,494   10,436,052   5,391,105  (15,827,157)    9,514,494
Non-cash items..........     (7,754,197)   1,857,853  (4,620,405)  16,015,696     5,498,947
                          -------------  -----------  ----------  -----------   -----------
 Resources provided by
  operating activities..      1,760,297   12,293,905     770,700      188,539    15,013,441
 Net change in working
  capital...............     (6,945,275)  11,577,034   1,720,002   (6,283,798)       67,963
                          -------------  -----------  ----------  -----------   -----------
 Resources provided by
  operating activities,
  net...................     (5,184,978)  23,870,939   2,490,702   (6,095,259)   15,081,404
                          -------------  -----------  ----------  -----------   -----------
Financing activities:
Bank loans and notes
 payable, net...........     (6,967,864)  (2,105,559)  1,561,168      111,512    (7,400,743)
Dividends paid..........     (1,941,478) (12,160,438)        --    12,160,438    (1,941,478)
Issuance (repurchase) of
 common stock...........      2,088,011          --          --           --      2,088,011
Others..................          7,038   (6,599,435)  1,158,638    6,980,214     1,546,455
                          -------------  -----------  ----------  -----------   -----------
 Resources used in
  financing activities..     (6,814,293) (20,865,432)  2,719,806   19,252,164    (5,707,755)
                          -------------  -----------  ----------  -----------   -----------
Investing activities:
Property, machinery and
 equipment, net.........            --      (398,980) (2,241,089)      39,189    (2,600,880)
Acquisitions, net of
 cash acquired..........     23,857,456          --   (6,275,956) (27,248,431)   (9,666,931)
Dividends received......     12,656,483          --     (496,045) (12,160,438)          --
Minority interest.......            --           --   (1,445,647)      21,458    (1,424,189)
Deferred charges........     (2,257,334)     418,812     780,208      158,303      (900,011)
Others..................    (22,418,163)  (2,039,091)  3,681,934   25,039,155     4,263,835
                          -------------  -----------  ----------  -----------   -----------
 Resources used in
  investing activities..     11,838,442   (2,019,259) (5,996,595) (14,150,764)  (10,328,176)
                          -------------  -----------  ----------  -----------   -----------
 Change in cash and
  temporary
  investments...........       (160,829)     986,248    (786,087)    (993,859)     (954,527)
 Cash and temporary
  investments initial
  balance...............        218,113    1,207,230   3,302,328     (580,065)    4,147,606
                          -------------  -----------  ----------  -----------   -----------
 Cash and temporary
  investments ending
  balance...............  Ps     57,284    2,193,478   2,516,241   (1,573,924)    3,193,079
                          =============  ===========  ==========  ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

                                                      Combined   Adjustments
                                         Combined       Non-         and          CEMEX
     June 30, 1999           CEMEX      Guarantors   guarantors  eliminations  Consolidated
     -------------        ------------  -----------  ----------  ------------  ------------
Operating activities:
Majority net income.....  Ps 5,429,188    7,704,619   1,583,410   (9,288,029)    5,429,188
Non-cash items..........    (4,287,425)     221,753  (7,792,404)  14,148,327     2,290,251
                          ------------  -----------  ----------  -----------    ----------
 Resources provided by
  operating activities..     1,141,763    7,926,372  (6,208,994)   4,860,298     7,719,439
Net change in working
 capital................    (9,145,574)  12,750,789   2,498,272   (5,882,269)      221,218
                          ------------  -----------  ----------  -----------    ----------
 Resources provided by
  operating activities,
  net...................    (8,003,811)  20,677,161  (3,710,722)  (1,021,971)    7,940,657
Financing activities:
Bank loans and notes
 payable, net...........    (4,319,431)    (579,701)  6,270,128          --      1,370,996
Dividends paid..........    (1,955,393) (12,877,845)    213,465   12,664,380    (1,955,393)
Issuance (repurchase) of
 common stock...........     1,805,401          --          --           --      1,805,401
Others..................       (10,820)  (4,601,177)  2,858,854      828,352      (924,791)
                          ------------  -----------  ----------  -----------    ----------
 Resources used in
  financing activities..    (4,480,243) (18,058,723)  9,342,447   13,492,732       296,213
                          ------------  -----------  ----------  -----------    ----------
Investing activities:
Property, machinery and
 equipment, net.........           --       (22,222)    226,235          --        204,013
Acquisitions, net of
 cash acquired..........      (731,709)         --   (5,578,168)     731,709    (5,578,168)
Dividends received......    12,664,380          --          --   (12,664,380)          --
Minority interest.......           --           --     (968,053)         --       (968,053)
Deferred charges........       210,195     (118,914)   (402,276)     326,068        15,073
Others..................       131,462   (1,761,635)   (782,218)     (35,806)   (2,448,197)
                          ------------  -----------  ----------  -----------    ----------
 Resources used in
  investing activities..    12,274,328   (1,902,771) (7,504,480) (11,642,409)   (8,775,332)
                          ------------  -----------  ----------  -----------    ----------
 Change in cash and
  temporary
  investments...........      (209,726)     715,667  (1,872,755)     828,352      (538,462)
 Cash and temporary
  investments initial
  balance...............       218,113    1,207,230   3,302,328     (580,065)    4,147,606
                          ------------  -----------  ----------  -----------    ----------
 Cash and temporary
  investments ending
  balance...............  Ps     8,387    1,922,897   1,429,573      248,287     3,609,144
                          ============  ===========  ==========  ===========    ==========
                                                      Combined   Adjustments
                                         Combined       Non-         and          CEMEX
     June 30, 2000           CEMEX      Guarantors   guarantors  eliminations  Consolidated
     -------------        ------------  -----------  ----------  ------------  ------------
Operating activities:
Majority net income.....  Ps 4,719,708    1,805,482   1,872,615   (3,678,097)    4,719,708
Non-cash items..........    (3,803,840)     623,292   1,770,868    3,956,047     2,546,367
                          ------------  -----------  ----------  -----------    ----------
 Resources provided by
  operating activities..       915,868    2,428,774   3,643,483      277,950     7,266,075
Net change in working
 capital................    (2,000,227)   2,106,730      77,669     (645,113)     (460,941)
                          ------------  -----------  ----------  -----------    ----------
 Resources provided by
  operating activities,
  net...................    (1,084,359)   4,535,504   3,721,152     (367,163)    6,805,134
Financing activities:
Bank loans and notes
 payable, net...........    (2,053,557)    (644,757)     50,838          --     (2,647,476)
Dividends paid..........    (2,277,055)         --     (441,662)     441,662    (2,277,055)
Issuance (repurchase) of
 common stock...........     1,829,884          --          --           --      1,829,884
Others..................          (283)  (3,308,973)  4,373,432   (1,152,137)      (87,961)
                          ------------  -----------  ----------  -----------    ----------
 Resources used in
  financing activities..    (2,501,011)  (3,953,730)  3,982,608     (710,475)   (3,182,608)
                          ------------  -----------  ----------  -----------    ----------
Investing activities:
Property, machinery and
 equipment, net.........           --      (220,432)      5,887          --       (214,545)
Acquisitions, net of
 cash acquired..........      (139,251)         --     (532,616)     139,251      (532,616)
Dividends received......       441,662          --          --      (441,662)          --
Minority interest.......           --           --      (40,900)         --        (40,900)
Deferred charges........      (145,120)    (445,381)    371,728      446,683       227,910
Others..................     3,430,635     (190,363) (7,282,020)   1,084,063    (2,957,685)
                          ------------  -----------  ----------  -----------    ----------
 Resources used in
  investing activities..     3,587,926     (856,176) (7,477,921)   1,228,335    (3,517,836)
                          ------------  -----------  ----------  -----------    ----------
 Change in cash and
  temporary
  investments...........         2,556     (274,402)    225,839      150,697       104,690
 Cash and temporary
  investments initial
  balance...............        57,284    2,193,478   2,516,241   (1,573,924)    3,193,079
                          ------------  -----------  ----------  -----------    ----------
 Cash and temporary
  investments ending
  balance...............  Ps    59,840    1,919,076   2,742,080   (1,423,227)    3,297,769
                          ============  ===========  ==========  ===========    ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   In addition to the information presented above, the tables below present consolidating balance sheets as of December 31, 1998 and 1999, and income statements and statements of changes in financial position for each of the three-year period ended December 31, 1999 for the Guarantors. Such information presents in separate columns each individual Guarantor on a Parent Company only basis, consolidation adjustments and eliminations, and the combined Guarantors. All significant intercompany balances and transactions, between the Guarantors and the merged entities have been eliminated in the "Combined Guarantors" column.

   The amounts presented in the column "Combined Guarantors" are readily comparable with the information on the Guarantors included in the condensed consolidating financial information. As previously described, amounts presented under the line item "Investments in affiliates" for both the balance sheets and income statements, include the net investment in affiliates accounted for by the equity method. In addition, the Guarantors' reconciliation of net income and stockholders' equity to U.S. GAAP are presented below:

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Balance Sheets:

December 31, 1998

                                   Guarantors
                             (Parent Company Only)    Adjustments
                            -------------------------     and        Combined
                            CEMEX Mexico      ETM     eliminations  Guarantors
                            -------------  ---------- ------------  -----------
          Assets
Current Assets
 Cash and temporary
  investments.............. Ps    809,881     397,349         --      1,207,230
 Trade accounts
  receivable, net..........     1,433,396         --          --      1,433,396
 Other receivables and
  other current assets.....     1,413,633       2,621     (81,030)    1,335,224
 Intercompany
  receivables..............    14,881,216   7,306,391  (7,958,297)   14,229,310
 Inventories...............     1,156,059         --          --      1,156,059
                            -------------  ---------- -----------   -----------
   Total current assets....    19,694,185   7,706,361  (8,039,327)   19,361,219
                            -------------  ---------- -----------   -----------
Other Investments
 Investments in
  subsidiaries and
  affiliates...............    17,043,509  20,600,959 (35,314,666)    2,329,802
 Long-term intercompany
  receivables..............           --      595,311    (595,311)          --
 Other investments.........           --          --          --            --
                            -------------  ---------- -----------   -----------
   Total other
    investments............    17,043,509  21,196,270 (35,909,977)    2,329,802
                            -------------  ---------- -----------   -----------
Property, Plant and
 Equipment
 Property, plant and
  equipment................    61,549,653         --          --     61,549,653
 Accumulated
  depreciation.............   (31,555,459)        --          --    (31,555,459)
                            -------------  ---------- -----------   -----------
   Total property, plant
    and equipment..........    29,994,194         --          --     29,994,194
                            -------------  ---------- -----------   -----------
Deferred Charges...........     1,362,110   4,472,097         --      5,834,207
                            -------------  ---------- -----------   -----------
   Total Assets............ Ps 68,093,998  33,374,728 (43,949,304)   57,519,422
                            =============  ========== ===========   ===========
      Liabilities and
    Stockholders' Equity
Current Liabilities
 Bank loans and notes
  payable..................    Ps 290,276         --          --        290,276
 Current maturities of
  long-term debt...........        96,972         --          --         96,972
 Trade accounts payable....       484,704         --          --        484,704
 Other accounts payable
  and accrued expenses.....       811,847     174,688    (120,097)      866,438
 Intercompany payables.....    10,247,118     517,149  (9,633,193)    1,131,074
                            -------------  ---------- -----------   -----------
   Total current
    liabilities............    11,930,917     691,837  (9,753,290)    2,869,464
                            -------------  ---------- -----------   -----------
Long-Term Debt
 Notes payable.............     2,241,806         --          --      2,241,806
 Current maturities of
  long-term debt...........       (96,972)        --          --        (96,972)
                            -------------  ---------- -----------   -----------
   Total long-term debt....     2,144,834         --          --      2,144,834
                            -------------  ---------- -----------   -----------
Other Noncurrent
 Liabilities
 Pension and seniority
  premium..................       221,142         --          --        221,142
 Deferred income taxes.....     1,223,468         --          --      1,223,468
 Long-term intercompany
  payables.................    30,437,955         --     (593,189)   29,844,766
 Other noncurrent
  liabilities..............           --       51,947     (51,947)          --
                            -------------  ---------- -----------   -----------
   Total other noncurrent
    liabilities............    31,882,565      51,947    (645,136)   31,289,376
                            -------------  ---------- -----------   -----------
   Total Liabilities.......    45,958,316     743,784 (10,398,426)   36,303,674
                            -------------  ---------- -----------   -----------
Stockholders' Equity
Stockholders' equity.......    19,585,100  28,253,958 (31,339,227)   16,499,831
Net income.................     2,550,582   4,376,986  (2,211,651)    4,715,917
                            -------------  ---------- -----------   -----------
   Total stockholders'
    equity.................    22,135,682  32,630,944 (33,550,878)   21,215,748
                            -------------  ---------- -----------   -----------
   Total Liabilities and
    Stockholders' Equity... Ps 68,093,998  33,374,728 (43,949,304)   57,519,422
                            =============  ========== ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Guarantors' Combined Balance Sheets:

December 31, 1999

                             Guarantors (Parent
                               Company Only)        Adjustments
                          -------------------------     and        Combined
                          CEMEX Mexico      ETM     eliminations  Guarantors
                          -------------  ---------- ------------  -----------
         Assets
Current Assets
Cash and temporary
 investments............. Ps    653,148   1,540,330         --      2,193,478
Trade accounts
 receivable, net.........     1,430,109         --          --      1,430,109
Other receivables and
 other current assets....       766,343      92,260         --        858,603
Intercompany
 receivables.............     3,108,486   7,131,012  (7,115,756)    3,123,742
Inventories..............     1,811,944         --          --      1,811,944
                          -------------  ---------- -----------   -----------
 Total current assets....     7,770,030   8,763,602  (7,115,756)    9,417,876
                          -------------  ---------- -----------   -----------
Other Investments
Investments in
 subsidiaries and
 affiliates..............    17,742,032  16,563,453 (29,165,826)    5,139,659
Long-term intercompany
 receivables.............           --      446,817    (446,817)          --
Other investments........           --      513,919         --        513,919
                          -------------  ---------- -----------   -----------
 Total other
  investments............    17,742,032  17,524,189 (29,612,643)    5,653,578
                          -------------  ---------- -----------   -----------
Property, Plant and
 Equipment
Property, plant and
 equipment...............    53,716,407         --          --     53,716,407
Accumulated
 depreciation............   (28,029,173)        --          --    (28,029,173)
                          -------------  ---------- -----------   -----------
 Total property, plant
  and equipment..........    25,687,234         --          --     25,687,234
                          -------------  ---------- -----------   -----------
Deferred Charges.........     1,563,522   3,518,390         --      5,081,912
                          -------------  ---------- -----------   -----------
 Total Assets............ Ps 52,762,818  29,806,181 (36,728,399)   45,840,600
                          =============  ========== ===========   ===========
     Liabilities and
   Stockholders' Equity
Current Liabilities
Bank loans and notes
 payable................. Ps    619,178         --          --        619,178
Current maturities of
 long-term debt..........        26,112         --          --         26,112
Trade accounts payable...       722,186         --          --        722,186
Other accounts payable
 and accrued expenses....       637,842     123,441         --        761,283
Intercompany payables....     9,034,776     516,915  (7,905,499)    1,646,192
                          -------------  ---------- -----------   -----------
 Total current
  liabilities............    11,040,094     640,356  (7,905,499)    3,774,951
                          -------------  ---------- -----------   -----------
Long-Term Debt
Bank loans and notes
 payable.................       321,262         --          --        321,262
Current maturities of
 long-term debt..........       (26,112)        --          --        (26,112)
                          -------------  ---------- -----------   -----------
 Total long-term debt....       295,150         --          --        295,150
                          -------------  ---------- -----------   -----------
Other Noncurrent
 Liabilities
Pension and seniority
 premium.................        39,031         --          --         39,031
Deferred income taxes
 (note 15)...............     1,089,273         --          --      1,089,273
Long-term intercompany
 payables................    24,008,452         --     (446,817)   23,561,635
Other noncurrent
 liabilities.............           --          --          --            --
                          -------------  ---------- -----------   -----------
 Total other noncurrent
  liabilities............    25,136,756         --     (446,817)   24,689,939
                          -------------  ---------- -----------   -----------
 Total Liabilities.......    36,472,000     640,356  (8,352,316)   28,760,040
                          -------------  ---------- -----------   -----------
Stockholders' Equity
Stockholders' equity.....     6,635,880  24,984,992 (24,976,364)    6,644,508
Net income...............     9,654,938   4,180,833  (3,399,719)   10,436,052
                          -------------  ---------- -----------   -----------
 Total stockholders'
  equity.................    16,290,818  29,165,825 (28,376,083)   17,080,560
                          -------------  ---------- -----------   -----------
 Total Liabilities and
  Stockholders' Equity... Ps 52,762,818  29,806,181 (36,728,399)   45,840,600
                          =============  ========== ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Guarantors' Combined Balance Sheets:
June 30, 2000

                                   Guarantors
                             (Parent Company Only)    Adjustments
                            -------------------------     and        Combined
                            CEMEX Mexico      ETM     eliminations  Guarantors
                            -------------  ---------- ------------  -----------
          Assets
Current Assets
 Cash and temporary
  investments.............. Ps    329,679   1,589,397         --      1,919,076
 Trade accounts
  receivable, net..........     1,271,440         --          --      1,271,440
 Other receivables and
  other current assets.....       348,807      88,549         --        437,356
 Intercompany
  receivables..............     2,327,151   7,397,869  (7,576,578)    2,148,442
 Inventories...............     1,779,304         --          --      1,779,304
                            -------------  ---------- -----------   -----------
   Total current assets....     6,056,381   9,075,815  (7,576,578)    7,555,618
                            -------------  ---------- -----------   -----------
Other Investments
 Investments in
  subsidiaries and
  affiliates...............    21,883,777  15,634,435 (33,053,048)    4,465,164
 Long-term intercompany
  receivables..............           --    3,503,608    (900,000)    2,603,608
 Other investments.........       165,778     722,879         --        888,657
                            -------------  ---------- -----------   -----------
   Total other
    investments............    22,049,555  19,860,922 (33,953,048)    7,957,429
                            -------------  ---------- -----------   -----------
Property, Plant and
 Equipment
 Property, plant and
  equipment................    53,116,349         --          --     53,116,349
 Accumulated
  depreciation.............   (27,865,491)        --          --    (27,865,491)
                            -------------  ---------- -----------   -----------
   Total property, plant
    and equipment..........    25,250,858         --          --     25,250,858
                            -------------  ---------- -----------   -----------
Deferred Charges                2,001,501   4,205,655    (703,985)    5,503,171
                            -------------  ---------- -----------   -----------
   Total Assets............    55,358,295  33,142,392 (42,233,611)   46,267,076
                            =============  ========== ===========   ===========
      Liabilities and
    Stockholders' Equity
Current Liabilities
 Bank loans and notes
  payable.................. Ps     39,897         --          --         39,897
 Current maturities of
  long-term debt...........         4,657         --          --          4,657
 Trade accounts payable....       873,461         --          --        873,461
 Other accounts payable
  and accrued expenses.....       490,589      66,590         --        557,179
 Intercompany payables.....     9,856,299      22,754  (7,576,578)    2,302,475
                            -------------  ---------- -----------   -----------
   Total current
    liabilities............    11,264,903      89,344  (7,576,578)    3,777,669
                            -------------  ---------- -----------   -----------
Long-Term Debt
 Bank loans and notes
  payable..................       256,002         --          --        256,002
 Current maturities of
  long-term debt...........        (4,657)        --          --         (4,657)
                            -------------  ---------- -----------   -----------
   Total long-term debt....       251,345         --          --        251,345
                            -------------  ---------- -----------   -----------
Other Noncurrent
 Liabilities
 Pension and seniority
  premium..................           --          --          --            --
 Deferred income taxes
  (note 15)................     6,765,263         --     (703,985)    6,061,278
 Long-term intercompany
  payables.................    23,780,720         --     (900,000)   22,880,720
 Other noncurrent
  liabilities..............           --          --          --            --
                            -------------  ---------- -----------   -----------
   Total other noncurrent
    liabilities............    30,545,983         --   (1,603,985)   28,941,998
                            -------------  ---------- -----------   -----------
   Total Liabilities.......    42,062,231      89,344  (9,180,563)   32,971,012
                            -------------  ---------- -----------   -----------
Stockholders' Equity
Stockholders' equity.......    11,490,582  33,030,892 (33,030,892)   11,490,582
Net income.................     1,805,482      22,156     (22,156)    1,805,482
                            -------------  ---------- -----------   -----------
   Total stockholders'
    equity.................    13,296,064  33,053,048 (33,053,048)   13,296,064
                            -------------  ---------- -----------   -----------
   Total Liabilities and
    Stockholders' Equity... Ps 55,358,295  33,142,392 (42,233,611)   46,267,076
                            =============  ========== ===========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Guarantors' Combined Income Statements:

December 31, 1997

                                   Guarantors
                              (Parent Company Only)    Adjustments
                             ------------------------      and       Combined
                             CEMEX Mexico      ETM     eliminations Guarantors
                             -------------  ---------  ------------ -----------
Net sales..................  Ps 19,161,737        --     (757,005)   18,404,732
Cost of sales..............    (12,002,342)       --      774,997   (11,227,345)
                             -------------  ---------   ---------   -----------
 Gross profit..............      7,159,395        --       17,992     7,177,387
                             -------------  ---------   ---------   -----------
Operating expenses:
 Administrative............        985,222        394       3,054       988,670
 Selling...................        802,230        --       16,150       818,380
                             -------------  ---------   ---------   -----------
  Total operating
   expenses................      1,787,452        394      19,204     1,807,050
                             -------------  ---------   ---------   -----------
  Operating income.........      5,371,943       (394)     (1,212)    5,370,337
                             -------------  ---------   ---------   -----------
Comprehensive financing
 income (cost):
 Financial expenses........     (1,974,312)   (57,124)    712,617    (1,318,819)
 Financial income..........      2,814,079    636,746    (712,971)    2,737,854
 Foreign exchange result,
  net......................       (738,731)    56,100         --       (682,631)
 Monetary position result..      4,145,658   (594,319)        --      3,551,339
                             -------------  ---------   ---------   -----------
  Net comprehensive
   financing income
   (cost)..................      4,246,694     41,403        (354)    4,287,743
                             -------------  ---------   ---------   -----------
Other income (expense),
 net.......................     (1,154,664) 1,001,082     898,340       744,758
                             -------------  ---------   ---------   -----------
 Income before income
  taxes, business assets
  tax, employees' statutory
  profit sharing and equity
  in income of affiliates..      8,463,973  1,042,091     896,774    10,402,838
                             -------------  ---------   ---------   -----------
Income tax and business
 assets tax, net...........     (1,486,172)  (345,721)        --     (1,831,893)
Employees' statutory profit
 sharing...................        (69,721)       --          --        (69,721)
                             -------------  ---------   ---------   -----------
  Total income tax,
   business assets tax and
   employees' statutory
   profit sharing..........     (1,555,893)  (345,721)        --     (1,901,614)
                             -------------  ---------   ---------   -----------
  Income before equity in
   income of affiliates....      6,908,080    696,370     896,774     8,501,224
   Equity in income of
    affiliates.............       (630,855)     2,843     200,975      (427,037)
                             -------------  ---------   ---------   -----------
Net income.................  Ps  6,277,225    699,213   1,097,749     8,074,187
                             =============  =========   =========   ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Income Statements:

December 31, 1998

                                     Guarantors
                               (Parent Company Only)    Adjustments
                               -----------------------      and       Combined
                               CEMEX Mexico     ETM     eliminations Guarantors
                               ------------  ---------  ------------ ----------
Net sales....................  Ps19,956,766        --           --   19,956,766
Cost of sales................    (9,403,760)       --       (24,096) (9,427,856)
                               ------------  ---------   ----------  ----------
  Gross profit...............    10,553,006        --       (24,096) 10,528,910
                               ------------  ---------   ----------  ----------
Operating expenses:
  Administrative.............     1,173,602      3,276        2,754   1,179,632
  Selling....................       782,432        --        14,630     797,062
                               ------------  ---------   ----------  ----------
    Total operating
     expenses................     1,956,034      3,276       17,384   1,976,694
                               ------------  ---------   ----------  ----------
    Operating income.........     8,596,972     (3,276)     (41,480)  8,552,216
                               ------------  ---------   ----------  ----------
Comprehensive financing
 income (cost):
  Financial expenses.........    (2,742,584)   (87,994)   1,065,791  (1,764,787)
  Financial income...........     4,178,291  1,074,270   (1,066,128)  4,186,433
  Foreign exchange result,
   net.......................    (6,909,534)   335,812          --   (6,573,722)
  Monetary position result...     4,526,922   (880,157)         --    3,646,765
                               ------------  ---------   ----------  ----------
    Net comprehensive
     financing income
     (cost)..................      (946,905)   441,931         (337)   (505,311)
                               ------------  ---------   ----------  ----------
Other income (expense), net..    (3,305,868) 4,088,729   (2,106,645) (1,323,784)
                               ------------  ---------   ----------  ----------
  Income before income taxes,
   business assets tax,
   employees' statutory
   profit sharing and equity
   in income of affiliates...     4,344,199  4,527,384   (2,148,462)  6,723,121
                               ------------  ---------   ----------  ----------
Income tax and business
 assets tax, net.............    (1,648,292)  (539,642)     170,483  (2,017,451)
Employees' statutory profit
 sharing.....................       (71,693)       --           --      (71,693)
                               ------------  ---------   ----------  ----------
  Total income tax, business
   assets tax and employees'
   statutory profit sharing..    (1,719,985)  (539,642)     170,483  (2,089,144)
                               ------------  ---------   ----------  ----------
  Income before equity in
   income of affiliates......     2,624,214  3,987,742   (1,977,979)  4,633,977
    Equity in income of
     affiliates..............       (73,632)   389,244     (233,672)     81,940
                               ------------  ---------   ----------  ----------
Net income...................  Ps 2,550,582  4,376,986   (2,211,651)  4,715,917
                               ============  =========   ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Income Statements:

December 31, 1999

                                     Guarantors
                               (Parent Company Only)    Adjustments
                               -----------------------      and       Combined
                               CEMEX Mexico     ETM     eliminations Guarantors
                               ------------  ---------  ------------ ----------
Net sales....................  Ps20,106,733        --           --   20,106,733
Cost of sales................    (8,718,669)       --           --   (8,718,669)
                               ------------  ---------   ----------  ----------
  Gross profit...............    11,388,064        --           --   11,388,064
                               ------------  ---------   ----------  ----------
Operating expenses:
  Administrative.............     1,480,067        638        2,755   1,483,460
  Selling....................       686,265        --           --      686,265
                               ------------  ---------   ----------  ----------
    Total operating
     expenses................     2,166,332        638        2,755   2,169,725
                               ------------  ---------   ----------  ----------
    Operating income.........     9,221,732       (638)      (2,755)  9,218,339
                               ------------  ---------   ----------  ----------
Comprehensive financing
 income (cost):
  Financial expenses.........    (2,448,619)   (21,754)   1,589,537    (880,836)
  Financial income...........     2,323,834  1,743,012   (1,589,537)  2,477,309
  Foreign exchange result,
   net.......................       797,115      6,036          --      803,151
  Monetary position result...     3,599,466   (987,180)         --    2,612,286
                               ------------  ---------   ----------  ----------
    Net comprehensive
     financing income
     (cost)..................     4,271,796    740,114          --    5,011,910
                               ------------  ---------   ----------  ----------
Other income (expense), net..    (3,676,247)   389,268     (527,191) (3,814,170)
                               ------------  ---------   ----------  ----------
  Income before income taxes,
   business assets tax,
   employees' statutory
   profit sharing and equity
   in income of affiliates...     9,817,281  1,128,744     (529,946) 10,416,079
                               ------------  ---------   ----------  ----------
Income tax and business
 assets tax, net.............      (315,169)   (47,135)         --     (362,304)
Employees' statutory profit
 sharing.....................      (125,668)       --           --     (125,668)
                               ------------  ---------   ----------  ----------
  Total income tax, business
   assets tax and employees'
   statutory profit sharing..      (440,837)   (47,135)         --     (487,972)
                               ------------  ---------   ----------  ----------
  Income before equity in
   income of affiliates......     9,376,444  1,081,609     (529,946)  9,928,107
  Equity in income of
   affiliates................       278,494  3,099,224   (2,869,773)    507,945
                               ------------  ---------   ----------  ----------
Net income...................  Ps 9,654,938  4,180,833   (3,399,719) 10,436,052
                               ============  =========   ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Income Statements:

June 30, 1999

                                     Guarantors
                               (Parent Company Only)    Adjustments
                               ---------------------        and       Combined
                               CEMEX Mexico     ETM     eliminations Guarantors
                               ------------  ---------  ------------ ----------
Net sales....................  Ps 9,902,998         --           --   9,902,998
Cost of sales................    (4,116,357)        --           --  (4,116,357)
                               ------------  ---------   ----------  ----------
  Gross profit...............     5,786,641         --           --   5,786,641
                               ------------  ---------   ----------  ----------
Operating Expenses:
  Administrative.............       656,418        561                  656,979
  Selling....................       343,986         --           --     343,986
                               ------------  ---------   ----------  ----------
    Total operating
     expenses................     1,000,404        561           --   1,000,965
                               ------------  ---------   ----------  ----------
    Operating income.........     4,786,237       (561)          --   4,785,676
                               ------------  ---------   ----------  ----------
Comprehensive financing
 income (cost):
  Financial expenses.........    (1,049,433)   (39,503)     864,232    (224,704)
  Financial income...........     1,653,706    880,483     (864,232)  1,669,957
  Foreign exchange result,
   net.......................     1,462,805        822                1,463,627
  Monetary position result...     1,842,368   (551,800)          --   1,290,568
                               ------------  ---------   ----------  ----------
    Net comprehensive
     financing income
     (cost)..................     3,909,446    290,002           --   4,199,448
                               ------------  ---------   ----------  ----------
Other income (expense), net..    (1,543,811)   257,752           --  (1,286,059)
                               ------------  ---------   ----------  ----------
  Income before income taxes,
   business assets tax,
   employees' statutory
   profit sharing and equity
   in income of affiliates...     7,151,872    547,193           --   7,699,065
                               ------------  ---------   ----------  ----------
Income tax and business
 assets tax, net.............      (243,510)   (24,327)          --    (267,837)
Employees' statutory profit
 sharing.....................      (154,336)        --           --    (154,336)
                               ------------  ---------   ----------  ----------
  Total income tax, business
   assets tax and employees'
   statutory profit
   sharing...................      (397,846)   (24,327)          --    (422,173)
                               ------------  ---------   ----------  ----------
  Income before equity in
   income of affiliates......     6,754,026    522,866           --   7,276,892
  Equity in income of
   affiliates................       950,593  1,828,985   (2,351,851)    427,727
                               ------------  ---------   ----------  ----------
  Net income.................  Ps 7,704,619  2,351,851   (2,351,851)  7,704,619
                               ============  =========   ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Income Statements:

June 30, 2000

                                     Guarantors
                                (Parent Company Only)   Adjustments
                                ----------------------      and       Combined
                                CEMEX Mexico    ETM     eliminations Guarantors
                                ------------  --------  ------------ ----------
Net sales.....................  Ps10,294,232        --          --   10,294,232
Cost of sales.................    (4,399,199)       --          --   (4,399,199)
                                ------------  --------    --------   ----------
  Gross profit................     5,895,033        --          --    5,895,033
                                ------------  --------    --------   ----------
Operating expenses:
  Administrative..............       485,724       134          --      485,858
  Selling.....................       263,029        --          --      263,029
                                ------------  --------    --------   ----------
    Total operating expenses..       748,753       134          --      748,887
                                ------------  --------    --------   ----------
    Operating income..........     5,146,280      (134)         --    5,146,146
                                ------------  --------    --------   ----------
Comprehensive financing income
 (cost):
  Financial expenses..........    (1,783,512) (318,315)    507,899   (1,593,928)
  Financial income............       175,532   604,121    (507,899)     271,754
  Foreign exchange result,
   net........................      (916,500)   98,053          --     (818,447)
  Monetary position result....     1,269,643  (399,024)         --      870,619
                                ------------  --------    --------   ----------
    Net comprehensive
     financing income (cost)..    (1,254,837)  (15,165)         --   (1,270,002)
                                ------------  --------    --------   ----------
Other income (expense), net...    (1,836,624)  203,545          --   (1,633,079)
                                ------------  --------    --------   ----------
  Income before income taxes,
   business assets tax,
   employees' statutory profit
   sharing and equity in
   income of affiliates.......     2,054,819   188,246          --    2,243,065
                                ------------  --------    --------   ----------
Income tax and business assets
 tax, net.....................      (115,471) (105,232)         --     (220,703)
Employees' statutory profit
 sharing......................       (81,376)       --          --      (81,376)
                                ------------  --------    --------   ----------
  Total income tax, business
   assets tax and employees'
   statutory profit sharing...      (196,847) (105,232)         --     (302,079)
                                ------------  --------    --------   ----------
  Income before equity in
   income of affiliates.......     1,857,972    83,014          --    1,940,986
  Equity in income of
   affiliates.................       (52,490)  (60,858)    (22,156)    (135,504)
                                ------------  --------    --------   ----------
Net income....................  Ps 1,805,482    22,156     (22,156)   1,805,482
                                ============  ========    ========   ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Guarantors' Combined Statements of Changes in Financial Position:

December 31, 1997

                                    Guarantors
                              (Parent Company Only)    Adjustments
                              -----------------------      and       Combined
                              CEMEX Mexico     ETM     eliminations Guarantors
                              ------------  ---------  ------------ ----------
Operating activities
Net income..................  Ps 6,277,225    699,213    1,097,749   8,074,187
Charges to operations which
 did not require resources..     2,179,049     (2,843)    (200,975)  1,975,231
                              ------------  ---------   ----------  ----------
Resources provided by
 operating activities.......     8,456,274    696,370      896,774  10,049,418
                              ------------  ---------   ----------  ----------
Changes in working capital:
 Trade accounts receivable,
  net.......................      (149,649)       --           --     (149,649)
 Other receivables and other
  current assets............        52,170     81,334    2,032,580   2,166,084
 Intercompany receivables
  and payables, net.........    (2,494,002)   298,287      (91,847) (2,287,562)
 Inventories................      (836,273)       --        89,548    (746,725)
 Trade accounts payable.....      (101,857)       --           (21)   (101,878)
 Other accounts payable and
  accrued expenses..........      (763,977)   (27,824)  (2,032,554) (2,824,355)
                              ------------  ---------   ----------  ----------
  Net change in working
   capital..................    (4,293,588)   351,797       (2,294) (3,944,085)
                              ------------  ---------   ----------  ----------
  Net resources provided by
   operating activities.....     4,162,686  1,048,167      894,480   6,105,333
                              ------------  ---------   ----------  ----------
Financing activities
Bank loans and notes
 payable, net...............      (160,639)       --           --     (160,639)
Dividends...................           --         --      (804,712)   (804,712)
Long-term intercompany
 receivables and payables,
 net........................    (3,859,914)       --       110,591  (3,749,323)
Other noncurrent assets and
 liabilities, net...........      (139,144)       --           --     (139,144)
                              ------------  ---------   ----------  ----------
Resources used in financing
 activities.................    (4,159,697)       --      (694,121) (4,853,818)
                              ------------  ---------   ----------  ----------
Investing activities
Property, plant and
 equipment, net.............      (732,742)       --           --     (732,742)
Investments in subsidiaries
 and affiliates.............       545,678   (345,319)    (200,359)        --
Deferred charges............       145,579   (383,105)         --     (237,526)
Other investments...........           --         --           --          --
                              ------------  ---------   ----------  ----------
Resources used in investing
 activities.................       (41,485)  (728,424)    (200,359)   (970,268)
                              ------------  ---------   ----------  ----------
Change in cash and temporary
 investments................       (38,496)   319,743          --      281,247
Cash and temporary
 investments initial
 balance....................       584,775   (270,978)         --      313,797
                              ------------  ---------   ----------  ----------
Cash and temporary
 investments ending
 balance....................  Ps   546,279     48,765          --      595,044
                              ============  =========   ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Statements of Changes in Financial Position:

December 31, 1998

                                   Guarantors
                              (Parent Company Only)    Adjustments
                             ------------------------      and       Combined
                             CEMEX Mexico     ETM      eliminations Guarantors
                             ------------  ----------  ------------ ----------
Operating activities
Net income.................  Ps 2,550,582   4,376,986   (2,211,651)  4,715,917
Charges to operations which
 did not require
 resources.................     1,543,142    (371,123)     233,202   1,405,221
                             ------------  ----------   ----------  ----------
Resources provided by
 operating activities......     4,093,724   4,005,863   (1,978,449)  6,121,138
                             ------------  ----------   ----------  ----------
Changes in working capital:
 Trade accounts receivable,
  net......................      (162,409)        --           --     (162,409)
 Other receivables and
  other current assets.....    (1,036,957)    129,544      (51,342)   (958,755)
 Intercompany receivables
  and payables, net........     4,411,558  (4,257,227)    (117,696)     36,635
 Inventories...............        82,614         --      (101,306)    (18,692)
 Trade accounts payable....        26,791     221,830     (221,832)     26,789
 Other accounts payable and
  accrued expenses.........      (358,462)        --       182,159    (176,303)
                             ------------  ----------   ----------  ----------
  Net change in working
   capital.................     2,963,135  (3,905,853)    (310,017) (1,252,735)
                             ------------  ----------   ----------  ----------
  Net resources provided by
   operating activities....     7,056,859     100,010   (2,288,466)  4,868,403
                             ------------  ----------   ----------  ----------
Financing activities
Bank loans and notes
 payable, net..............    (1,166,999)        --           --   (1,166,999)
Dividends..................    (3,035,677)        --           --   (3,035,677)
Long-term intercompany
 receivables and payables,
 net.......................       879,123     108,267        2,123     989,513
Other noncurrent assets and
 liabilities, net..........       (52,442)    254,851     (254,851)    (52,442)
                             ------------  ----------   ----------  ----------
Resources used in financing
 activities................    (3,375,995)    363,118     (252,728) (3,265,605)
                             ------------  ----------   ----------  ----------
Investing activities
Property, plant and
 equipment, net............      (509,384)        --           --     (509,384)
Investments in subsidiaries
 and affiliates............    (2,426,650)   (114,544)   2,541,194         --
Deferred charges...........      (481,228)        --           --     (481,228)
Other investments..........           --          --           --          --
                             ------------  ----------   ----------  ----------
Resources used in investing
 activities................    (3,417,262)   (114,544)   2,541,194    (990,612)
                             ------------  ----------   ----------  ----------
Change in cash and
 temporary investments.....       263,602     348,584          --      612,186
Cash and temporary
 investments initial
 balance...................       546,279      48,765          --      595,044
                             ------------  ----------   ----------  ----------
Cash and temporary
 investments ending
 balance...................  Ps   809,881     397,349          --    1,207,230
                             ============  ==========   ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Statements of Changes in Financial Position:

December 31, 1999

                             Guarantors (Parent
                               Company Only)         Adjustments
                          -------------------------      and       Combined
                          CEMEX Mexico      ETM      eliminations Guarantors
                          -------------  ----------  ------------ -----------
Operating activities
Net income............... Ps  9,654,938   4,180,833   (3,399,719)  10,436,052
Charges to operations
 which did not require
 resources...............     1,119,757   1,864,881   (1,126,785)   1,857,853
                          -------------  ----------   ----------  -----------
Resources provided by
 operating activities....    10,774,695   6,045,714   (4,526,504)  12,293,905
                          -------------  ----------   ----------  -----------
Changes in working
 capital:
 Trade accounts
  receivable, net........         3,287         --           --         3,287
 Other receivables and
  other current assets...       669,984     (89,640)     (81,030)     499,314
 Intercompany receivables
  and payables, net......    10,537,696     175,145      885,151   11,597,992
 Inventories.............      (655,884)        --           --      (655,884)
 Trade accounts payable..       237,481         --           --       237,481
 Other accounts payable
  and accrued expenses...      (174,006)    (51,247)     120,097     (105,156)
                          -------------  ----------   ----------  -----------
  Net change in working
   capital...............    10,618,558      34,258      924,218   11,577,034
                          -------------  ----------   ----------  -----------
  Net resources provided
   by operating
   activities............    21,393,253   6,079,972   (3,602,286)  23,870,939
                          -------------  ----------   ----------  -----------
Financing activities
Bank loans and notes
 payable, net............    (1,591,641)        --      (513,918)  (2,105,559)
Dividends................   (12,386,179) (5,091,265)   5,317,006  (12,160,438)
Long-term intercompany
 receivables and
 payables, net...........    (6,429,145)    148,493       (2,121)  (6,282,773)
Other noncurrent assets
 and liabilities, net....      (316,662)   (513,919)     513,919     (316,662)
                          -------------  ----------   ----------  -----------
Resources used in
 financing activities....   (20,723,627) (5,456,691)   5,314,886  (20,865,432)
                          -------------  ----------   ----------  -----------
Investing activities
Property, plant and
 equipment, net..........      (398,980)        --           --      (398,980)
Investments in
 subsidiaries and
 affiliates..............      (330,264)    571,646   (2,280,473)  (2,039,091)
Deferred charges.........       (97,115)        --       515,927      418,812
Other investments........           --      (51,946)      51,946          --
                          -------------  ----------   ----------  -----------
Resources used in
 investing activities....      (826,359)    519,700   (1,712,600)  (2,019,259)
                          -------------  ----------   ----------  -----------
Change in cash and
 temporary investments...      (156,733)  1,142,981          --       986,248
Cash and temporary
 investments initial
 balance.................       809,881     397,349          --     1,207,230
                          -------------  ----------   ----------  -----------
Cash and temporary
 investments ending
 balance................. Ps    653,148   1,540,330          --     2,193,478
                          =============  ==========   ==========  ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Statements of Changes in Financial Position:

June 30, 1999

                                 Guarantors
                           (Parent Company Only)     Adjustments
                          -------------------------      and       Combined
                          CEMEX Mexico      ETM      eliminations Guarantors
                          -------------  ----------  ------------ -----------
Operating activities
Net income............... Ps  7,704,619   2,351,851   (2,351,851)   7,704,619
Charges to operations
 which did not require
 resources...............      (310,447)  3,053,203   (2,521,003)     221,753
                          -------------  ----------   ----------  -----------
Resources provided by
 operating activities....     7,394,172   5,405,054   (4,872,854)   7,926,372
                          -------------  ----------   ----------  -----------
Changes in working
 capital:
 Trade accounts
  receivable, net........       (24,501)        --           --       (24,501)
 Other receivables and
  other current assets...     1,106,178      (1,933)     (80,585)   1,023,660
 Intercompany receivables
  and payables, net......     8,852,415    (142,226)   1,665,711   10,375,900
 Inventories.............      (230,797)        --           --      (230,797)
 Trade accounts payable..       106,230         --           --       106,230
 Other accounts payable
  and accrued expenses...     1,285,252      95,607      119,438    1,500,297
                          -------------  ----------   ----------  -----------
  Net change in working
   capital...............    11,094,777     (48,552)   1,704,564   12,750,789
                          -------------  ----------   ----------  -----------
  Net resources provided
   by operating
   activities............    18,488,949   5,356,502   (3,168,290)  20,677,161
                          -------------  ----------   ----------  -----------
Financing activities
Bank loans and notes
 payable, net............      (579,701)        --           --      (579,701)
Dividends................   (13,169,877) (5,089,803)   5,381,835  (12,877,845)
Long-term intercompany
 receivables and
 payables, net...........    (4,510,637)   (468,183)     589,936   (4,388,884)
Other noncurrent assets
 and liabilities, net....      (183,073)    (51,662)      22,442     (212,293)
                          -------------  ----------   ----------  -----------
Resources used in
 financing activities....   (18,443,288) (5,609,648)   5,994,213  (18,058,723)
                          -------------  ----------   ----------  -----------
Investing activities
Property, plant and
 equipment, net..........       (22,222)        --           --       (22,222)
Investments in
 subsidiaries and
 affiliates..............      (203,834)  1,274,743   (2,832,544)  (1,761,635)
Deferred charges.........      (118,914)        --           --      (118,914)
Other investments........           --          --           --           --
                          -------------  ----------   ----------  -----------
 Resources used in
  investing activities...      (344,970)  1,274,743   (2,832,544)  (1,902,771)
                          -------------  ----------   ----------  -----------
 Change in cash and
  temporary investments..      (299,309)  1,021,597       (6,621)     715,667
 Cash and temporary
  investments initial
  balance................       805,439     395,170        6,621    1,207,230
                          -------------  ----------   ----------  -----------
 Cash and temporary
  investments ending
  balance................ Ps    506,130   1,416,767          --     1,922,897
                          =============  ==========   ==========  ===========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

Guarantors' Combined Statements of Changes in Financial Position:

June 30, 2000

                                   Guarantors
                              (Parent Company Only)    Adjustments
                             ------------------------      and       Combined
                             CEMEX Mexico     ETM      eliminations Guarantors
                             ------------  ----------  ------------ ----------
Operating activities
Net income.................  Ps 1,805,482      22,156      (22,156)  1,805,482
Charges to operations which
 did not require
 resources.................     1,248,854      71,327     (696,889)    623,292
                             ------------  ----------   ----------  ----------
Resources provided by
 operating activities......     3,054,336      93,483     (719,045)  2,428,774
                             ------------  ----------   ----------  ----------
Changes in working capital:
 Trade accounts receivable,
  net......................       130,087         --         8,171     138,258
 Other receivables and
  other current assets.....       413,333       3,206        4,905     421,444
 Intercompany receivables
  and payables, net........     1,635,352    (797,281)     793,852   1,631,923
 Inventories...............       (42,080)        --        10,353     (31,727)
 Trade accounts payable....       155,235         --        (4,126)    151,109
 Other accounts payable and
  accrued expenses.........      (143,754)    (56,174)      (4,349)   (204,277)
                             ------------  ----------   ----------  ----------
  Net change in working
   capital.................     2,148,173    (850,249)     808,806   2,106,730
                             ------------  ----------   ----------  ----------
  Net resources provided by
   operating activities....     5,202,509    (756,766)      89,761   4,535,504
                             ------------  ----------   ----------  ----------
Financing activities
Bank loans and notes
 payable, net..............      (639,385)        --        (5,372)   (644,757)
Dividends..................           --          --           --          --
Long-term intercompany
 receivables and payables,
 net.......................       (96,091) (3,059,241)    (134,616) (3,289,948)
Other noncurrent assets and
 liabilities, net..........       (18,802)  3,943,200   (3,943,423)    (19,025)
                             ------------  ----------   ----------  ----------
Resources used in financing
 activities................      (754,278)    883,959   (4,083,411) (3,953,730)
                             ------------  ----------   ----------  ----------
Investing activities
Property, plant and
 equipment, net............      (367,192)        --       146,760    (220,432)
Investments in subsidiaries
 and affiliates............    (3,926,511)    134,501    3,802,386      10,376
Deferred charges...........      (474,416)        --        29,035    (445,381)
Other investments..........        (3,581)   (212,627)      15,469    (200,739)
                             ------------  ----------   ----------  ----------
Resources used in investing
 activities................    (4,771,700)    (78,126)   3,993,650    (856,176)
                             ------------  ----------   ----------  ----------
Change in cash and
 temporary investments.....      (323,469)     49,067          --     (274,402)
Cash and temporary
 investments initial
 balance...................       653,148   1,540,330          --    2,193,478
                             ------------  ----------   ----------  ----------
Cash and temporary
 investments ending
 balance...................  Ps   329,679   1,589,397          --    1,919,076
                             ============  ==========   ==========  ==========

Guarantors--Investment in affiliates

   At December 31, 1998 and 1999, of the Guarantors' total investment in affiliates, which are accounted for under the equity method, Ps2,199,497 and Ps5,001,284, respectively, correspond to investments in non-guarantors, and Ps130,305 in 1998 and Ps138,376 in 1999, are related to minority investments in third parties.

   At December 31, 1999, the main Guarantors' investments in non-guarantors are in CEMEX Concretos, S.A. de C.V, and CEMEX Internacional, S.A. de C.V., which together integrate the ready-mix concrete operations and export trading activities of the Company in Mexico, respectively; and Centro Distribuidor de Cemento, S.A. de C.V., which is the parent company of the international operations of the Company.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Indebtedness of the guarantors

   At December 31, 1998, 1999 and June 30, 2000 (unaudited), the Guarantors had total indebtedness of $218.1 million (Ps2,532.1 million), $94.7 million (Ps940.4 million) and $30.1 million (Ps295.9 million), respectively. At December 31 1999, the average interest rate of this indebtedness was approximately 8.3%. Of the total indebtedness of the Guarantors at December 31, 1999, approximately $65.0 million (Ps645.3 million) matures in 2000 and $29.7 million (Ps295.1 million) matures in different dates from 2001 until 2003. As mentioned in note 22, approximately $148.8 million of the total indebtedness of the Guarantors at December 31, 1999 was prepaid during February 2000 as a result of the purchase offer conducted in connection with the consent solicitation of the 8.375% Yankee Notes. At December 31, 1999, of this $148.8 million prepaid in February 2000, $90 million in cash were invested and committed to the repayment of this debt by the creation of an irrevocable trust; such amount was considered extinguished for balance sheet presentation under Mexican GAAP. At the same date, the remaining $58.8 million, were reclassified to short-term debt.

Guarantors--Balances and transactions with related parties

   At December 31, 1998, 1999 and June 30, 2000 (unaudited), included in current assets, the Guarantors had intercompany receivables amounting to approximately Ps14,229.3 million, Ps3,123.7 million and Ps2,148.4 million, respectively. As of June 30, 2000, the guarantors had long term intercompany receivables amounting to approximately Ps2,603.6 million (unaudited). Within Guarantors' current liabilities, the Guarantors had intercompany payables amounting to approximately Ps1,131.1 million in 1998, Ps1,646.2 in 1999 and Ps2,302.5 million as of June 30, 2000. At December 31, 1998, 1999 and June 30, 2000 (unaudited), included in Guarantors' other non-current liabilities, there are intercompany payables of Ps29,844.8 million, Ps23,561.6 million and Ps22,880.7 million, respectively.

   Balances with related parties result primarily from (i) the sale and purchase of cement and clinker to and from affiliates, (ii) the sale and/or acquisition of subsidiaries' shares within the CEMEX group, (iii) the invoicing of administrative and other services received or provided from and to affiliated companies, and (iv) the transfer of funds between the Guarantors, its parent and certain affiliates. The intercompany balance detail is as follows:

                                                           1998
                                            ----------------------------------
                                               Assets         Liabilities
                                            ------------ ---------------------
                Guarantors                   Short-Term  Short-Term Long-Term
                ----------                  ------------ ---------- ----------
Cemex, S.A. de C.V......................... Ps 9,978,103       --   29,844,766
Petrocemex, S.A. de C.V. ..................    1,732,052       --          --
Cemex Concretos, S.A. de C.V...............    1,255,694       --          --
Sunbelt Enterprises........................      778,480       --          --
Cemex Central, S.A. de C.V.................      182,214       --          --
Cemex Internacional, S.A. de C.V...........          --    710,338         --
Aviacion Comercial de America, S.A. de
 C.V. .....................................          --     97,988         --
Productora de Bolsas de Papel, S.A. de
 C.V. .....................................          --     48,912         --
Inmobiliaria Valiant, S.A. de C.V. ........          --     48,175         --
Turismo Cemex, S.A. de C.V. ...............          --     47,725         --
Inmobiliaria Canopo, S.A. de C.V...........          --     32,270         --
Compania de Transportes del Mar de Cortes,
 S.A. de C.V. .............................          --     25,029         --
Others.....................................      302,767   120,637         --
                                            ------------ ---------  ----------
                                            Ps14,229,310 1,131,074  29,844,766
                                            ============ =========  ==========

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)

                                        1999
                          ---------------------------------
                            Assets         Liabilities
                          ----------- ---------------------
       Guarantors         Short-Term  Short-Term Long-Term
       ----------         ----------- ---------- ----------
Cemex Concretos, S.A. de
 C.V....................  Ps1,188,607       --          --
Beeston Investments
 Holdings Limited.......    1,124,294       --          --
Cemex Central, S.A. de
 C.V....................      524,062       --          --
Cemex, S.A. de C.V......          --     94,227  23,561,635
Petrocemex, S.A. de
 C.V....................          --    618,961         --
Cemex Internacional,
 S.A. de C.V............          --    505,165         --
Turismo Cemex, S.A. de
 C.V....................          --    104,189         --
Productora de Bolsas de
 Papel, S.A. de C.V.....          --     80,291         --
Inmobiliaria Valiant,
 S.A. de C.V............          --     71,542         --
Others..................      286,779   171,817         --
                          ----------- ---------  ----------
                          Ps3,123,742 1,646,192  23,561,635
                          =========== =========  ==========

                                         (unaudited) As of June 30, 2000
                                  ---------------------------------------------
                                        Short Term              Long Term
                                  ----------------------- ---------------------
                                    Assets    Liabilities  Assets   Liabilities
                                  ----------- ----------- --------- -----------
Cemex, S.A. de C.V. ............  Ps1,172,191        --         --  20,130,720
Centro Distribuidor de Cemento,
 S.A. de C.V. ..................      459,134        --     100,000        --
Cemex Central, S.A. de C.V. ....      181,365        --     569,000        --
Proveedora Mexicana de
 Materiales, S.A. de C.V. ......      111,283        --         --         --
Beeston Investments Holdings
 Limited........................          --   1,061,272        --         --
Petrocemex, S.A. de C.V. .......          --     362,814        --   2,750,000
Cemex Concretos, S.A. de C.V. ..          --     262,901  1,787,608        --
Turismo Cemex, S.A. de C.V. ....          --     155,946        --         --
Productora de Bolsas de Papel,
 S.A. de C.V. ..................          --     107,617        --         --
Cemex Internacional, S.A. de
 C.V. ..........................          --     102,267        --         --
Aviacion Comercial de America,
 S.A. de C.V. ..................          --      67,661    147,000        --
Others..........................      224,469    181,997        --         --
                                  -----------  ---------  --------- ----------
                                  Ps2,148,442  2,302,475  2,603,608 22,880,720
                                  ===========  =========  ========= ==========

   The principal transactions carried out with affiliated companies are:

                                   December 31,                    June 30,
                         ----------------------------------  ----------------------
       Guarantors           1997        1998        1999        1999        2000
       ----------        -----------  ---------  ----------  ----------  ----------
Net sales............... Ps2,443,314  2,364,118   2,276,837     915,236   1,686,670
Purchases...............    (902,465)  (812,684)   (837,833)   (165,147)   (424,055)
Selling and
 administrative
 expenses...............         --     (39,791)    (41,118)    (24,755)    (27,930)
Financial expense.......    (478,034)  (469,858)   (587,287)    (11,651) (1,174,276)
Financial income........   2,201,517  3,250,735   2,355,069   1,613,202     270,102
Other expense, net......         --         --   (2,661,189) (1,067,379)  1,444,245
                         ===========  =========  ==========  ==========  ==========

   Net sales--The Guarantors sell cement and clinker to affiliated companies in arms-length transactions.

   Purchases--The Guarantors purchase raw materials from affiliates in arms-length transactions.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   Selling and administrative expenses--The Company allocates part of its corporate expense to the Guarantors.

   Financial income and expense is recorded on receivables from and payables to affiliated companies as described above. Additionally, the Guarantors receive financial income on their temporary investment position, invested in the non-guarantor treasury company.

   Other expense, net--The Guarantors incur rental and trade mark rights expenses payable to the Company.

  Guarantors--U.S. GAAP reconciliation of net income and stockholders' equity:

   As discussed at the beginning of this note 23, the following reconciliation to U.S. GAAP does not include the reversal of Mexican GAAP inflation accounting adjustments, as these adjustments represent a comprehensive measure of the effects of price level changes in the inflationary Mexican economy, which is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes. The other principal differences between Mexican GAAP and U.S. GAAP and the effect on net income and stockholders' equity are presented below, with an explanation of the adjustments.

                                                              (Unaudited) Periods
                              Year ended December 31,            ended June 30,
                         -----------------------------------  ---------------------
                            1997         1998        1999        1999       2000
                         -----------  ----------  ----------  ----------  ---------
Net income reported
 under Mexican GAAP..... Ps8,074,187   4,715,917  10,436,052   7,704,619  1,805,482
Approximate U.S. GAAP
 adjustments:
 1. Amortization of
    pushdown goodwill
    (see note 1)........    (169,360)   (167,656)   (167,004)    (83,163)   (83,690)
 2. Deferred income
    taxes and ESPS
    (see note 2)........  (1,134,863) (1,570,442) (1,660,511) (1,165,616)  (416,394)
 3. Other employees'
    benefits (see note
    3)..................     (13,493)    (24,503)    (25,059)    (25,534)   (25,762)
 4. Inflation adjustment
    for machinery and
    equipment (see note
    4)..................    (122,267)      1,804    (125,997)    (85,329)   (67,652)
 5. Other U.S. GAAP
    adjustments (see
    note 5).............     203,020     254,787    (170,661)     66,684    233,245
 6. Monetary position
    result (see note
    6)..................   1,389,958   1,614,349   1,093,321     637,292    363,456
                         -----------  ----------  ----------  ----------  ---------
  Total approximate U.S.
   GAAP adjustments.....     152,995     108,339  (1,055,911)   (655,666)     3,203
                         -----------  ----------  ----------  ----------  ---------
  Total approximate net
   income under
   U.S. GAAP............ Ps8,227,182   4,824,256   9,380,141   7,048,953  1,808,685
                         ===========  ==========  ==========  ==========  =========

                                          Year ended December 31,   (Unaudited)
                                          ------------------------   June 30,
                                              1998         1999        2000
                                          ------------  ----------  -----------
Total stockholders' equity under Mexican
 GAAP.................................... Ps21,215,748  17,080,560  13,296,064
Approximate U.S. GAAP adjustments:
 1. Effect of pushdown of goodwill, net
    (see note 1).........................    1,390,885   1,126,833   1,099,585
 2. Deferred income taxes and ESPS (see
    note 2)..............................   (9,157,474) (9,813,533) (5,270,616)
 3. Other employees' benefits (see note
    3)...................................     (116,950)   (129,182)   (149,476)
 4. Inflation adjustment for machinery
    and equipment (see note 4)...........      (43,761)  2,984,977   3,024,088
 5. Other U.S. GAAP adjustments (see note
    5)...................................   (1,745,265) (1,933,484)   (152,982)
                                          ------------  ----------  ----------
  Total approximate U.S. GAAP
   adjustments...........................   (9,672,565) (7,764,389) (1,449,401)
                                          ------------  ----------  ----------
  Total approximate stockholders' equity
   under U.S. GAAP....................... Ps11,543,183   9,316,171  11,846,663
                                          ============  ==========  ==========

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


Footnotes to the U.S. GAAP reconciliation:

1. Business Combinations

   In 1989 and 1990, through an exchange of its shares with the Company, CEMEX Mexico (formerly Tolmex) acquired substantially all its subsidiaries from CEMEX. The original excess of the purchase price paid by CEMEX over the fair value of the net assets of these subsidiaries was Ps6,223,287. In addition, during 1995 CEMEX acquired through a public exchange offer, where the Company exchanged its own shares for Tolmex' shares, a 24.2% equity interest in Tolmex. The excess of the purchase price paid by CEMEX over the fair value of the net assets of Tolmex was Ps805,918. These goodwill amounts have been pushed-down to CEMEX Mexico for purposes of the U.S. GAAP reconciliation. Amortization expense related to these pushed-down goodwill amounts is recognized for purposes of the net income reconciliation to U.S. GAAP in each period.

   The amounts shown in the above table relative to this adjustment for the years ended December 31, 1998 and 1999 have been restated by Ps3,141,892 and Ps3,236,750, respectively from amounts previously reported to reflect the correction of an error in the original calculations. As a result, total approximate stockholders' equity under US GAAP at December 31, 1998 and 1999 is lower by those amounts than what was previously reflected." For purposes of U.S. GAAP presentation, Ps966,605 and Ps966,643 as of December 31, 1998 and 1999, respectively, were reclassified from goodwill to investments in subsidiaries. This, however, has no effect in stockholders' equity under U.S. GAAP.

2. Deferred income taxes and Employees' Statutory Profit Sharing

   Deferred income taxes provision at December 31, 1998, 1999 and June 30, 2000 (unaudited) for the Guarantors amounts to Ps6,639,220, Ps7,268,959 and Ps2,696,263, respectively. In addition, deferred Employees' Statutory Profit Sharing ("ESPS") provision amounts to Ps2,518,254 in 1998 and Ps2,544,574 in 1999 and Ps2,574,353, as of June 30, 2000 (unaudited).

3. Other employees' benefits

   The Guarantors do not accrue for vacation expense and severance payments; these items are recognized when vacation is taken or when retirements occur, respectively. For purposes of the U.S. GAAP reconciliation, a vacation liability has been determined in an amount of Ps20,901, Ps23,087 and Ps26,714, at December 31, 1998, 1999 and June 30, 2000 (unaudited), respectively. In addition, the Guarantors recognized, for purposes of the U.S. GAAP reconciliation, a liability for severance benefits for Ps96,049 in 1998, Ps106,095 in 1999 and Ps122,762, as of June 30, 2000 (unaudited).

4. Inflation Adjustment of Machinery and Equipment

   On December 2, 1997, the International Practices Task Force of the American Institute of Certified Public Accountants encouraged Mexican companies to restate their fixed assets of foreign origin by applying the inflation rate of each country in which companies operate, instead of using the methodology included in the fifth amendment to Bulletin B-10, which consists of restating the fixed assets of foreign origin on the basis of the devaluation of the functional currency against the currency of origin and applying a factor of inflation in such foreign country. For purposes of the U.S. GAAP reconciliation, fixed assets of foreign origin were restated using the inflation factor arising from the Consumer Price Index ("CPI") of each country, and depreciation is based upon the revised amounts.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


5. Other U.S. GAAP adjustments

   Deferred charges--For U.S. GAAP purposes, other deferred charges net of accumulated amortization generated during 1999, that did not qualify for deferral under U.S. GAAP have been charged to expense, with a net effect on the stockholders' equity and in the net income reconciliation to U.S. GAAP of Ps(183,785) in 1999 and Ps(100,836), as of June 30, 1999 (unaudited). As of
June 30, 2000, the guarantors recognize a decrease of Ps176,005 in their stockholders' equity reconciliation to U.S. GAAP. Mexican GAAP allowed the deferral of these expenses.

   Inventory costs--As permitted by Mexican GAAP, certain inventories are valued under the direct cost system, which includes material, labor and other direct costs. For purposes of the reconciliation to U.S. GAAP, inventories have been valued under the full absorption cost method, including all costs and expenses necessary for the manufacturing process. At December 31, 1998, the Guarantors recognized an increase of Ps138,539 in their stockholders' equity reconciliation to U.S. GAAP. For purposes of the net income reconciliation to U.S. GAAP, the Guarantors recognized income of Ps33,986 in 1997, income of Ps23,449 in 1998, expense of Ps123,343 in 1999 and expense of Ps118,898 as of June 30, 1999 (unaudited), respectively.

   Subsidiary companies--The Guarantors have adjusted their investment in and their equity in the earnings of subsidiary companies for the share of the approximate U.S. GAAP adjustments applicable to these affiliates. The net effect in the stockholders' equity reconciliation to U.S. GAAP was Ps(1,883,804), Ps(1,749,699) and Ps23,023 in 1998, 1999 and June 30, 2000
(unaudited), respectively. The net effect in the net income reconciliation to U.S. GAAP was benefits of Ps169,034, Ps231,338, Ps136,467, Ps286,418 and
Ps233,245 in 1997, 1998, 1999 and June 30, 1999 and 2000 (unaudited), respectively. From the U.S. GAAP adjustments to subsidiary companies in the Guarantor's reconciliation of stockholders' equity, Ps(2,594,077) in 1998, Ps(2,710,190) in 1999, and Ps(1,157,348) as of June 30, 2000 (unaudited) are related to deferred income taxes and deferred ESPS.

6. Monetary position result

   Monetary position result of the U.S. GAAP adjustments is determined by (i) applying the annual inflation factor to the net monetary position of the U.S. GAAP adjustments at the beginning of the period, plus (ii) the monetary position effect of the adjustments during the period, determined with the CPI inflation factor for the period.

Supplemental Guarantors' Cash Flow Information under U.S. GAAP

   The classifications of cash flows under Mexican GAAP and U.S. GAAP are basically the same in respect to the transactions presented under each caption. The nature of the differences between Mexican GAAP and U.S. GAAP in the amounts reported is mainly due to (i) the elimination of inflationary effects in the variations of monetary assets and liabilities arising from financing and investing activities, against the corresponding monetary position result in operating activities, (ii) the elimination of exchange rate fluctuations resulting from financing and investing activities, against the corresponding unrealized foreign exchange gain or loss included in operating activities, and
(iii) the recognition in operating, financing and investing activities of the U.S. GAAP adjustments.

                     CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                       December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   For the Guarantors, the following table summarizes the cash flow items as required under SFAS 95 provided by (used in) operating, financing and investing activities for the years ended December 31, 1997, 1998 and 1999, giving effect to the U.S. GAAP adjustments, excluding the effects of inflation required by Bulletin B-10 and Bulletin B-15. The following information is presented on a historical Peso basis and it is not presented in constant purchasing power.

                                                                    (Unaudited)
                                                               ----------------------
                              Years ended December 31,         Period ended June 30,
                         ------------------------------------  ----------------------
                             1997         1998        1999        1999        2000
                         ------------  ----------  ----------  ----------  ----------
Net cash provided by
 operating activities... Ps   798,653   2,617,994   2,464,265     315,728   3,194,850
Net cash provided by
 (used in) financing
 activities.............    3,718,702    (159,044)    277,668   1,133,652  (1,020,905)
Net cash used in
 investing activities...   (4,284,536) (2,161,902) (2,847,880) (1,703,955) (2,342,406)
                         ------------  ----------  ----------  ----------  ----------

   Net cash flow from operating activities reflects cash payments for interests and income taxes as follows:

                                                                    (Unaudited)
                                                               ----------------------
                                                                 Six months ended
                              Years ended December 31,               June 30,
                         ------------------------------------  ----------------------
                             1997         1998        1999        1999        2000
                         ------------  ----------  ----------  ----------  ----------
Interest paid........... Ps   565,022     659,394     799,594     150,014     132,941
Income taxes paid.......      669,874   1,501,030     145,501      85,084     318,560
                         ------------  ----------  ----------  ----------  ----------

   Guarantors' non-cash activities are comprised of the following:

   During 1999, the Guarantors acquired from CEMEX, an equity interest in Centro Distribuidor de Cemento, S.A. de C.V. for an amount of Ps1,952,779, which was compensated against an account payable owed by CEMEX to the Guarantors.

   Dividends declared to CEMEX amounting to Ps578,479 in 1997 and Ps11,645,698 in 1999 and as of June 30, 1999 (unaudited), are recognized by the Guarantors as accounts payable to the Company at the end of the corresponding year.

Contingent liabilities of the guarantors

   At December 31, 1999, Cemex Mexico, S.A. de C.V. and Empresas Tolteca de Mexico, S.A. de C.V., had guaranteed debt of CEMEX, S.A. de C.V. in the amount of US dollars $2,090 million (see note 11).

   (w) Newly Issued Accounting Pronouncements

   In June 1998, The Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged and specifies detailed criteria to be met to qualify for hedge accounting. SFAS 133 is currently scheduled to be effective for fiscal years beginning after June 15, 2000. We are currently evaluating the impact that SFAS 133 will have on our consolidated financial statements and disclosures.

                      CEMEX, S.A. DE C.V. AND SUBSIDIARIES

                        December 31, 1997, 1998 and 1999
           (Thousands of constant Mexican pesos as of June 30, 2000)


   (x) Subsequent events under U.S. GAAP (unaudited)

   In June 2000, we exercised an option to acquire an additional 13% of Assiut Cement Co. for approximately U.S.$56 million, increasing the Company's interest in Assiut to 90%.

   On May 31, 2000, the Company sold its 100% interest in the Marriott Casa Magna hotels in Cancun and Puerto Vallarta, Mexico, to Marriott International, as well as a land property in Puerto Vallarta, for a total of US$116 million. As a result of this transaction, for Mexican and U.S. GAAP purposes, the Company will record under the line item Other Income and Expense, net, a loss of approximately $9 million, before the related tax benefits.

   In April 2000, the Company agreed to invest $20 million for an ownership interest of 80% in PuntoCom Holdings, an e-business development accelerator of several Internet projects for Latin America. Additionally, the Company agreed to invest $30 million for a 100% ownership interest in PuntoCom Investments, a Delaware fund that will make e-business investments in Latin America, this company has the right to co-invest in PuntoCom Holdings portfolio companies. The Company expects to begin the consolidation of PuntoCom Holdings and PuntoCom Investments during the second quarter of year 2000.

   In April 2000, the Company through its Philippine affiliate formalized an exclusive long-term distributorship agreement with Universe Cement of Taiwan. This agreement signals the Company's entrance into the Taiwan cement market, and reinforces its presence in Southeast Asia. The agreement covers an estimated 900,000 metric tons per year in sales in one of Southeast Asia's most dynamic markets.

   In March 2000, the Company agreed to invest $26 million to begin the construction of a new grinding mill near Dhaka, Bangladesh. The facility is expected to begin operations in March 2001.

   In February 2000, the Company through a subsidiary, entered into shareholders and subscription agreements with institutional investors, whom subscribed for approximately 8.8% ownership interest in Cemex Asia Holdings ("CAH") for approximately $56 million. As a result of this transaction, our ownership interest in CAH was reduced to 77.4%, therefore, our economic interest in Rizal and APO were reduced to approximately 54% and 77%, respectively.

   On January 26, 2000, the Company obtained a favorable resolution by the Domestic and Customs Office of Colombia, dismissing the tax assessment that was served on three of our Colombian subsidiaries in 1998. (see note 20B).

   On September 5, 2000, we were notified of a tax assessment in respect of the 1994 tax year for approximately Ps460 million.

   In September 2000, one of our subsidiaries, Latin Networks Holding, BV, launched CXNetworks, an e-business project with the objective of developing, managing and deploying several e-business networks relating to online construction websites with an internet based marketplace, an e-procurement marketplace and the expansion of our existing information technology company Cemtec, S.A. de C.V., which will provide information technology solution and its related services to e-business industry. We have committed to invest US$100 million during these projects each year.

   In September 2000, we terminated the Equity Swap transaction subject to the 24.8% of the outstanding capital stock of Valenciana through a bridge loan for US$400 million, contracted in August 2000; we repurchased Valenciana's shares subject to it for US$500 million, through one of our subsidiaries.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey N.L., January 12, 2000

To the Stockholders of
Cal Guadalajara, S.A. de C.V.
(formerly Simifa, S.A. de C.V.)

   We have audited the balance sheets of Cal Guadalajara, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cal Guadalajara, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the three years in the period then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Productora de Bolsas de Papel, S.A.

   We have audited the balance sheets of Productora de Bolsas de Papel, S.A. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Productora de Bolsas de Papel, S.A. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cemtec, S.A. de C.V.

   We have audited the balance sheets of Cemtec, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cemtec, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Agregados y Triturados Monterrey, S.A. de C.V.

1. We have audited the balance sheets of Agregados y Triturados Monterrey, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

2. As described in Note 1 to the financial statements, at a meeting held on December 6, 1999, the stockholders resolved to merge the company with Cemex Concretos, S.A. de C.V. (formerly Concretos de Alta Calidad y Agregados, S.A. de C.V., a related party), the former company being absorbed by the latter. Consequently, Agregados y Triturados Monterrey, S.A. de C.V. terminates operations. This merger is effective from December 31, 1999 onwards.

3. In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Agregados y Triturados Monterrey, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Petrocemex, S.A. de C.V.

1. We have audited the balance sheets of Petrocemex, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

2. As described in Note 1 to the financial statements, at a meeting held on May 18, 1999, the stockholders resolved to merge the company with Dinek and Badenoch, affiliated companies, both latter companies being absorbed by Petrocemex, S.A. de C.V. This merger is effective from July 1, 1999 onwards.

3. In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Petrocemex, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cemex Concretos, S.A. de C.V.
(formerly Concretos de Alta Calidad y Agregados, S.A. de C.V.)

1. We have audited the balance sheets of Cemex Concretos, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

2. As described in Note 1 to the financial statements, at a meeting held on December 6, 1999, the stockholders resolved to merge the company with Agregados y Triturados Monterrey, S.A. de C.V., Arenera de Occidente, S.A. de C.V., Concreto Premezclado Nacional, S.A. de C.V., Concreto y Precolados, S.A. de C.V. and Pavimentos Mexicanos de Concreto, S.A. de C.V. (affiliated companies), all latter companies being absorbed by the company. This merger is effective from December 31, 1999 onwards.

3. In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cemex Concretos, S. A. de
   C. V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cementos del Noreste, S.A. de C.V.
(formerly Polycemex, S.A. de C.V.)

1. We have audited the balance sheets of Cementos del Noreste, S.A. de C.V. (as a separate legal entity) as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management and are to be submitted for approval by the General Meeting of Stockholders; therefore, they include the investment in subsidiaries accounted for by the equity method, as determined on the basis of the unaudited financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

2. As described in Note 1 to the financial statements, at a meeting held on December 7, 1999, the stockholders resolved to merge the company with Cemex Mexico, S.A. de C.V. (formerly Serto Construcciones, S.A. de C.V., a related party), the former company being absorbed by the latter. This merger is effective from December 31, 1999 onwards.

3. In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos del Noreste, S.A. de C.V. (as a separate legal entity) at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cementos Monterrey, S.A. de C.V.
(formerly Polimeros Cemex, S.A. de C.V.)

1. We have audited the balance sheets of Cementos Monterrey, S.A. de C.V. (as a separate legal entity) as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management and are to be submitted for approval by the General Meeting of Stockholders; therefore, they include the investment in subsidiaries accounted for by the equity method, as determined on the basis of the unaudited financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

2. As described in Note 1 to the financial statements, at a meeting held on March 15, 1999 the stockholders resolved to merge the company with Ceser, S.A. and Maritima del Golfo, S.A. (related parties) both latter companies being absorbed by Cementos Monterrey, S.A. de C.V. this merger is effective from March 31, 1999, onwards. At a meeting held on December 7, 1999, the stockholders resolved to merge the company with Cemex Mexico, S.A. de C.V. (formerly Serto Construcciones, S.A. de C.V., a related party) the former company being absorbed by the latter. Consequently, Cementos Monterrey, S.A. de C.V. terminates operations. This merger is effective from December 31, 1999 onwards.

3. In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos Monterrey, S.A. de C.V. (as a separate legal entity) at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cementos Anahuac, S.A. de C.V.
(formerly Immobiliaria Angela Segovia, S.A.)

   We have audited the balance sheets of Cementos Anahuac, S.A. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos Anahuac, S.A. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cementos del Norte, S.A. de C.V.
(formerly Immobiliaria ZP Triangular, S.A. de C.V.)

   We have audited the balance sheets of Cementos del Norte, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos del Norte, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Compania Minera Atoyac, S.A. de C.V.

   We have audited the balance sheets of Compania Minera Atoyac, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Compania Minera Atoyac, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Granos y Terrenos, S.A. de C.V.

   We have audited the balance sheets of Granos y Terrenos, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Granos y Terrenos, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Productos Calcareos, S.A. de C.V.

   We have audited the balance sheets of Productos Calcareos, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Productos Calcareos, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Proveedora Mexicana de Materiales, S.A. de C.V.

   We have audited the balance sheets of Proveedora Mexicana de Materiales, S.A. de C.V. (as a separate legal entity) as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management and are to be submitted for approval by the General Meeting of Stockholders; therefore, they include the investment in subsidiary accounted for by the equity method. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Proveedora Mexicana de Materiales, S.A. de C.V. (as a separate legal entity) at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Pavimentos Mexicanos de Concreto, S.A. de C.V.

   We have audited the balance sheets of Pavimentos Mexicanos de Concreto, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on December 6, 1999, the stockholders approved the merger of the company into Cemex Concreto, S.A. de C.V. This merger became effective as from December 31, 1999, which means that all the company's rights and obligation were transferred to the merging company.

   As mentioned in Note 2E to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the plant and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps1,300,000.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Pavimentos Mexicanos de Concreto, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Explotadora de Canteras, S.A. de C.V.

   We have audited the balance sheets of Explotadora de Canteras, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statement, income and operating cost and expenses, arise from transactions with related parties. In view of the before going, these transactions may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on December 6, 1999, the stockholders approved the merger of the company into Cemex Mexicana, S.A. de C.V. This merger became effective as from December 31, 1999, which means that all the company's rights and obligation were transferred to the merging company.

   As mentioned in Note 2D. to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the property, plant and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps8,179,000.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Explotadora de Canteras, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Arenera del Oriente, S.A. de C.V.

   We have audited the balance sheets of Arenera del Oriente, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, income and operating cost and expenses arise from transactions with related parties. In view of the before going, these transactions may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on December 6, 1999, the stockholders approved the merger of the company into Cemex Concreto, S.A. de C.V. This merger became effective as from December 31, 1999, which means that all the company's rights and obligation were transferred to the merging company.

   As mentioned in Note 2E. to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the property, plan and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps9,482,000.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Arenera del Oriente, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Compania de Transporte del Mar de Cortes, S.A. de C.V.

   We have audited the balance sheets of Compania de Transporte del Mar de Cortes, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, income and operating cost and expenses arise from transactions with related parties. In view of the before going, these transactions may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 2D. to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the plant and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps4,658,000.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Compania de Transporte del Mar de Cortes, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N. L., January 12, 2000

To the Stockholders of
Cementos Guadalajara, S.A. de C.V.
(formerly Inmobiliaria Industrial Mazatleca, S.A. de C.V.)

   We have audited the balance sheets of Cementos Guadalajara, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, income and operating cost and expenses, arise from transactions with related parties. In view of the before going, these transactions may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on June 30, 1999 it was decided to change the name of the company from Inmobiliaria Industrial Mazatleca, S.A. de C.V. to Cementos Guadalajara, S.A. de C.V.

   In our opinion the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos Guadalajara, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Cementos de Oriente S.A. de C.V.
(formerly Maquiladora y Distribuidora
de Materiales para la Construccion, S.A. de C.V.)

   We have audited the balance sheets of Cementos de Oriente, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, income and operating cost and expenses arise from transactions with related parties. In view of the beforegoing, this transaction may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on August 31, 1999, it was decided to change to the name of the company from Maquiladora y Distribuidora de Materiales para la Construccion, S.A. de C.V. to Cementos de Oriente, S.A. de C.V.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Cementos de Oriente, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Autotransportes de Huichapan, S.A. de C.V.

   We have audited the balance sheets of Autotransportes de Huichapan, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, income and operating cost and expenses arise from transactions with related parties. In view of the before going, these transactions may not be considered to be the same as those that would be carried out with independent parties in comparable transactions.

   As mentioned in Note 2D. to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the property, plant and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps742,000.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Autotransportes de Huichapan, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Concretos y Precolados, S.A. de C.V.

   We have audited the balance sheets of Concretos y Precolados, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on December 6, 1999, the stockholders approved the merger of the company into Cemex Concreto, S.A. de C.V. This merger became effective as from December 31, 1999, which means that all the company's rights and obligations were transferred to the merging company.

   As mentioned in Note 2E. to the financial statements, on the basis of a study carried out in 1999, the company decided to modify the technical useful lives of the property, plant and equipment, particularly as concerns a lower rate of wear and tear as compared to the rate originally considered. The result of this change was a reduction in depreciation charged to income amounting to approximately Ps10,355,000.

   As mentioned in Note 1 to the financial statements, at the extraordinary stockholders' meeting held on November 19, 1998, it was agreed that as from December 31, 1998, Concretos y Derivados, S.A. de C.V. would be merged into the company.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Concretos y Precolados, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

                         REPORT OF INDEPENDENT AUDITORS

Monterrey, N.L., January 12, 2000

To the Stockholders of
Concreto Premezclado Nacional, S.A. de C.V.

   We have audited the balance sheets of Concreto Premezclado Nacional, S.A. de C.V. as of December 31, 1999 and 1998, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As mentioned in Note 1 to the financial statements, at the stockholders' meeting held on December 6, 1999, the stockholders approved the merger of the company into Cemex Concreto, S.A. de C.V. This merger became effective as from December 31, 1999, which means that all the company's rights and obligation were transferred to the merging company.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Concreto Premezclado Nacional, S.A. de C.V. at December 31, 1999 and 1998, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

Hector Puente S.

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   Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                 Citibank, N.A.

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (212) 505-2248
                             Confirm by Telephone:
                                 (800) 270-0808

         By Courier:                    By Mail:                      By Hand:
       Citibank, N.A.                Citibank, N.A.                Citibank, N.A.
   915 Broadway, 5th Floor            P.O. Box 685             Corporate Trust Window
    New York, N.Y. 10010           Old Chelsea Station       111 Wall Street, 5th Floor
                                  New York, N.Y. 10113          New York, N.Y. 10043

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. Purchaser will not pay fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               [MACKENZIE LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                              Salomon Smith Barney

                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll Free (877) 755-4456

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